As filed with the Securities and Exchange Commission on July 23, 2009.
Registration No. 333-151827

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 3
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LendingClub Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization	6199 (Primary Standard Industrial Clasification Code No.)	51-0605731 (I.R.S. Employer Identification No.)

LendingClub Corporation
440 North Wolfe Road
Sunnyvale, CA 94085
(408) 524-1540
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Renaud Laplanche, Chief Executive Officer
LendingClub Corporation
440 North Wolfe Road
Sunnyvale, CA 94085
(408) 524-1540
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Erika L. Robinson
Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, NW
Washington, D.C. 20006
(202) 663-6000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 3 relates to the Registration Statement on Form S-1 (File No. 333-151827) of LendingClub Corporation. The purpose of the amended and restated prospectus included in this Post-Effective Amendment No. 3 is to revise and restate the prospectus dated as of October 13, 2008, as amended effective November 21, 2008, to reflect:

•	updated information about LendingClub, including audited financial statements for the fiscal year ended March 31, 2009;

•	updated information about the LendingClub platform;

•	updated information about our interest rates and fees; and

•	that the extended, final maturity date of our Member Payment Dependent Notes will be five years from issuance.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 23, 2009

$600,000,000

Member Payment Dependent Notes

This is a public offering of up to $600,000,000 in principal amount of Member Payment Dependent Notes issued by LendingClub. We refer to our Member Payment Dependent Notes as the “Notes.”

We will issue the Notes in series. Each series will correspond to a single consumer loan originated through our platform to one of our borrower members. In this prospectus, we refer to these consumer loans as “member loans,” and we refer to the member loan funded with the proceeds we receive from a particular series of Notes as the “corresponding member loan” or “CM Loan” for the series.

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•	Our obligation to make payments on a Note will be limited to an amount equal to the investor’s pro rata share of amounts we receive with respect to the corresponding member loan for that Note, net of our 1.00% service charge. We do not guarantee payment of the Notes or the corresponding member loans, and the Notes are not obligations of our borrower members.

•	The Notes will have a stated, fixed interest rate, which will be the rate for the corresponding member loan. Interest rates on member loans originated through our platform currently range between 7.05% and 21.21% and are set based on a formula described in this prospectus.

•	The Notes will bear interest from the date of issuance, be fully amortizing and be payable monthly.

•	Each Note will have an initial maturity of three years and four business days from issuance, subject to extension to five years from issuance, as described in this prospectus.

We will offer Notes at 100% of their principal amount. The Notes will be offered only through our website to our members, and there will be no underwriters or underwriting discounts.

The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn, which we also refer to as the “trading platform.” There can be no assurance, however, that an active market for Notes will develop on the trading platform, and the trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity.

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2009.

ABOUT THIS PROSPECTUS

This prospectus describes our offering of our Member Payment Dependent Notes, which we refer to in this prospectus as the “Notes.” This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which we refer to as the “SEC.” This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. We will supplement this registration statement from time to time as described below.

Unless the context otherwise requires, we use the terms “LendingClub,” “the Company,” “our company,” “we,” “us” and “our” in this prospectus to refer to LendingClub Corporation, a Delaware corporation. We have no subsidiaries.

This prospectus describes our offering of the Notes under two main headings: “About the Loan Platform” and “About LendingClub.”

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). We offer Notes continuously, and sales of Notes through our platform occur on a daily basis. Before we post a loan request on our website and thereby offer the series of Notes corresponding to that member loan, as described in “About the Loan Platform,” we prepare a supplement to this prospectus, which we refer to as a “posting report.” In that posting report, we provide information about the series of Notes offered for sale on our website that correspond to the posted member loan, if it is funded and closed, as well as information about any other series of Notes then being offered for sale on our website. We file these posting reports pursuant to Rule 424(b) under the Securities Act within two business days of the initial posting of each loan request. We also make at least weekly filings of supplements to this prospectus pursuant to Rule 424(b) under the Securities Act, which we refer to as “sales reports,” in which we report sales of Notes we have issued since the filing of our most recent sales report. The sales reports include information about the principal amount, loan grade of the corresponding member loan, maturity and interest rate of each series of Notes sold. The sales reports are also posted to our website.

We will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of our offering of the Notes, provide quarterly updates of our financial and other information included in this prospectus and disclose other material developments after the date of this prospectus. We will file these prospectus supplements with the SEC pursuant to Rule 424(b) and post them on our website. When required by SEC rules, such as when there is a “fundamental change” in our offering or the information contained in this prospectus, or when an annual update of our financial information is required by the Securities Act or SEC rules, we will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. We currently anticipate that post-effective amendments will be required, among other times, when we change interest rates applicable to our Notes offered through our platform or other material terms of the Notes. We will disclose these changes in prospectus supplements posted on our website at the time the post-effective amendment becomes effective.

The Notes are not available for offer and sale to residents of every state. Our website will indicate the states where residents may purchase Notes. We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, we file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s internet site at http://www.sec.gov.

ii

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

We “incorporate” into this prospectus information we filed with the SEC in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009. This means that we disclose important information to you by referring to our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which is available on our website, www.lendingclub.com. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information.

You may request a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, which will be provided to you at no cost, by writing, telephoning or emailing us. Requests should be directed to Member Support, 440 North Wolfe Road, Sunnyvale, CA 94085; telephone number (408) 524-1540; or emailed to contact@lendingclub.com. In addition, our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 is available on our website, www.lendingclub.com.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including our financial statements and related notes, and the risk factors beginning on page 12, before deciding whether to purchase our Member Payment Dependent Notes.

Overview

LendingClub is an online financial community that enables its borrower members to borrow money and investors to purchase Member Payment Dependent Notes, the proceeds of which fund specific loans made to individual borrower members. Our motto is “Better Rates. Together.” We operate in the space known as “social lending.”

About the Loan Platform

Through our online platform, we allow qualified borrower members to obtain unsecured loans with interest rates that they find attractive. We also provide LendingClub investors with the opportunity to indirectly fund specific member loans with credit characteristics, interest rates and other terms the members find attractive by purchasing Notes that in turn are dependent for payment on the payments we receive from those borrower member loans. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit profiles from consumer reporting agencies (which are also called credit bureaus) such as TransUnion, Experian or Equifax and screen borrower members for eligibility to participate in the platform. We also service the member loans on an ongoing basis. See “About the Loan Platform.”

The Notes.  LendingClub investors have the opportunity to buy Notes issued by LendingClub and designate the corresponding member loans to be originated through our platform and funded with the proceeds of their Note purchases. The Notes will be special, limited obligations of LendingClub only and not obligations of any borrower member. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding member loans or the proceeds of those corresponding member loans, or in any other assets.

LendingClub will pay principal and interest on each Note in a series in an amount equal to each such Note’s pro rata portion of the principal and interest payments, if any, LendingClub receives on the corresponding member loan funded by the proceeds of that series, net of LendingClub’s 1.00% service charge. LendingClub will also pay to investors any other amounts LendingClub receives on each Note, including late fees and prepayments, subject to the 1.00% service charge, except that LendingClub will not pay to investors any unsuccessful payment fees, check processing fees, collection fees we or a third-party collection agency charge and any payments due to LendingClub on account of the portion of the corresponding member loan, if any, that LendingClub has funded itself. If LendingClub were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have a general unsecured claim against LendingClub that may or may not be limited in recovery to borrower payments in respect of the corresponding member loan. See “Risk Factors — If we were to become subject to a bankruptcy or similar proceeding.”

The Member Loans.  All member loans are unsecured obligations of individual borrower members with a fixed interest rate and three-year maturity. Except in the limited instances in which we perform income and employment verification, which we indicate in the borrower loan listing, member loans are made without obtaining any documentation of the borrower member’s ability to afford the loan. Each member loan is originated through our website and funded by WebBank at closing. WebBank is an FDIC-insured, Utah-chartered industrial bank that serves as the lender for all member loans originated through our platform. Immediately upon closing of a member loan, WebBank assigns the member loan to LendingClub, without recourse to WebBank, in exchange for the aggregate purchase price we have received from investors who have committed to purchase Notes dependent on payments to be received on such member loan plus any amounts of the member loan that we have determined to fund ourselves. WebBank has no obligation to purchasers of the Notes. See “About the Loan Platform — How the LendingClub Platform Operates — Purchases of Notes and Loan Closings.”

LendingMatchtm.  In browsing loan listings, many investors use LendingClub’s “LendingMatch” system, a proprietary search engine that creates a sample listing of Notes responsive to search criteria based on the investor’s target weighted average interest rate for the investor’s portfolio. See “About the Loan Platform — How the LendingClub Platform Operates — LendingMatch.”

About LendingClub

We were incorporated in Delaware in October 2006 under the name SocBank Corporation. We changed our name to LendingClub Corporation in November 2006. Our principal executive offices are located at 440 North Wolfe Road, Sunnyvale, CA 94085, and our telephone number is (408) 524-1540. Our website address is www.lendingclub.com. Information contained on our website is not incorporated by reference into this prospectus.

From the launch of our platform in May 2007 until April 7, 2008, the operation of our platform differed from the structure described in this prospectus, and we did not offer Notes. Instead, our platform allowed members to purchase, and take assignment of, member loans directly. Under that structure, members were assigned anonymized, individual promissory notes corresponding in principal amount to their purchase price, subject to our right to service the member loans.

From April 7, 2008 until October 13, 2008, we did not offer members the opportunity to make any purchases on our platform. During that time, we also did not accept investor registrations or allow new funding commitments from existing members. We continued to service all previously funded member loans, and members had the ability to access their accounts, monitor their member loans and withdraw available funds without changes. The borrowing side of our platform was generally unaffected during that period. Borrower members could still apply for member loans, but those member loans were funded and held only by LendingClub.

Starting October 13, 2008, we re-launched our platform and began offering Notes. Our historical financial results and the discussion in “About LendingClub” reflect the fact that we operated under a different structure prior to October 13, 2008. See “About LendingClub.”

THE OFFERING

Issuer	LendingClub Corporation.

Notes offered	Member Payment Dependent Notes, issued in series, with each series of Notes related to one corresponding member loan.

Offering price	100% of principal amount of each Note.

Initial maturity date	Three years and four business days following issuance.

Final maturity date	Five years following issuance.

Extension of maturity date	Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding member loan remain due and payable to LendingClub upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. If any amounts under the corresponding member loan are still due and owing to LendingClub after the final maturity date, LendingClub will have no further obligation to make payments on the Notes of the series. In the unlikely event LendingClub receives payments on the corresponding member loan after the final maturity date, LendingClub will not make any further payments on the Notes of the series.

Interest rate	Each series of Notes will have a stated, fixed interest rate, which is the interest rate for the corresponding member loan.

Payments on the Notes	We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding member loan, net of our 1.00% service charge. We will also pay you any other amounts we receive on the Notes, including late fees and prepayments, subject to our 1.00% service charge, except that we will not pay to investors any unsuccessful payment fees, check processing fees, collection fees we or our third-party collection agency charge or any payments due to LendingClub on account of portions of the corresponding member loan, if any, funded by LendingClub itself. We will make any payments on the Notes within four business days after we receive the payments from borrower members on the corresponding member loan. The Notes are not guaranteed or insured by any third party. See “About the Loan Platform — Description of the Notes” for more information.

Corresponding member loans to consumer borrowers	Investors who purchase Notes of a particular series will designate LendingClub to apply the proceeds from the sale of that series of Notes to fund a corresponding member loan originated through our platform to an individual consumer who is one of our borrower members. Each member loan originated through our platform is a three-year, fully amortizing consumer loan made by WebBank to an individual LendingClub borrower member. WebBank subsequently assigns the member loan to LendingClub without recourse to WebBank in exchange for the aggregate purchase price LendingClub has received from investors who have committed to purchase Notes that are dependent on payments to be received on such corresponding member loan. Member loans have fixed interest rates that currently range between 7.05% and 21.21%. Member loans are repayable in monthly installments and are unsecured and unsubordinated. Member loans may be repaid at any time by our borrower members without prepayment penalty. In the case of a partial prepayment of a member loan, we automatically recalculate the amortization schedule over the remainder of the member loan’s three-year term, and the borrower member’s monthly payment on the loan is correspondingly reduced. Except in the limited instances in which we perform income and employment verification, which we indicate in the borrower loan listing, member loans are made without obtaining any documentation of the borrower member’s ability to afford the loan. See “About the Loan Platform” for more information.

Ranking	The Notes will not be contractually senior or contractually subordinated to any other indebtedness of LendingClub. The Notes will be unsecured special, limited obligations of LendingClub. Holders of Notes do not have a security interest in the corresponding member loan or the proceeds of that loan. The Notes will rank effectively junior to the rights of the holders of our existing or future secured indebtedness with respect to the assets securing such indebtedness.

In the event of a bankruptcy or similar proceeding of LendingClub, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of LendingClub are uncertain. If LendingClub were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against LendingClub that may or may not be limited in recovery to the corresponding member loan payments. For a more detailed description of the possible implications if LendingClub were subject to a bankruptcy or similar proceeding, see “Risk Factors — If we become subject to a bankruptcy or similar proceeding.”

As of March 31, 2009, LendingClub had approximately $6.2 million in outstanding senior indebtedness that is secured by substantially all assets of LendingClub other than member loans corresponding to the Notes, the proceeds of such member loans, certain deposit accounts including the ITF account and the clearing account and our intellectual property rights. As of the same date, LendingClub also had approximately $3.5 million in outstanding senior indebtedness that is secured only by specific member loans funded by LendingClub itself that do not correspond to any Notes and by the proceeds of such member loans. The Notes do not restrict LendingClub’s incurrence of other indebtedness or the grant or imposition of liens or security interests on the assets of LendingClub, including on the member loans corresponding to the Notes.

Service charge	Prior to making any payments on a Note, we will deduct a service charge equal to 1.00% of that payment amount. See “About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection” for more information. The service charge will reduce the effective yield on your Notes below their stated interest rate.

Use of proceeds	We will use the proceeds of each series of Notes to fund the corresponding member loan originated through our platform. See “About the Loan Platform” for more information.

Electronic form and transferability	The Notes will be issued in electronic form only and will not be listed on any securities exchange. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn. There can be no assurance, however, that an active market for Notes will develop on the trading platform, that particular Notes will be resold or that the trading platform will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading Platform.”

U.S. federal income tax consequences	Although the matter is not free from doubt, LendingClub intends to treat the Notes as indebtedness of LendingClub for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “About the Loan Platform — Material U.S. Federal Income Tax Considerations” for more information.

Financial suitability	To purchase Notes, investors must satisfy minimum financial suitability standards and maximum investment limits.

In states other than California, investors must either:

• have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

• have a net worth (determined with the same exclusions) of at least $250,000.

In California, investors must either:

• have an annual gross income of at least $100,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $100,000; or

• have a net worth (determined with the same exclusions) of at least $250,000.

In addition, no investor may purchase Notes in an amount in excess of 10% of the investor’s net worth, determined exclusive of home, home furnishings and automobile.

Investors should be aware, however, that in the future we may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. Before purchasing Notes, each investor must represent and warrant that he or she meets the applicable minimum financial suitability standards and maximum investment limits. See “About the Loan Platform — Financial Suitability Requirements.” We will post on our website any special suitability standards or other conditions applicable to purchases of Notes in certain states that are not otherwise set forth in this prospectus.

The following diagram illustrates the basic structure of the LendingClub platform for a single series of Notes. This graphic does not demonstrate many details of the LendingClub platform, including the effect of pre-payments, late payments, late fees or collection fees. For additional information about the structure of the LendingClub platform, see “About the Loan Platform.”

QUESTIONS AND ANSWERS

Q:	Who is LendingClub?

A:	LendingClub is an online financial community.

Q:	What is the LendingClub platform?

A:	Our platform allows qualified borrower members to obtain unsecured loans with interest rates that they find attractive. Our platform also provides investors with the opportunity to invest in notes that are dependent on borrower member loans with credit characteristics, interest rates and other terms the investors find attractive. As a part of operating our lending platform, we verify the identity of members, obtain borrower members’ credit profiles from consumer reporting agencies, such as TransUnion, Experian or Equifax, and screen borrower members for eligibility to participate in the platform. We also service the member loans on an ongoing basis.

Q:	What are our Member Payment Dependent Notes?

A:	Investors may buy Member Payment Dependent Notes issued by LendingClub. In this prospectus, we refer to our Member Payment Dependent Notes as the “Notes.”

The proceeds of each series of Notes will be designated by the investors who purchase the Notes of the series to fund a corresponding member loan originated through our platform to an individual consumer who is one of our borrower members. Each series of Notes will have a stated interest rate, which is the interest rate for the corresponding member loan. We will pay principal and interest on any Note you purchase in an amount equal to your pro rata portion of the principal and interest payments, if any, we receive on the corresponding member loan, net of our 1.00% service charge. We will also pay you any other amounts we receive on the Notes, including late fees and prepayments, subject to our 1.00% service charge, except that we will not pay to investors any unsuccessful payment fees, check processing fees, collection fees we or our third-party collection agency charge or any payments due to LendingClub on account of portions of the corresponding member loan, if any, that LendingClub has funded itself. The service charge will reduce the effective yield on your Notes below their stated interest rate. The Notes are special, limited obligations of LendingClub only and not the borrower members. The Notes are unsecured and do not represent an ownership interest in the corresponding member loans.

Q:	Who are the investors in our Notes?

A:	Investors are individuals and organizations that have the opportunity to buy our Notes. Investors must register on our website. During investor registration, potential investors must agree to a credit profile authorization statement for identification purposes, a tax withholding statement and the terms and conditions of the LendingClub website, and must enter into an investor agreement with LendingClub, which will govern all purchases of Notes the investor makes.

Q:	What are the member loans?

A:	The member loans are unsecured obligations of individual borrower members with a fixed interest rate and three-year maturity. Each member loan is originated through our website, funded by WebBank at closing, and immediately assigned to LendingClub upon closing in exchange for the aggregate purchase price we have received from investors who have committed to purchase the Notes dependent on payments to be received on such member loan. A member loan will be issued to a borrower member if the loan has received full funding commitments, or if the borrower chooses to accept partial funding of the loan after receiving partial funding commitments. Except in the limited instances in which we perform income and employment verification, which we indicate in the borrower loan listing, member loans are made without obtaining any documentation of the borrower member’s ability to afford the loan.

Q:	Do investors loan funds directly to borrower members?

A:	No. Investors do not make loans directly to our borrower members. Instead, investors purchase Notes issued by LendingClub, the proceeds of which are designated by the investors who purchased the Notes to fund a loan to an individual borrower member originated through the LendingClub platform. Even though investors do not make loans directly to borrower members, they will nevertheless be wholly dependent on borrower members for repayment of any Notes investors may purchase from LendingClub. If a borrower member defaults on the borrower member’s obligation to repay a corresponding member loan, LendingClub will not have any obligation to make any payments on the related Notes.

Q:	What member loan amounts are available to borrowers on our platform?

A:	Borrowers may request member loans in amounts ranging from $1,000 to $25,000. Currently, we do not offer member loans in Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee.

Q:	Who are our borrower members?

A:	LendingClub borrower members are individual consumers who have registered on our platform. All LendingClub borrower members:

• must be U.S. citizens or permanent residents;

• must be at least 18 years old;

• must have valid email accounts;

• must satisfy our credit criteria (as described below);

• must have U.S. social security numbers; and

• must have an account at a financial institution with a routing transit number.

Q:	Does LendingClub fund member loans itself on the platform?

A:	From time to time, LendingClub itself funds member loans or portions of member loans. We have no obligation to fund member loans. To the extent we fund member loans, we will do so without purchasing Notes ourselves.

Q:	How does LendingClub verify a borrower member’s identity?

A:	During borrower registration, we verify the identity of members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. We also currently require each new borrower member to supply information about the member’s bank account.

Q:	What are the minimum credit criteria for borrower members?

A:	After we receive a loan request from a borrower member, we evaluate whether the prospective borrower member meets our credit criteria. Our borrower member credit criteria are designed to be consistent with WebBank’s loan underwriting requirements and require prospective borrower members to have:

• a minimum FICO score of 660 (as reported by a consumer reporting agency);

• a debt-to-income ratio (excluding mortgage) below 25%, as calculated by LendingClub based on (i) the borrower member’s debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which is not verified unless we display we an icon in the loan listing indicating otherwise; and

• a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, tax liens or non-medical related collections opened within the last 12 months, and reflecting at least four accounts ever opened, at least three accounts currently open, no more than 10 credit inquiries in the past six months, utilization of credit limit not exceeding 100% and a minimum credit history of 36 months.

See “About the Platform — How the LendingClub Platform Operates — Minimum Credit Criteria and Underwriting” for a more detailed description of our scoring process and evaluation of minimum credit criteria.

Q:	What are LendingClub loan grades?

A:	For borrower members who qualify, we assign one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s:

• FICO score;

• requested loan amount;

• currently open accounts;

• number of credit inquiries in the past six months;

• utilization of credit limit; and

• length of credit history.

Applying these grading criteria, the following factors lead to a loan request being more likely to be designated grade A1:

• higher credit score;

• lower requested loan amount;

• fewer credit inquiries;

• at least six, but not more than 21, open accounts;

• utilization of credit limit between 5% and 85%; and

• greater length of credit history.

See “About the Loan Platform — How the LendingClub Platform Operates — Interest Rates” for more information.

Q:	How do we set interest rates on member loans?

A:	Our interest rate working group sets the interest rates applicable to our loan grades. After a loan request’s loan grade has been determined, we assign an interest rate to the loan request. Interest rates currently range between 7.05% and 21.21%. We set the interest rates we assign to borrower loan grades in three steps. First, we determine LendingClub base rates. Second, we determine an assumed default rate that attempts to project loan default rates. Third, we use the assumed default rate to calculate an upward adjustment to the base rates, which we call the “Adjustment for Risk and Volatility.” See “About the Loan Platform — How the LendingClub Platform Operates — Interest Rates.”

Q:	What effects do the 1.00% service charge and our retaining unsuccessful payment fees have on the expected return of the Notes?

A:	The 1.00% service charge reduces both the interest and principal payments you receive on your Notes. The 1.00% service charge also reduces any late fees or amounts obtained from collections (net of any collection fees charged by us or our outside collection agency) that you may receive. Our retaining unsuccessful payment fees paid by borrower members has no effect on the payments you receive on your Notes. For a description of our 1.00% service charge and the unsuccessful payment fee, see “About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.” For illustrations of the effect of our 1.00% service charge on hypothetical Note returns, see “About the Loan Platform — How the LendingClub Platform Operates — Illustration of Service Charge and Annual Returns For Fully Performing Loans of Each Sub-Grade and For Sub-Grades Based on the Assumed Default Rate” and “About the Loan Platform — How the LendingClub Platform Operates — Illustration of Service Charge if Prepayment Occurs.”

Q:	Will LendingClub make payments on a Note if the corresponding member loan for the Note defaults?

A:	No. If the member loan corresponding to your Note defaults and the borrower member does not pay LendingClub, LendingClub will not be obligated to make payments on your Note, and you will not receive any payments on your Note. We have no obligation to make any payments of principal or interest on a Note unless, and then only to the extent that, we receive payments in respect of the corresponding member loan, net of our 1.00% service charge. All payments are made on a pro rata basis, including any payments due to LendingClub on account of portions of the corresponding member loan, if any, funded by LendingClub itself. Therefore, if a borrower member makes only a partial payment on a corresponding member loan and LendingClub has funded a portion of the member loan, all holders of Notes and LendingClub will be entitled to receive their pro rata portion of the payment.

Q:	Are the Notes secured by any collateral?

A:	No. The Notes are not secured by any collateral, including the corresponding member loans, and are not guaranteed or insured by any third party.

Q:	If LendingClub were to become subject to a bankruptcy or similar proceeding, who would service the member loans?

A:	We have executed a backup and successor servicing agreement with Portfolio Financial Servicing Company (“PFSC”). Pursuant to this agreement, PFSC stands ready to service the member loans. Following five business days’ prior written notice from us or from the indenture trustee for the Notes, PFSC will begin servicing the member loans. If our agreement with PFSC were to be terminated, we would seek to replace PFSC with another backup servicer.

Q:	How do investors receive payments on the Notes?

A:	All payments on the Notes are processed through the LendingClub platform. If and when we make a payment on your Notes, the payment will be deposited in your LendingClub account. You may elect to have available balances in your LendingClub account transferred to your bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

Q:	What is the “in trust for” bank account, and how does FDIC insurance apply to it?

A:	We maintain a pooled bank account titled in our name “in trust for” investors, which we refer to as the ITF account. Investors’ unused fund balances are maintained in the ITF account, including funds committed for Note purchases that have not yet closed and payments on Notes that the investor has not withdrawn or invested in additional Notes. We disclaim any economic interest in the assets in the ITF account, and no LendingClub monies are ever commingled with the assets of investors in the ITF account. Funds in the ITF account are maintained at an FDIC member financial institution, currently Wells Fargo Bank, N.A. The ITF account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each individual investor’s balance is protected by FDIC insurance, up to the limits established by the FDIC. Other funds an individual investor has on deposit with Wells Fargo Bank, N.A., for example, may count against any applicable FDIC insurance limits. The ITF account is non-interest bearing. See “About the Loan Platform — How the LendingClub Platform Operates — Loan Funding and Treatment of Investor Balances.”

Q:	Can investors collect on late payments themselves?

A:	No. Investors must depend on LendingClub or our third-party collection agents to pursue collection on delinquent member loans. If collection action must be taken in respect of a member loan, we or the collection agency will charge a collection fee of between 30% and 35% of any amounts that are obtained. These fees will correspondingly reduce the amounts of any payments you receive on the Notes.

Q:	What happens if a borrower member repays a member loan early?

A:	We allow borrower members to make extra payments on, or prepay, their member loans in part or entirely at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a member loan on which your Notes are dependent, you will receive your share of such prepayment, net of our service charge, and interest will stop accruing after the date on which such prepayment is received by us. If a borrower member partially prepays a member loan, we will pay you your share of the prepayment amount we receive, net of our service charge, and we will make available to you a revised schedule of anticipated payments reflecting the lower outstanding principal balance and lower monthly payments of the corresponding member loan.

Q:	How does LendingClub make money from the platform?

A:	We earn revenue from the fees we charge our borrower members and investors. We charge borrower members origination fees, which currently range from 1.25% to 3.75%. We charge investors a service charge of 1.00% of all amounts paid by LendingClub to investors with respect to each Note. We also earn interest on member loans to the extent that we fund those member loans ourselves.

Q:	How are the Notes being offered?

A:	We are offering the Notes directly to our members only through our website for a purchase price of 100% of the principal amount of the Notes. We are not using any underwriters, and there will be no underwriting discounts.

Q:	Will I receive a certificate for my Notes?

A:	No. The Notes are issued only in electronic form. This means that each Note will be stored on our website. You can view your Notes online and print copies for your records by visiting your secure, password-protected webpage in the “My Account” section of our website.

Q:	How are the Notes treated for United States federal income tax purposes?

A:	Although the matter is not free from doubt, LendingClub intends to treat the Notes as indebtedness of LendingClub for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. Prospective purchasers of the Notes should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes, including any possible differing treatments of the Notes. See “About the Loan Platform — Material U.S. Federal Income Tax Considerations.”

Q:	Will the Notes be listed on an exchange?

A:	No. The Notes will not be listed on any securities exchange.

Q:	Will I be able to sell my Notes?

A:	The Notes will not be transferable except through the Note Trading Platform by FOLIOfn. There can be no assurance, however, that an active market for Notes will develop on the trading platform, that there will be a buyer for any particular Notes or that the trading platform will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading Platform.”

Q:	Are there any risks associated with an investment in Notes?

A:	Yes. The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. Please see “Risk Factors.” Please also see “About the Loan Platform — Financial Suitability Requirements.”

RISK FACTORS

Our Notes involve a high degree of risk. In deciding whether to purchase Notes, you should carefully consider the following risk factors. Any of the following risks could have a material adverse effect on the value of the Notes you purchase and could cause you to lose all or part of your initial purchase price or adversely affect future principal and interest payments you expect to receive.

RISKS RELATING TO THE NOTES AND THE CORRESPONDING MEMBER LOANS ON WHICH THE NOTES ARE DEPENDENT

You may lose some or all of your initial purchase price for the Notes because the Notes are highly risky and speculative. Only investors who can bear the loss of their entire purchase price should purchase the Notes.

The Notes are highly risky and speculative because payments on the Notes depend entirely on payments to LendingClub of unsecured consumer finance obligations of individual borrowers and contemporaneous payments on the Notes, which are special, limited obligations of LendingClub. Notes are suitable purchases only for investors of adequate financial means. If you cannot afford to lose all of the money you plan to invest in Notes, you should not purchase Notes. You should not assume that a Note is appropriate for you just because it corresponds to a loan listed on the LendingClub platform or is presented as a choice by LendingMatch.

Payments on each Note depend entirely on the payments, if any, we receive on the corresponding member loan related to that Note. If a borrower member fails to make any payments on the corresponding member loan related to your Note, you will not receive any payments on your Note.

We will make payments pro rata on a series of Notes, net of our service charge, only if we receive the borrower member’s payments on the corresponding member loan. We will not pay to investors any unsuccessful payment fees, check processing fees, collection fees we or our third-party collection agency charge or payments due to LendingClub on account of portions of the corresponding member loan, if any, funded by LendingClub itself. If we do not receive payments on the corresponding member loan related to your Note, you will not be entitled to any payments under the terms of the Notes, and you will not receive any payments. The failure of a borrower member to repay a loan is not an event of default under the terms of the Notes.

The Notes are special, limited obligations of LendingClub only and are not secured by any collateral or guaranteed or insured by any third party.

The Notes will not represent an obligation of borrower members or any other party except LendingClub, and are special, limited obligations of LendingClub. The Notes are not secured by any collateral and are not guaranteed or insured by any governmental agency or instrumentality or any third party.

Member loans are not secured by any collateral or guaranteed or insured by any third party, and you must rely on LendingClub and our designated third-party collection agency to pursue collection against any borrower member.

Member loans are unsecured obligations of borrower members. They are not secured by any collateral, not guaranteed or insured by any third party and not backed by any governmental authority in any way. LendingClub and its designated third-party collection agency will, therefore, be limited in their ability to collect member loans.

Moreover, member loans are obligations of borrower members to LendingClub as successor to WebBank, not obligations to holders of Notes. Holders of Notes will have no recourse against borrower members and no ability to pursue borrower members to collect payments under member loans. Holders of Notes may look only to LendingClub for payment of the Notes, and LendingClub’s obligation to pay the Notes is limited as described in this document. Furthermore, if a borrower member fails to make any payments on the member loan corresponding to a Note, the holder of that Note will not receive any payments on that Note. The holder of that Note will not be able to obtain the identity of the borrower member in order to contact the borrower member about the defaulted member loan. In addition, in the unlikely event that we receive payments on the corresponding member loan relating to the

Notes after the final maturity date, you will not receive payments on the Notes after final maturity. See “About the Platform — Description of the Notes.”

Borrower member credit information may be inaccurate or may not accurately reflect the borrower member’s creditworthiness, which may cause you to lose part or all of the purchase price you pay for a Note.

LendingClub obtains borrower member credit information from consumer reporting agencies, such as TransUnion, Experian or Equifax, and assigns loan requests one of 35 LendingClub loan grades, from A1 through G5, based on the reported credit score, other information reported by the consumer reporting agencies and the requested loan amount. See “About the Loan Platform — How the LendingClub Platform Operates — Minimum Credit Criteria and Underwriting.” A credit score or loan grade assigned to a borrower member may not reflect that borrower member’s actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data, and LendingClub does not verify the information obtained from the borrower member’s credit report. Additionally, there is a risk that, following the date of the credit report that LendingClub obtains and reviews, a borrower member may have:

•	become delinquent in the payment of an outstanding obligation;

•	defaulted on a pre-existing debt obligation;

•	taken on additional personal debt; or

•	sustained other adverse financial events.

Moreover, investors do not, and will not, have access to financial statements of borrower members, or to other detailed financial information about borrower members.

Information supplied by borrower members may be inaccurate or intentionally false.

Borrower members supply a variety of unverified information that is included in the borrower member loan listings on our website and in the posting reports and sales reports we file with the SEC. We do not verify this information, and it may be inaccurate. For example, we do not verify a borrower member’s stated social affiliations (such as educational affiliations), home ownership status, job title, employer or tenure, and the information borrower members supply may be inaccurate or intentionally false. Borrower members may misrepresent their intentions for the use of loan proceeds. Unless we have indicated otherwise in a loan listing, we do not verify a borrower member’s stated income. For example, we do not verify borrower member paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings. In the limited cases in which we have selected borrower members for income and employment verification, from the period from our inception to March 31, 2009, approximately 45% of these borrower members have provided us with satisfactory responses; approximately 6% of these borrower members have provided information that failed to verify their stated information, and we removed those borrower members’ loan postings; and approximately 49% of these borrower members failed to respond to our request or responded stating that they did not wish to provide information, and we removed those borrower members’ loan postings. The identity of borrower members is not revealed to investors, and investors also have no ability to obtain or verify borrower member information either before or after they purchase a Note. Potential investors may only communicate with borrower members through LendingClub website postings, and then only on an anonymous and unverified basis.

If you rely on false, misleading or unverified information supplied by borrower members in deciding to purchase Notes, you may lose part or all of the purchase price you pay for a Note. Loan posting and borrower member information available on the LendingClub website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Loan posting and borrower member information filed in prospectus supplements will be subject to the liability provisions of the Securities Act. In this document, we advise potential investors as to the limitations on the reliability of this information, and an investor’s recourse in the event this information is false will be extremely limited. Consequently, investors should rely on loan grade, which we determine based on third-party credit report information, and the size of the loan request, and should not rely on unverified information provided by borrower members.

While we take precautions to prevent borrower member fraud, it is possible that fraud may occur and adversely affect your ability to receive the principal and interest payments that you expect to receive on those Notes.

We use identity and fraud checks with a third-party provider to verify each borrower member’s identity and credit history, as described in more detail in “About the Loan Platform — How the LendingClub Platform Operates — New Member Registration.” Notwithstanding our efforts, there is a risk that fraud may occur and remain undetected by us. While we will repurchase Notes in limited identity fraud circumstances involving the corresponding member loan, we are not otherwise obligated to repurchase a Note from you for any other reason. If LendingClub repurchases a Note based on identity fraud involving the corresponding member loan, you will only receive an amount equal to the outstanding principal balance of the Note. See “About the Loan Platform — How the LendingClub Platform Operates — Identity Fraud Reimbursement.”

We do not have significant historical performance data about borrower member performance on LendingClub member loans. Default rates on the member loans may increase.

We are in the early stages of our development and have a limited operating history. We began operations as an application on Facebook.com in May 2007. In September 2007, we expanded our operations and launched our public website, www.lendingclub.com. Due to our limited operational history, we do not have significant historical performance data regarding borrower member performance on the member loans, and we do not yet know what the long-term loan loss experience will be. The estimated default rates we use in calculating interest rates have not been developed from LendingClub loss histories. Member loans originated through the LendingClub platform may default more often than these estimated default rates. As loan loss experience increases on the LendingClub platform, we may change how interest rates are set, and investors who have purchased Notes prior to any such changes will not benefit from these changes.

Default rates on the member loans may increase as a result of economic conditions beyond our control and beyond the control of borrower members.

Member loan default rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrower members. In particular, default rates on member loans on which the Notes are dependent may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors. The current significant downturn in the United States economy has caused default rates on consumer loans to increase, and the downturn will likely result in increased member loan defaults rates.

If payments on the corresponding member loans relating to the Notes become more than 30 days overdue, it is likely you will not receive the full principal and interest payments that you expect to receive on the Notes due to collection fees, and you may not recover any of your original purchase price.

If the borrower member fails to make a required payment on a member loan within 30 days of the due date, LendingClub will pursue reasonable collection efforts in respect of the member loan. Referral of a delinquent member loan to a collection agency on the 31st day of its delinquency will be considered reasonable collection efforts. If we refer a loan to a collection agency, we will have no other obligation to attempt to collect on delinquent loans. LendingClub may also handle collection efforts in respect of a delinquent member loan directly. If payment amounts on a delinquent member loan are received from a borrower member more than 30 days after their due date, then we, or, if we have referred the delinquent loan to an outside collection agency, that collection agency, will retain a percentage of any funds recovered from such borrower member as a service fee before any principal or interest becomes payable to you from recovered amounts in respect of Notes related to the corresponding member loan. Collection fees range from 30% to 35% of recovered amounts. See “About the Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”

LendingClub or the collection agency may not be able to recover some or all of the unpaid balance of a non-performing member loan, and an investor who has purchased a Note dependent on the non-performing member loan would then receive nothing or a small fraction of the unpaid principal and interest of the Note. You must rely on the collection efforts of LendingClub and the designated collection agency, and you are not permitted to attempt to collect payments on the member loans in any manner.

If you decide to invest through the platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single member loan.

Member loans originated through the LendingClub platform have a wide range of credit grades, and we expect that some borrower members will default on their member loans. If you decide to invest through the platform and concentrate your investment in a single Note, your entire return will depend on the performance of a single member loan. For example, if you plan to purchase $100 of Notes, and choose to invest the entire $100 in a single Note instead of in four $25 Notes corresponding to the member loans of four different borrowers, your entire $100 investment will depend on the performance of a single member loan. Failing to diversify your investment increases the risk of losing your entire investment due to a single borrower member’s default, or a small number of borrower member defaults. Diversification, however, will not eliminate the risk that you may lose some, or all, of the expected principal and interest payments on the Notes.

In the unlikely event that we receive payments on the corresponding member loans relating to the Notes after the final maturity date, you will not receive payments on the Notes after final maturity.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding member loan remain due and payable to LendingClub upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. The final maturity date will be five years after the issuance of the Note (and two years after the maturity of the corresponding member loan). In the unlikely event there are any amounts under the corresponding member loan still due and owing to LendingClub after the final maturity, LendingClub will have no further obligation to make payments on the Notes of the series even if LendingClub receives payments on the corresponding member loan after the final maturity.

The member loans on which the Notes are dependent do not restrict borrower members from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrower members during the term of the member loan, which may impair your ability to receive the full principal and interest payments that you expect to receive on a Note.

If a borrower member incurs additional debt after obtaining a member loan through the LendingClub platform, the additional debt may impair the ability of that borrower member to make payments on the borrower’s member loan and your ability to receive the principal and interest payments that you expect to receive on Notes dependent on those loans. In addition, the additional debt may adversely affect the borrower member’s creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower member. To the extent that the borrower member has or incurs other indebtedness and cannot pay all of its indebtedness, the borrower member may choose to make payments to creditors other than LendingClub.

The member loans are unsecured credit obligations of individual borrower members. To the extent borrower members incur other indebtedness that is secured, such as mortgage, home equity or auto loans, the ability of the secured creditors to exercise remedies against the assets of the borrower member may impair the borrower member’s ability to repay the member loan on which your Note is dependent. Borrower members may also choose to repay obligations under secured indebtedness before repaying member loans originated through the LendingClub platform because the borrower members have no collateral at risk in the case of the member loans. An investor will not be made aware of any additional debt incurred by a borrower member, or whether such debt is secured.

The member loans do not contain any cross-default or similar provisions. If borrower members default on their debt obligations other than the member loans, the ability to collect on member loans on which the Notes are dependent may be substantially impaired.

The member loans do not contain cross-default provisions. A cross-default provision makes a default under certain debt of a borrower member an automatic default on other debt of that borrower member. Because the member loans do not contain cross-default provisions, a borrower member’s loan will not be placed automatically in default upon that borrower member’s default on any of the borrower member’s other debt obligations, unless there are independent grounds for a default on the member loan. The member loans will not be referred to a third-party collection agency for collection because of a borrower member’s default on debt obligations other than the member loans. If a borrower member defaults on debt obligations owed to a third party and continues to satisfy payment obligations under the member loans, the third party may seize the borrower’s assets or pursue other legal action against the borrower member before the borrower member defaults on the member loans. Payments on Notes may be substantially reduced if the borrower member subsequently defaults on the member loans, and you may be unable to recoup any or all of your expected principal and interest payments on those Notes.

Borrower members may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of the Notes.

Borrower members may seek protection under federal bankruptcy law or similar laws. If a borrower member files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on hold and prevent further collection action absent bankruptcy court approval. If we receive notice that a borrower member has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower member’s loan account into “bankruptcy status.” When we put a member loan into bankruptcy status, we terminate automatic monthly Automated Clearing House (“ACH”) debits and do not undertake collection activity without bankruptcy court approval. Whether any payment will ultimately be made or received on a member loan after a bankruptcy status is declared depends on the borrower member’s particular financial situation. It is possible that the borrower member’s personal liability on the member loan will be discharged in bankruptcy. In most cases involving the bankruptcy of a borrower member, unsecured creditors, including LendingClub as holder of the member loans, will receive only a fraction of any amount outstanding on their member loans, if anything. See “About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”

Federal law entitles borrower members who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrower members on active military service with rights that may delay or impair our ability to collect on a borrower member loan corresponding to your Note. The Servicemembers Civil Relief Act requires that the interest rate on preexisting debts, such as member loans, be set at no more than 6% while the qualified servicemember or reservist is on active duty. A holder of a Note that is dependent on such a member loan will not receive the difference between 6% and the original stated interest rate for the member loan during any such period. This law also permits courts to stay proceedings and execution of judgments against servicemembers and reservists on active duty, which may delay recovery on any member loans in default, and, accordingly, payments on Notes that are dependent on these member loans. If there are any amounts under such a member loan still due and owing to LendingClub after the final maturity of the Notes that correspond to the member loan, we will have no further obligation to make payments on the Notes, even if we later receive payments after the final maturity of the Notes. We do not take military service into account in assigning loan grades to borrower member loan requests. See “About LendingClub — Government Regulation — Licensing and Consumer Protection Laws — Servicemembers Civil Relief Act.”

The death of a borrower member may substantially impair your ability to recoup the full purchase price of Notes that are dependent on the member loan to that borrower member or to receive the interest payments that you expect to receive on the Notes.

All borrower members are individuals. If a borrower member with outstanding obligations under a member loan dies while the member loan is outstanding, generally, we will seek to work with the executor of the estate of the borrower member to obtain repayment of the member loan. However, the borrower member’s estate may not contain sufficient assets to repay the member loan on which your Note is dependent. In addition, if a borrower member dies near the end of the term of a member loan, it is unlikely that any further payments will be made on the Notes corresponding to such member loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

The LendingClub platform allows a borrower member to prepay a member loan at any time without penalty. Borrower member loan prepayments will extinguish or limit your ability to receive additional interest payments on a Note.

Borrower member loan prepayment occurs when a borrower member decides to pay some or all of the principal amount on a member loan earlier than originally scheduled. A borrower member may decide to prepay all or a portion of the remaining principal amount at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a member loan on which the Notes are dependent, you will receive your share of such prepayment but further interest will not accrue after the date on which the payment is made. If a borrower member prepays a portion of the remaining unpaid principal balance on a member loan on which the Notes are dependent, the term of the member loan will not change, but interest will cease to accrue on the prepaid portion and future monthly payment amounts, including interest amounts, will be reduced. If a borrower member prepays a member loan in full or in part, you will not receive all of the interest payments that you originally expected to receive on Notes that are dependent on that member loan, and you may not be able to find a similar rate of return on another investment at the time at which the member loan is prepaid. Prepayments are subject to our 1.00% service charge, even if the prepayment occurs immediately after issuance of your Note. See “About the Loan Platform — Description of the Notes — Prepayments.”

Prevailing interest rates may change during the term of the member loan on which your Note is dependent. If this occurs, you may receive less value from your purchase of the Note in comparison to other ways you may invest your money. Additionally, borrower members may prepay their member loans due to changes in interest rates, and you may not be able to redeploy the amounts you receive from prepayments in a way that offers you the return you expected to receive from the Notes.

The member loans on which the Notes are dependent have a term of three years and bear fixed, not floating, rates of interest. If prevailing interest rates increase, the interest rates on Notes you purchase might be less than the rate of return you could earn if you invested your purchase price in a different investment.

While you may still receive a return on your purchase price for the Notes through the receipt of amounts equal to the interest portion of a borrower member’s payments on the member loan, if prevailing interest rates exceed the rate of interest payable on the member loan, the payments you receive during the term of the Note may not reflect the full opportunity cost to you when you take into account factors such as the time value of money.

There is no prepayment penalty for borrower members who prepay their member loans. If prevailing interest rates on consumer loans decrease, borrower members may choose to prepay their member loans with money they borrow from other sources or other resources, and you may not receive the interest payments on Notes dependent on those member loans that you expect to receive or be able to find an alternative use of your money to realize a similar rate of return at the time at which the Note is prepaid.

Investor funds in a LendingClub investor account do not earn interest.

Your LendingClub investor account represents an interest in a pooled demand deposit account maintained by LendingClub “in trust for” investors (“ITF account”) that does not earn interest. For a description of LendingClub member accounts, see “About the Loan Platform — How the LendingClub Platform Operates — Loan Funding and

Treatment of Investor Balances.” Investor funds committed to purchase Notes represent binding commitments, and such committed funds may not be withdrawn from member accounts (unless and until corresponding member loans included in the order are not funded, in which case the corresponding funds become available to the investor again). Funds committed to purchase Notes will not earn interest in the ITF account, and interest will not begin to accrue on a Note until the corresponding member loan has closed and the Note is issued. For a description of the loan closing process, see “About the Loan Platform — How the LendingClub Platform Operates — Purchases of Notes and Loan Closings.”

The Notes will not be listed on any securities exchange, will not be transferable except through the Note Trading Platform by FOLIOfn, and must be held only by LendingClub investors. You should be prepared to hold the Notes you purchase until they mature.

The Notes will not be listed on any securities exchange. All Notes must be held by LendingClub members. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn Investments, Inc. (“FOLIOfn”), a registered broker-dealer. The trading platform is not available to residents of all states. There can be no assurance that an active market for Notes will develop on the trading platform, that there will be a buyer for any particular Notes listed for resale on the trading platform or that the trading platform will continue to operate. Therefore, investors must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading Platform.”

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

No authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. Although the matter is not free from doubt, LendingClub intends to treat the Notes as indebtedness of LendingClub for U.S. federal income tax purposes. As a result of such treatment, the Notes will have original issue discount, or OID, for U.S. federal income tax purposes because payments on the Notes are dependent on payments on the corresponding member loan. Further, a holder of a Note will be required to include the OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues (which may be in advance of interest being paid on the Note), regardless of such holder’s regular method of accounting. This characterization is not binding on the IRS, and the IRS may take contrary positions. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase and ownership of the Notes (including any possible differing treatments of the Notes). For a discussion of the U.S. federal income tax consequences of an investment in the Notes, see “About the Loan Platform — Material U.S. Federal Income Tax Considerations.”

RISKS RELATED TO LENDINGCLUB AND THE LENDINGCLUB PLATFORM

We have a limited operating history. As an online company in the early stages of development, we face increased risks, uncertainties, expenses and difficulties.

If we are successful, the number of borrower members and LendingClub investors and the volume of member loans originated through the LendingClub platform will increase, which will require us to increase our facilities, personnel and infrastructure to accommodate the greater servicing obligations and demands on the LendingClub platform. The LendingClub platform is dependent upon our website to maintain current listings and transactions in the member loans and Notes. We must constantly add new hardware and update our software and website, expand our customer support services and retain an appropriate number of employees to maintain the operations of the LendingClub platform, as well as to satisfy our servicing obligations on the member loans and make payments on the Notes. If we are unable to increase the capacity of the LendingClub platform and maintain the necessary infrastructure, you may experience delays in receipt of payments on the Notes and periodic downtime of our systems.

If we are unable to increase transaction volumes, our business and results of operations will be affected adversely.

To succeed, we must increase transaction volumes on the LendingClub platform by attracting a large number of borrower members and investors in a cost-effective manner, many of whom have not previously participated in an online financial community. We have experienced a high number of inquiries from potential borrower members who do not meet our criteria for submitting a member loan request. We have also experienced from time to time borrower member loan requests for amounts that exceed the aggregate amount of investor purchase commitments. From time to time, we have relied on our credit facilities with third parties, such as Silicon Valley Bank (“SVB”), Gold Hill Venture Lending 03, LP (“Gold Hill”), and other lenders to borrow funds which we used to fund member loans on the platform ourselves to partially address the shortfall between borrower member loan requests and investor purchase commitments. All member loans are obligations of borrower members to LendingClub, and we issue Notes to investors who fund a corresponding member loan, or portion of the member loan, originated through our platform. When we fund member loans ourselves on the platform, we continue to directly hold the member loan, or portion of the member loan, we have funded and do not issue Notes corresponding to such member loans for our own account. We expect these shortfalls to continue for the foreseeable future, and our ability to obtain funds to help address this shortfall may be subject to broader developments in the credit markets, which have experienced unprecedented volatility and disruption. If we are not able to attract qualified borrower members and sufficient investor purchase commitments, we will not be able to increase our transaction volumes. Additionally, we rely on a variety of methods to drive traffic to our website. If we are unable to use any of our current or future marketing initiatives or the cost of these initiatives were to significantly increase, we may not be able to attract new members in a cost-effective manner and, as a result, our revenue and results of operations would be affected adversely, which may impair our ability to maintain the LendingClub platform.

We may need to raise substantial additional capital to fund our operations, and if we fail to obtain additional funding, we may be unable to continue operations.

At this early stage in our development, we have funded substantially all of our operations with proceeds from venture capital financings, private placements and bank financings. To continue the development of the LendingClub platform, we will require substantial additional funds. For example, for the year ended March 31, 2009, our cash outflow to fund operations was approximately $10.3 million.

To strengthen our financial position, during the year ended March 31, 2009, we had raised $4,707,964 in funding from the issuance of our private placement notes, $1,400,000 in additional funding under our growth capital term loan, and $1,000,000 in additional funding from our financing term loan. On September 29, 2008, we issued and sold 3,802,815 shares of Series A convertible preferred stock for aggregate cash consideration of $4,026,473, net of issuance costs. We also issued 990,212 shares of Series A convertible preferred stock in connection with the conversion of convertible notes, which had an outstanding principal balance of $1,000,000 and accrued interest of $54,575. In the second half of the year ended March 31, 2009, we sold 1,360,420 shares of Series A convertible preferred stock for aggregate cash consideration of $1,374,574, net of issuance costs, and sold 16,036,346 shares of Series B convertible preferred stock for aggregate cash consideration of $11,897,738, net of issuance costs.

To meet our financing requirements in the future, we may raise funds through equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict our business activities and options. Additional funding may not be available to us on favorable terms, or at all. If we are unable to obtain additional funds, we may be forced to reduce or terminate our operations.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to increase volume on the LendingClub platform.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other social lending platforms. Competition could result in reduced volumes, reduced fees or the failure of our social lending platform to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we may experience new competition from more established internet companies, such as eBay Inc., Google Inc. and Yahoo! Inc., possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decided to enter the social lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and our operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to compete with such companies and meet the need for innovation, the demand for our platform could stagnate or substantially decline.

If we fail to promote and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing and maintaining awareness of the LendingClub brand in a cost-effective manner is critical to achieving widespread acceptance of our online financial community and attracting new members. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the member experience on the LendingClub platform. Historically, our efforts to build our brand have involved significant expense, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These brand promotion activities may not yield increased revenues and, even if they do, any revenue increases may not offset the expenses we incur to promote our brand. If we fail to successfully promote and maintain our brand, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may lose our existing members to our competitors or be unable to attract new members, which would cause our revenue to decrease and may impair our ability to maintain the LendingClub platform.

We have incurred net losses in the past and expect to incur net losses in the future. If we become insolvent or bankrupt, you may lose your investment.

We have incurred net losses in the past and we expect to incur net losses in the future. As of March 31, 2009, our accumulated deficit was $19.9 million and our total stockholders’ deficit was $16.4 million. Our net loss for the year ended March 31, 2008 was $7.0 million and for the year ended March 31, 2009 was $12.1 million. We have not been profitable since our inception, and we may not become profitable. In addition, we expect our operating expenses to increase in the future as we expand our operations. If our operating expenses exceed our expectations, our financial performance could be adversely affected. If our revenue does not grow to offset these increased expenses, we may never become profitable. In future periods, we may not have any revenue growth, or our revenue could decline. Our failure to become profitable could impair the operations of the LendingClub platform by limiting our access to working capital to operate the platform. If we were to become insolvent or bankrupt, an event of default would occur under the terms of the Notes, and you may lose your investment.

Our substantial senior secured indebtedness could adversely affect our financial performance, ability to finance future operations, and our special, limited obligations in respect of the Notes.

We have incurred substantial senior secured indebtedness under bank credit facilities with SVB and Gold Hill and other notes issued to other investors. The operating and financial restrictions in these debt agreements, as well as the required debt service and repayment obligations in these debt agreements, could adversely affect our financial performance. In addition, our ability to borrow additional funds or otherwise finance our future operations will be limited by the existence and terms of the debt agreements. If we are unable to repay our obligations other than the Notes and otherwise finance our future operations, such inability will have an adverse impact on our ability to operate our platform and service the Notes, which could adversely affect the payments you receive on the Notes.

Our credit agreements contain restrictive covenants and other limitations that, if not complied with, could result in a default under the credit agreements and an acceleration of our obligations under the credit agreements. We are not certain whether we would have, or be able to obtain, sufficient funds to make such accelerated payments, and a failure to do so could adversely affect our ability to operate our platform and service the Notes, which could adversely affect the payments you receive on the Notes.

We have secured our debt facilities by pledging significant assets to SVB, Gold Hill and our other investors.

In order to induce SVB, Gold Hill and other investors to enter into credit agreements and other debt agreements with us, we have pledged our assets to SVB, Gold Hill and other investors to secure our repayment obligations under these credit agreements and other debt agreements, except that we have not pledged our intellectual property rights, certain deposit accounts including the ITF account and the clearing account, the corresponding member loan promissory notes or payments we receive in respect of corresponding member loans. If we are unable to repay any amounts owed under these credit agreements with SVB and Gold Hill or other debt agreements, we could lose these pledged assets and be forced to discontinue our business operations. In addition, because our obligations to SVB, Gold Hill and other investors are secured, collectively, with a first priority lien against such assets, we may have difficulty obtaining additional debt financing from another lender or obtaining new debt financing on terms favorable to us, because a new lender may have to be willing to be subordinate to SVB, Gold Hill and other investors.

The Notes rank effectively junior to the rights of the holders of our existing or future secured indebtedness to the extent of the collateral for that secured indebtedness. The Notes do not limit or prevent our incurring future indebtedness, whether unsecured or secured by all or a portion of our assets.

Our arrangements for backup servicing are limited. If we fail to maintain operations, you will experience a delay and increased cost in respect of your expected principal and interest payments on the Notes, and we may be unable to collect and process repayments from borrower members.

We have made arrangements for only limited backup servicing. If our platform were to fail or we became insolvent, we would attempt to transfer our member loan servicing obligations to our third party back-up servicer. There can be no assurance that this back-up servicer will be able to adequately perform the servicing of the outstanding member loans. If this back-up servicer assumes the servicing of the member loans, the back-up servicer will impose additional servicing fees, reducing the amounts available for payments on the Notes. Additionally, transferring these servicing obligations to our back-up servicer may result in delays in the processing and recovery of information with respect to amounts owed on the member loans or, if the LendingClub platform becomes inoperable, may prevent us from servicing the member loans and making principal and interest payments on the Notes. If our back-up servicer is not able to service the member loans effectively, investors’ ability to receive principal and interest payments on their Notes may be substantially impaired.

If we were to become subject to a bankruptcy or similar proceeding, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited and suspended or stopped. The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding member loans or the proceeds of those corresponding member loans. The recovery, if any, of a holder on a Note may be substantially delayed and substantially less than the principal and interest due and to become due on the Note. Even funds held by LendingClub in trust for the holders of Notes may potentially be at risk.

If LendingClub were to become subject to a bankruptcy or similar proceeding, the recovery, if any, of a holder of a Note may be substantially delayed in time and may be substantially less in amount than the principal and interest due and to become due on the Note. Specifically, the following consequences may occur:

A bankruptcy or similar proceeding of LendingClub may cause delays in borrower member payments.  Borrower members may delay payments to LendingClub on account of member loans because of the uncertainties occasioned by a bankruptcy or similar proceeding of LendingClub, even if the borrower members have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those member loans.

A bankruptcy or similar proceeding of LendingClub may cause delays in payments on Notes.  The commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent LendingClub from making regular payments on the Notes, even if the funds to make such payments are available. Because a bankruptcy or similar proceeding may take months or years to complete, the suspension of payment may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

Interest accruing upon and following a bankruptcy or similar proceeding of LendingClub may not be paid.  In bankruptcy or similar proceeding of LendingClub, interest accruing on the Notes during the proceeding may not be part of the allowed claim of a holder of a Note. If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding whether a holder of a Note has any priority right to payment from the corresponding member loan.  The Notes are unsecured and holders of the Notes do not have a security interest in the corresponding member loans or the proceeds of those corresponding member loans. Accordingly, the holder of a Note may be required to share the proceeds of the corresponding member loan with any other creditor of LendingClub that has rights in those proceeds. If such sharing of proceeds is deemed appropriate, those proceeds that are either held by LendingClub in the clearing account at the time of the bankruptcy or similar proceeding of LendingClub, or not yet received by LendingClub from borrower members at the time of the commencement of the bankruptcy or similar proceeding, may be at greater risk than those proceeds that are already held by LendingClub in the “in trust for,” or ITF, account at the time of the bankruptcy or similar proceeding. To the extent that proceeds of the corresponding member loan would be shared with other creditors of LendingClub, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before, or ratably with, any distribution made to you on your Note. For a more detailed description of the clearing account and the ITF account, see “About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”

In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding whether a holder of a Note has any right of payment from assets of LendingClub other than the corresponding member loan.  In a bankruptcy or similar proceeding of LendingClub, it is possible that a Note could be deemed to have a right of payment only from proceeds of the corresponding member loan and not from any other assets of LendingClub, in which case the holder of the Note may not be entitled to share the proceeds of such other assets of LendingClub with other creditors of LendingClub, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the member loan corresponding to the Note. Alternatively, it is possible that a Note could be deemed to have a right of payment from both the member loan corresponding to the Note and from some or all other assets of LendingClub, for example, based upon the automatic acceleration of the principal obligations on the Note upon the commencement of a bankruptcy or similar proceeding, in which case the holder of the Note may be entitled to share the proceeds of such other assets of LendingClub with other creditors of LendingClub, whether or not, as described above, such other creditors would be entitled to share in the proceeds of the member loan corresponding to the Note. See “About the Loan Platform — Description of the Notes — Events of Default.” To the extent that proceeds of such other assets would be shared with other creditors of LendingClub, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before, or ratably with, any distribution made to you on your Note.

In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding the rights of a holder of a Note, if any, to payment from funds in the clearing account.  If a borrower member has paid LendingClub on a member loan corresponding to a Note before a bankruptcy or similar proceeding of LendingClub is commenced, and those funds are held in the clearing account and have not been used by LendingClub to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that LendingClub will or will be able to use such funds to make payments on the Note. Other creditors of LendingClub may be deemed to have rights to such funds that are equal to or greater than the rights of the holder of the Note. For a more detailed description of the clearing account, see “About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”

In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding the rights of a holder of a Note, if any, to access funds in the ITF account.  If a borrower has paid LendingClub on a member loan corresponding to a Note before a bankruptcy or similar proceeding of LendingClub is commenced, and those funds have been used by LendingClub to make payments on the Note prior to the date the bankruptcy or similar proceeding is commenced, but the payments on the Note continue to be held by LendingClub in an ITF account, there can be no assurance that the holder of the Note will have immediate access to the funds constituting the payment or that the funds constituting the payment will ultimately be released to the holder of the Note. While the Trust Agreement states that funds in the ITF account are trust property and are not intended to be property of LendingClub or subject to claims of LendingClub’s creditors generally, there can be no assurance that, if the matter were to be litigated, such litigation would not delay or prevent the holder of a Note from accessing the portion of those funds in which the holder has an interest. For a more detailed description of the ITF account, see “About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection.”

In a bankruptcy or similar proceeding of LendingClub, there may be uncertainty regarding the rights of a holder of a Note, if any, to the return of the purchase price of a Note if the corresponding member loan has not been funded.  If the purchase price of a Note is paid to LendingClub and a bankruptcy or similar proceeding of LendingClub is commenced, the holder of the Note may not be able to obtain a return of the funds constituting the purchase price, even if the member loan corresponding to the Note has not been funded as of the date that the bankruptcy or similar proceeding is commenced and even if the funds are held by LendingClub in the ITF account. For a more detailed description of the funding of member loans, see “About the Loan Platform — How the LendingClub Platform Operates — Purchases of Notes and Loan Closings.”

In a bankruptcy or similar proceeding of LendingClub, the holder of a Note may be delayed or prevented from enforcing LendingClub’s repurchase obligations in cases of confirmed identity fraud.  In a bankruptcy or similar proceeding of LendingClub, any right of a holder of Note to require LendingClub to repurchase the Note as a result of a confirmed identity fraud incident may not be specifically enforced, and such holder’s claim for such repurchase may be treated less favorably than a general unsecured obligation of LendingClub as described and subject to the limitations in this “Risks Related to LendingClub and the LendingClub Platform — If we were to become subject to a bankruptcy or similar proceeding” section. See “About the Loan Platform — Description of the Notes — Mandatory Redemption” for further information on the repurchase obligation of LendingClub upon a confirmed identity fraud incident.

In a bankruptcy or similar proceeding of LendingClub, the implementation of back-up servicing arrangements may be delayed or prevented.  In a bankruptcy or similar proceeding of LendingClub, our ability to transfer servicing obligations to our back-up servicer may be limited and subject to the approval of the bankruptcy court or other presiding authority. The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of member loans to the detriment of the Notes.

We rely on third-party banks to disburse member loan proceeds and process member loan payments, and we rely on third-party computer hardware and software. If we are unable to continue utilizing these services, our business and ability to service the member loans on which the Notes are dependent may be adversely affected.

We rely on a third-party bank to disburse member loan amounts. Additionally, because we are not a bank, we cannot belong to and directly access the ACH payment network, and we must rely on an FDIC-insured depository institution to process our transactions, including loan payments and remittances to holders of the Notes. We currently use Wells Fargo Bank, N.A. for these purposes. Under the ACH rules, if we experience a high rate of reversed transactions (known as “chargebacks”), we may be subject to sanctions and potentially disqualified from using the system to process payments. We also rely on computer hardware purchased and software licensed from third parties to operate our platform, including payment processing software licensed from BankServ. This hardware and software may not continue to be available on commercially reasonable terms, or at all. If we cannot continue to obtain these services, or if we cannot transition to another service provider quickly, our ability to process payments and operate the LendingClub platform could suffer, and your receipt of payments on the Notes could be delayed or impaired.

If the security of our members’ confidential information stored in our systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen, our reputation may be harmed, and we may be exposed to liability.

Our platform stores our borrower members and investors’ bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause your secure information to be stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any of our members’ data, our relationships with our members will be severely damaged, and we could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and our third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our members to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, and we could lose members.

Our ability to service the member loans or maintain accurate accounts may be adversely affected by computer viruses, physical or electronic break-ins and similar disruptions.

The highly-automated nature of the LendingClub platform may make it an attractive target and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a computer hacker were able to infiltrate the LendingClub platform, you would be subject to an increased risk of fraud or borrower identity theft, and you may not receive the principal or interest payments that you expect to receive on any Notes you were fraudulently induced to purchase. Hackers might also disrupt the accurate processing and posting of payments to accounts such as yours on the platform, or cause the destruction of data and thereby undermine your rights to repayment of the Notes you have purchased. While we have taken steps to prevent hackers from accessing the LendingClub platform, if we are unable to prevent hacker access, your ability to receive the principal and interest payments that you expect to receive on Notes you purchase and our ability to fulfill our servicing obligations and to maintain the LendingClub platform would be adversely affected.

Any significant disruption in service on our website or in our computer systems could reduce the attractiveness of our platform and result in a loss of members.

If a catastrophic event resulted in a platform outage and physical data loss, our ability to perform our servicing obligations would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology and our underlying network infrastructure are critical to our operations, level of customer service, reputation and ability to attract new members and retain existing members. Our system hardware is hosted in a hosting facility located in Santa Clara, CA, owned and operated by SAVVIS. We also maintain a real time backup system located in Washington, D.C. SAVVIS does not guarantee that our members’ access to our website will be uninterrupted, error-free or secure. Our operations depend on SAVVIS’s ability to protect their and our systems in their facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our arrangement with SAVVIS is terminated, or there is a lapse of service or damage to SAVVIS facilities, we could experience interruptions in our service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our service, whether as a result of SAVVIS or other third-party error, our own error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our members and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage at a SAVVIS facility. These factors could prevent us from processing or posting payments on the member loans or the Notes, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause members to abandon the LendingClub platform, any of which could adversely affect our business, financial condition and results of operations.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled technical and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve LendingClub members could diminish, resulting in a material adverse effect on our business.

Our growth could strain our personnel resources and infrastructure, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

Our growth in headcount and operations since our inception has placed, and will continue to place, to the extent that we are able to sustain such growth, a significant strain on our management and our administrative, operational and financial reporting infrastructure.

Our success will depend in part on the ability of our senior management to manage the growth we achieve effectively. To do so, we must continue to hire, train and manage new employees as needed. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed. To manage the expected growth of our operations and personnel, we will need to continue to improve our operational and financial controls and update our reporting procedures and systems. The addition of new employees and the system development that we anticipate will be necessary to manage our growth will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term. If we fail to successfully manage our growth, we will be unable to execute our business plan.

If we fail to retain our key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on our ability to attract and retain key personnel. Our future also depends on the continued contributions of our executive officers and other key technical personnel, each of whom would be difficult to replace. In particular, Renaud Laplanche, our Founder and Chief Executive Officer, and John G. Donovan, our Chief Operating Officer, are critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Laplanche, Mr. Donovan or other executive officers or key personnel and the process to replace any of our key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

It may be difficult and costly to protect our intellectual property rights, and we may not be able to ensure their protection.

Our ability to maintain the LendingClub platform and arrange member loans depends, in part, upon our proprietary technology, including our proprietary LendingMatch system. We have applied for patent protection for LendingMatch. We may be unable to protect our proprietary technology effectively, however, which would allow competitors to duplicate our products and adversely affect our ability to compete with them. A third party may attempt to reverse engineer or otherwise obtain and use our proprietary technology without our consent. In addition, the LendingClub platform may infringe upon claims of third-party patents, and we may face intellectual property challenges from such other parties. We may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, our technology may become obsolete, and there is no guarantee that we will be able to successfully develop, obtain or use new technologies to adapt the LendingClub platform to compete with other person-to-person lending platforms as they develop. If we cannot protect our proprietary technology from intellectual property challenges, or if the platform becomes obsolete, our ability to maintain the platform, arrange member loans or perform our servicing obligations on the member loans could be adversely affected.

Purchasers of Notes will have no control over LendingClub and will not be able to influence LendingClub corporate matters.

We are not offering any equity in this offering. Purchasers of Notes offered through the LendingClub platform will have no equity interest in LendingClub and no ability to vote on or influence LendingClub corporate decisions. As a result, our stockholders will continue to exercise 100% voting control over all LendingClub corporate matters, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets.

RISKS RELATING TO COMPLIANCE AND REGULATION

The LendingClub platform is a novel approach to borrowing that may fail to comply with borrower protection laws such as state usury laws, other interest rate limitations or federal and state consumer protection laws such as the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act and the Fair Debt Collection Practices Act and their state counterparts. Borrower members may make counterclaims regarding the enforceability of their obligations after collection actions have commenced, or otherwise seek damages under these laws. Compliance with such regimes is also costly and burdensome.

The LendingClub platform operates a novel program that must comply with regulatory regimes applicable to all consumer credit transactions. The novelty of our platform means compliance with various aspect of such laws is untested. Certain state laws generally regulate interest rates and other charges and require certain disclosures. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the member loans. Our platform is also subject to other federal and state laws, such as:

•	the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, and similar state laws, which require certain disclosures to borrower members regarding the terms of their member loans;

•	the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•	the federal Fair Credit Reporting Act, which regulates the use and reporting of information related to each borrower member’s credit history; and

•	the federal Fair Debt Collection Practices Act and similar state debt collection laws, which regulate debt collection practices by “debt collectors” and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans.

We may not always have been, and may not always be, in compliance with these laws. Compliance with these requirements is also costly, time-consuming and limits our operational flexibility. See “About LendingClub — Government Regulation” for more information regarding governmental regulation of the LendingClub platform.

Noncompliance with laws and regulations may impair our ability to arrange or service member loans.

Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our, or a collection agency’s, ability to collect all or part of the principal amount of or interest on the member loans on which the Notes are dependent and, in addition, could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business and ability to maintain the LendingClub platform and may result in borrower members rescinding their member loans.

Where applicable, we seek to comply with state small loan, loan broker, servicing and similar statutes. Currently, we do not provide services to borrowers in Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee. In all other U.S. jurisdictions with licensing or other requirements we believe may be applicable to make loans, we have obtained any necessary licenses or comply with the relevant requirements. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or authorizations or face other sanctions, which may have an adverse effect on our ability to continue to arrange member loans through the platform, perform our servicing obligations or make the LendingClub platform available to borrower members in particular states, which may impair your ability to receive the payments of principal and interest on the Notes that you expect to receive. See “About LendingClub — Government Regulation” for more information regarding governmental regulation of the LendingClub platform.

We rely on our agreement with WebBank to lend to qualified borrower members on a uniform basis throughout the United States. If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to arrange member loans.

Borrower member loan requests take the form of an application to WebBank, which cooperates with us to lend to qualified LendingClub borrower members and allows our platform to be available to borrowers on a uniform basis throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee. If our relationship with WebBank were to end, we may need to rely on individual state lending licenses to arrange member loans. Because we do not currently possess state lending licenses in every U.S. state, we may be required to discontinue lending or limit the rates of interest charged on member loans in some states. We may face increased costs and compliance burdens if our agreement with WebBank terminated.

Several lawsuits have brought under scrutiny the association between high-interest “payday loan” marketers and out-of-state banks. These lawsuits assert that payday loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought, successfully in some instances, to recharacterize the loan marketer as the lender for purposes of state consumer protection law restrictions. Similar civil actions have been brought in the context of gift cards. We believe that our activities are distinguishable from the activities involved in these cases.

Nevertheless, if litigation on similar theories were successful against us, additional state consumer protection laws would be applicable to the member loans originated through the LendingClub platform if we were recharacterized as the lender. The member loans could also be voidable or unenforceable. In addition, we could be subject to claims by borrower members, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us. To date, no actions have been taken or threatened against us on the theory that we have engaged in unauthorized lending. However, such actions could have a material adverse effect on our business.

As internet commerce develops, federal and state governments may draft and propose new laws to regulate internet commerce, which may negatively affect our business.

As internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to social lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our members in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the internet. These taxes could discourage the use of the internet as a means of consumer lending, which would adversely affect the viability of the LendingClub platform.

Financial regulatory reform could result in restrictions, oversight and costs that have an adverse effect on our business.

In June 2009, the Obama Administration proposed a white paper, “Financial Regulatory Reform — A New Foundation: Rebuilding Financial Supervision and Regulation,” that recommends overhauling the financial regulatory system. The administration’s plan urges Congress and regulators to adopt changes to financial sector regulation and oversight, increasing the government’s role in the financial sector. The administration’s proposal includes the creation of new federal agencies, offices and councils. Members of Congress have also introduced a number of legislative proposals to increase regulation of the financial services industry and impose restrictions on financial services companies. If these proposals or other financial reform proposals are adopted, they may result in restrictions, oversight and costs that have an adverse effect on our business. See “About LendingClub — Government Regulation” for more information regarding governmental regulation of the LendingClub platform.

As a public company, we face costly compliance burdens.

As a public company, we face costly compliance burdens, requiring significant legal, accounting and other expenses. Our management and other personnel must devote a substantial amount of time to public company compliance requirements. In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. In particular, for the year ending March 31, 2010, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses. In order to comply with Section 404, we may incur substantial accounting expense, expend significant management time on compliance-related issues, and hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If we discover a material weaknesses in our internal control over financial reporting which we are unable to remedy, or otherwise fail to maintain effective internal control over financial reporting, our ability to report our financial results on a timely and accurate basis may be adversely affected.

Because we only became a public company in October 2008, we have not been required to have an audit of our internal control over financial reporting, and our independent registered public accounting firm has not performed such an audit. Should we or our auditors discover a material weakness in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

We face a contingent liability for potential securities law violations in respect of loans sold to our members from May 2007 until April 7, 2008. This contingent liability may impair our ability to operate our platform and service the member loans that correspond to the Notes.

Loans sold to members through our platform from our launch in May 2007 until April 7, 2008 may be viewed as involving an offering of securities that was not registered or qualified under federal or state securities laws. If the sale of these loans were viewed as an unregistered offering of securities, our members who hold these loans may be entitled to rescind their purchase and be paid their unpaid principal amount of the loans plus statutory interest. As of March 31, 2009, the aggregate principal balance of these loans purchased through our platform by purchasers not affiliated with LendingClub was $4.47 million. We have not recorded an accrued loss contingency in respect of this contingent liability, although we intend to continue to monitor the situation. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation. The statute of limitations periods under state securities laws may extend for a longer period of time, and certain state securities laws empower state officials to seek restitution or rescission remedies for purchasers of unregistered securities. We have received inquiries from a number of states in respect of these prior sales of loans; neither the SEC nor any state, however, has taken or threatened administrative action or litigation over such loan sales. If a significant number of our members sought rescission, if we were subject to a class action securities lawsuit or if we were subject to lawsuits or administrative actions by the SEC or states in respect of these loans, our ability to maintain our platform and service the member loans to which the Notes correspond may be adversely affected.

If we are required to register under the Investment Company Act, our ability to conduct our business could be materially adversely affected.

The Investment Company Act of 1940, or the “Investment Company Act,” contains substantive legal requirements that regulate the manner in which “investment companies” are permitted to conduct their business activities. We believe we have conducted, and we intend to continue to conduct, our business in a manner that does not result in our company being characterized as an investment company. If, however, we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which would materially adversely affect our business, financial condition and results of operations. If we were deemed to be an investment company, we may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on our business.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus regarding LendingClub borrower members, credit scoring, FICO scores, our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

•	the status of borrower members, the ability of borrower members to repay member loans and the plans of borrower members;

•	expected rates of return and interest rates;

•	the attractiveness of our lending platform;

•	our financial performance;

•	the availability and functionality of the trading platform;

•	our ability to retain and hire necessary employees and appropriately staff our operations;

•	regulatory developments;

•	our intellectual property; and

•	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing.

We may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that could cause actual results or events to differ materially from forward-looking statements contained in this prospectus. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT THE LOAN PLATFORM

Overview

LendingClub is an online financial community that enables its borrower members to borrow money and investors to purchase Member Payment Dependent Notes, the proceeds of which fund loans made to individual borrower members. Our motto is “Better Rates. Together.” We operate in the space known as “social lending.” As of March 31, 2009, we had 111,749 registered members and had facilitated the issuance of $33.0 million in member loans. As of March 31, 2009, LendingClub investors had funded approximately $18.0 million of this $33.0 million total, and we had funded the remaining amount ourselves. All member loans originated through the LendingClub platform are unsecured and have three-year terms. Although we initially permitted member loans to have principal amounts as low as $500, all member loans currently originated through the LendingClub platform have original principal amounts between $1,000 and $25,000. As of March 31, 2009, the average aggregate LendingClub loan to a single borrower member was approximately $8,483.

We aim to operate our platform at low cost to offer interest rates to our borrower members lower than the rates they could obtain through credit cards or traditional banks and to offer interest rates to investors on Notes that investors find attractive. Our lending platform operates online only. Our registration, processing and payment systems are automated and electronic. We encourage the use of electronic payments as the preferred means to disburse member loan proceeds and remit cash payments on outstanding member loans. We have no physical branches, no deposit-taking and interest payment activities and extremely limited loan underwriting activities.

We generate revenue by charging borrower members loan origination fees and by charging investors ongoing servicing charges relating to the Notes they have purchased. We also earn interest on member loans to the extent that we fund those member loans ourselves. During the year ended March 31, 2009, our member loan origination volume was $18.2 million. Our members funded approximately $10.2 million of this $18.2 million total, and we had funded the remaining amount ourselves.

We have positioned ourselves in the social lending market as a platform for higher quality borrowers. To borrow on our platform, borrower members must have:

•	a minimum FICO score of 660;

•	a debt-to-income ratio (excluding mortgage) below 25%; and

•	a credit report showing no current delinquencies, recent bankruptcies, tax liens or non-medical related collections opened within the last 12 months, and reflecting:

•	at least four accounts ever opened;

•	at least three accounts currently open;

•	no more than 10 credit inquiries in the past six months;

•	utilization of credit limit not exceeding 100%; and

•	a minimum credit history of 36 months.

A borrower member’s debt-to-income ratio is calculated by LendingClub based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member. As described below, the income reported by the borrower member is not verified unless we display an icon in the loan listing indicating otherwise. See “About the Loan Platform — How the LendingClub Platform Operates — Minimum Credit Criteria and Underwriting,” where the concepts of FICO, debt-to-income ratio, delinquency, recent bankruptcy, collections, open tax liens, open accounts, credit inquiries, utilization of credit limit and credit history are discussed in detail. Our credit criteria differed prior to October 13, 2008, and we raised our minimum FICO score from 640 to 660 effective November 25, 2008. See “About LendingClub — Business — Prior Operation of the LendingClub Platform — Our Prior Operating Structure.”

LendingClub preserves the anonymity of our borrower and investors, in that investors and borrower members do not know, and are not permitted to obtain, each other’s actual names and addresses. LendingClub members conduct transactions using LendingClub screen names. During our member registration process, we verify the identity of members by comparing supplied information against the records of a consumer reporting agency. We also currently require verification of bank accounts. See “About the Loan Platform — How the LendingClub Platform Operates — New Member Registration,” where our registration procedures are discussed.

We offer member loans through our platform to borrower members throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee. As of March 31, 2009, we are not dependent on any single party for a material amount of our revenue.

Borrower members who use our platform must identify their intended use of member loan proceeds in their initial loan request. As of March 31, 2009, among funded member loans, borrower members identified their intended use of loan proceeds as follows:

•	refinancing high-interest loans and credit card debt (approximately 66%);

•	financing their home-based or small businesses (approximately 18%); and

•	significant expenses, such as home improvements or medical expenses (approximately 16%).

We do not verify or monitor a borrower member’s actual use of funds following the funding of a member loan.

We attract members to our website, www.lendingclub.com, through a variety of sources. We drive traffic through referrals from other parties (which include online communities, social networks and marketers), through search engine results and through online and offline advertising. We are not dependent on any one source of traffic to our website. As of March 31, 2009, our website was receiving approximately 140,000 unique visitors per month.

The Online Social Lending Industry

Online social lending is a new approach to consumer finance. Social lending uses an internet-based network to connect borrowers and investors. The provider of the lending platform, in our case LendingClub, generally provides transactional services for the online network, including screening borrowers for borrowing eligibility and facilitating payments. A social lending platform allows borrowers and investors to connect with each other using a combination of financial and social criteria. Online social lending also entails significantly lower operating costs compared to traditional banking and commercial finance institutions because there are no physical branches and related infrastructure, no deposit-taking and interest payment activities and extremely limited loan underwriting activities. We believe that the interest rates offered to our borrower members through the LendingClub platform are better than the rates those borrower members would pay on outstanding credit card balances or an unsecured loan from a bank, if they were able to obtain such a loan.

As an early participant in the development of online social lending, LendingClub views consumer finance delivered through an online social platform as an important new market opportunity. Key drivers of social lending include the following:

•	the possibility of lower interest rates for borrower members;

•	the possibility of attractive interest rates for investors;

•	the possibility for all members to help each other by participating in the platform to their mutual benefit;

•	tightening consumer credit markets, particularly among traditional banking institutions; and

•	growing acceptance of the internet as an efficient and convenient forum for consumer transactions.

How the LendingClub Platform Operates

New Member Registration

The first step in using our platform is new member registration. New members first register as general LendingClub members. During registration, members establish online member screen names. New members must agree to the terms and conditions of the LendingClub website, including agreeing to conduct transactions and receive disclosures and other communications electronically.

Next, new members have the opportunity to register as borrower members or investors. Members may also choose to register as both borrower members and investors. All LendingClub borrower members:

•	must be U.S. citizens or permanent residents;

•	must be at least 18 years old;

•	must have valid email accounts;

•	must have U.S. social security numbers; and

•	must have an account at a financial institution with a routing transit number.

During borrower and investor registration, we verify the identity of members by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases. We also currently require each new member to supply information about the member’s bank account including routing numbers, after which we transfer a few cents from the bank account into the member’s newly created LendingClub sub-account to verify that the bank account belongs to the member. Members must then sign in to LendingClub and verify their bank accounts based on the amounts transferred.

During investor registration, potential investors must agree to a credit profile authorization statement for identification purposes and a tax withholding statement, and must enter into an investor agreement with LendingClub, which will govern all purchases of Notes the investor makes through our platform. See “About the Loan Platform — Investor Agreement” for a detailed description of the investor agreement. Investors must also meet minimum financial suitability requirements. See “About the Loan Platform — Financial Suitability Requirements.”

Likewise, during borrower registration, potential borrower members must agree to a credit profile authorization statement and bank account authorization.

Borrower members must also enter into a borrower membership agreement with LendingClub. The borrower membership agreement addresses the registration and loan request processes. In this agreement, the borrower member authorizes us to obtain a consumer report, to use the consumer report for specific purposes and to share certain information about the borrower member with investors. The borrower member also grants us a limited power of attorney to complete on the borrower member’s behalf, one or more promissory notes in the amounts and on the terms made to the borrower member by WebBank. WebBank is an FDIC-insured, state-chartered industrial bank organized under the laws of the state of Utah that serves as the lender for all member loans originated through our platform.

Borrower members also enter into a loan agreement with WebBank. In the loan agreement, the borrower member authorizes WebBank to obtain and use a consumer report on the borrower member. The loan agreement addresses the application process and the role of investors’ commitments to purchase Notes corresponding to the borrower loan. The agreement explains that LendingClub may, but is not obligated to, agree to fund all or a portion of a loan to the borrower member. If a loan is extended to the borrower member, the borrower member agrees to be bound by the terms of a promissory note, the form of which is attached as an exhibit to the agreement. The agreement also addresses fees and terms related to a loan and default. The borrower member authorizes WebBank to debit the borrower member’s designated account by ACH transfer for each payment due under the promissory note. The loan agreement also describes the parties’ rights in regard to arbitration. The borrower member agrees that WebBank may assign its right, title and interest in the loan agreement and the borrower member’s promissory notes to LendingClub.

Borrower Loan Requests

Borrower members submit loan requests online through the LendingClub website. Loan requests must be between $1,000 and $25,000. Each loan request is an application to WebBank, which lends to qualified LendingClub borrower members and allows our platform to be available to borrower members on a uniform basis throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa,

Mississippi, Nebraska, North Carolina, North Dakota and Tennessee. Currently, we allow borrower members to have up to two LendingClub member loans outstanding at any one time, if the borrower member continues to meet our credit criteria. In addition, to apply for a second LendingClub member loan, the borrower member must have already made timely payments on the first member loan for at least six months. If a borrower member applies for a second LendingClub member loan, we do not make any notation in the loan listing to indicate the borrower member’s first member loan, except that the borrower member’s total indebtedness, as reported in the credit report, will reflect the level of debt incurred from the previous loan.

Borrower members supply a variety of unverified information that is included in the borrower member loan listings on our website and in the posting reports and sales reports we file with the SEC. This information includes a borrower member’s stated social affiliations (such as educational affiliations), home ownership status, job title, employer and tenure. This information also includes a borrower member’s income, which generally is unverified. If we verify the borrower member’s income, we will display an icon in the loan listing indicating that we have done so. Investors have no ability to verify borrower member information. See “About the Loan Platform — How the LendingClub Platform Operates — Loan Postings and Borrower Member Information Available on the LendingClub Website.”

Minimum Credit Criteria and Underwriting

After we receive a loan request, we evaluate whether the prospective borrower member meets the member loan credit criteria agreed upon with WebBank. The credit policy agreed upon with WebBank provides the underwriting criteria for all loans originated through our platform, and the credit policy may not be changed without the consent of WebBank. Under the current credit policy, prospective borrower members must have:

•	a minimum FICO score of 660 (as reported by a consumer reporting agency);

•	a debt-to-income ratio (excluding mortgage) below 25%, as calculated by LendingClub based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise; and

•	a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, tax liens or non-medical related collections opened within the last 12 months, and reflecting:

•	at least four accounts ever opened;

•	at least three accounts currently open;

•	no more than 10 credit inquiries in the past six months;

•	utilization of credit limit not exceeding 100%; and

•	a minimum credit history of 36 months.

For purposes of the credit policy:

•	“debt-to-income ratio” means the borrower’s aggregate monthly payment in respect of debt obligations appearing on the borrower’s credit report, other than those secured by real estate, divided by the borrower’s monthly income, as reported by the borrower;

•	“current delinquency” means a payment obligation of the borrower appearing on the borrower’s credit report that is 30 or more days late at the time the borrower applies for a member loan on the LendingClub platform;

•	“recent bankruptcy” means a bankruptcy, as indicated by a credit report, that occurred less than seven years before the date the borrower applies for a member loan on the LendingClub platform;

•	“collection” means that a collections agency has reported an outstanding debt obligation of the borrower to the consumer reporting agency and that the collection amount remains open at the date the borrower applies for a member loan on the LendingClub platform;

•	“open tax lien” means a lien recorded by a tax authority appearing on the borrower’s credit report that has not been released by the applicable tax authorities;

•	“open account” means any credit account that the borrower can currently utilize reported in the borrower’s credit report;

•	“credit inquiry” means an instance recorded in the borrower’s credit report in which a lender has requested a copy of the borrower’s credit report in response to the borrower’s request for a new credit facility or an extension of an existing one;

•	“utilization of credit limit” means the ratio obtained by dividing the outstanding indebtedness of a borrower by the total indebtedness authorized under all of the borrower’s open credit lines, as reported on the borrower’s credit report. It is possible for utilization of credit limit to exceed 100% in the event a borrower borrows to the limit of all open credit lines and interest accrues and is capitalized before the borrower makes any repayments; and

•	“credit history” means the time elapsed since the borrower first opened a credit account, as reported on the borrower’s credit report.

A FICO score is a numeric rating that ranges between 300 and 850 that rates a person’s credit risk based on past credit history and current credit situation. FICO scoring was developed by Fair Isaac Corporation. FICO scores reflect a mathematical formula that is based on information in a borrower’s credit report, compared to information on other consumers. Consumers with higher scores typically represent a lower risk of defaulting on their loans. There are three different FICO scores, each with a separate name, which correspond to each of the three main U.S. consumer reporting agencies. Equifax uses the “BEACON score”; Experian uses the “Experian/Fair Isaac Risk Model”; and TransUnion uses the “EMPIRICA score.” The score from each consumer reporting agency considers only the credit data available to that agency. Fair Isaac Corporation develops all three FICO scores and makes the scores as consistent as possible across the three consumer reporting agencies. Nevertheless, the three agencies sometimes have different information about a particular borrower member, and that means the three FICO scores for that borrower member will vary by agency. We currently obtain consumer credit information from a single consumer reporting agency, although we may use other consumer reporting agencies in the future.

As made available by Fair Isaac Corporation as of May 1, 2009 on its website, myfico.com, from a source document dated 2007, consumers in the United States are distributed among FICO scores as follows:

Percentage of
United States
FICO	Consumers

300 - 499	2%
500 - 549	5%
550 - 599	8%
600 - 649	12%
650 - 699	15%
700 - 749	18%
750 - 799	27%
800 - 850	13%

The FICO scoring model takes into account the information in a consumer’s credit report, with different kinds of information carrying differing weights. The FICO scoring model takes into account five categories of data:

•	historical timeliness of bill payments, with most recent activity given the most emphasis (35% of the FICO score);

•	total outstanding debt and the total amount of credit the consumer has available, with consumers who consistently borrow to their credit limits having their scores reduced (30% of the FICO score);

•	length of credit history, with consumers with long credit histories with the same lenders having their scores increased (15% of the FICO score);

•	mix of credit, with consumers with a variety of revolving credit (such as credit cards) and installment credit (such as car loans) having their scores increased (10% of the FICO score); and

•	new credit applications within the last year, with consumers who have higher numbers of credit applications generally having their scores reduced (10% of the FICO score).

FICO scores do not consider:

•	age;

•	race;

•	sex;

•	job or length of employment, including military status;

•	income;

•	education;

•	marital status;

•	whether the consumer has been turned down for credit;

•	length of time at current address;

•	whether the consumer owns a home or rents; or

•	information not contained in the consumer’s credit report.

After obtaining authorization from the borrower member, by arrangement with WebBank we obtain a credit report from a consumer reporting agency to determine if the borrower member meets the criteria explained in detail above: (i) a minimum FICO score of 660; (ii) a debt-to-income ratio (excluding mortgage) below 25%, as calculated by LendingClub based on the debt (excluding mortgage) reported by a consumer reporting agency, and the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise; and (iii) a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, tax liens or non-medical related collections opened within the last 12 months, and reflecting at least four accounts ever opened, at least three accounts currently open, no more than 10 credit inquiries in the past six months, utilization of credit limit not exceeding 100% and a minimum credit history of 36 months.

From the relaunch of our platform on October 13, 2008 until March 31, 2009, only 9.66% of individuals seeking member loans on our site (1,479 out of a total of 15,316) have met the credit criteria required to post their loan requests on our website. For information about how we have changed our credit policy over time, see “About LendingClub — Business — Prior Operation of the LendingClub Platform — Our Prior Operating Structure.”

During the loan application process, we also automatically screen borrower members using U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”) lists, as well as our fraud detection systems. See “About LendingClub — Business — Technology — Fraud Detection.”

After submission of the application, we inform potential borrowers whether they qualify to post a loan request on our platform. Potential borrowers then must enter into a borrower membership agreement with LendingClub and a loan agreement with WebBank. These agreements set forth the terms and conditions of the member loans and allow a borrower member to withdraw from a loan request at any time before the member loan is funded. See “About the Loan Platform — How the LendingClub Platform Operates — New Member Registration.”

For borrower members who qualify, pursuant to the credit policy we assign one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s FICO score, requested loan amount, currently open accounts, number of credit inquiries in the past six months, utilization of credit limit and length of credit history. Applying these grading criteria, the following factors lead to a loan request being more likely to be designated grade A1: higher credit score; lower requested loan amount; fewer credit inquiries; fewer open accounts, given a minimum of six open accounts; utilization of credit limit between 5% and 85%; and greater length of credit history.

Specifically, we use the following six-step grading process to assign sub-grades.

First, using the FICO credit score, we assign each loan an initial base sub-grade. Base sub-grades are assigned as follows:

Sub-Grade	FICO

A1	770 - 850
A2	747 - 769
A3	734 - 746
A4	723 - 733
A5	714 - 733
B1	707 - 713
B2	700 - 706
B3	693 - 699
B4	686 - 692
B5	679 - 685
C1	675 - 678
C2	671 - 674
C3	668 - 670
C4	664 - 667
C5	660 - 663

Grades D, E, F and G can only be assigned to a member loan as a result of downward sub-grade adjustments based on the requested loan amount and the credit report metrics described above: currently open accounts, number of credit inquiries in the past six months, utilization of credit limit and length of credit history.

Second, we modify the sub-grade according to the borrower member’s currently open accounts (as reported by a consumer reporting agency). Sub-grade modifications based on currently open accounts (as reported by a consumer reporting agency) are as follows:

Sub-Grade
Open Accounts	Modifier

0 - 2	Decline
3	(4)
4	(2)
5	(1)
6 - 21	0
22	(2)
23	(3)
24	(4)
25	(8)
26 or more	(12)

Third, we modify the sub-grade based on the borrower member’s number of credit inquiries in the last six months (as reported by a consumer reporting agency). Sub-grade modifications based on the number of credit inquiries in the last six months (as reported by a consumer reporting agency) are as follows:

Sub-Grade
Number of Credit Inquiries in Last Six Months	Modifier

0 - 3	0
4	(1)
5	(2)
6	(4)
7	(6)
8	(10)
9	(14)
10	(20)
11 or more	Decline

Fourth, we modify the sub-grade based on the borrower member’s utilization of his or her credit limit. Sub-grade modifications based on utilization of credit limit are as follows:

Sub-Grade
Utilization of Credit Limits	Modifier

Less than 5.00%	(1)
5.00% - 84.99%	0
85.00% - 89.99%	(1)
90.00% - 94.99%	(2)
95.00% - 97.99%	(4)
98.00% - 99.99%	(8)
100.00% or greater	Decline

Fifth, we modify the sub-grade based on length of the borrower member’s credit history. Sub-grade modifications based on length of credit history are as follows:

Sub-Grade
Length of Credit History	Modifier

Less than 36 months	Decline
37 - 42 months	(4)
43 - 48 months	(3)
49 - 54 months	(2)
55 - 60 months	(1)
More than 60 months	0

Sixth and finally, we modify the sub-grade based on the ratio of the requested loan amount to the LendingClub pre-determined “guidance limit.” Guidance limits are as follows:

Guidance
Loan Grade	Limit

A	$15,000
B	$12,500
C	$10,000
D	$7,000
E	$4,000
F	$3,000
G	$2,000

Sub-grade modifications based on guidance limits are as follows:

Sub-Grade
Loan Amount/Guidance Limit	Modifier

0% - 24%	0
25% - 49%	(1)
50% - 74%	(2)
75% - 99%	(3)
100% - 124%	(4)
125% - 149%	(5)
150% - 174%	(6)
175% - 199%	(8)
200% - 224%	(10)
225% - 249%	(12)
250% - 274%	(14)
275% - 299%	(16)
300%+	(18)

By adding the modifiers to the initial sub-grade, we arrive at the final sub-grade.

For example, assume a borrower member requests a $5,000 loan, and the borrower member has a FICO score of 700, 10 open accounts, four credit inquiries in the last six months, 50% utilization of credit limit and more than 60 months of credit history. We would first assign this borrower a B2 sub-grade because the borrower’s FICO is 700. Next, we would make no sub-grade modification for open accounts, because 10 open accounts is greater than 5 and less than 22. We would then lower the borrower member’s initial B2 base sub-grade one level based on four credit inquiries in the last six months, because four credit inquiries in the last six months results in a one level reduction in sub-grade. We would make no sub-grade modification for 50% utilization of credit limit, since it is greater than 5% but less than 85%, and we would make no sub-grade modification for length of credit history, because the borrower member has more than 60 months of credit history. Because the requested loan amount, $5,000, is between 25-49% of the guidance limit of $12,500 for B loan grades, we would further lower the sub-grade one level due to the difference between the loan amount and the guidance limit; $5,000 is 40% of $12,500. This loan request would therefore ultimately be lowered two sub-grades from B2 to B4.

Borrower Financial Information is Generally Unverified

As discussed above, borrower member information presented in loan listings is generally unverified. In contrast to the information provided by a consumer reporting agency and the requested loan amount, as described above regarding our loan grading criteria, investors should not rely on unverified information provided by borrower members.

Additionally, we generally do not verify a borrower member’s ability to afford a member loan the borrower member has requested. For example, we do not review paystubs, IRS Forms W-2, federal or state income tax returns, bank and savings account balances, retirement account balances, letters from employers, home ownership or rental records, car ownership records or any records related to past bankruptcy and legal proceedings.

From time to time, however, we verify a borrower’s employment and income by requiring the borrower to submit paystubs, IRS Forms W-2 or other tax records between the initial posting of a loan request and any funding of a member loan. As of March 31, 2009, we were attempting to verify income and employment for approximately 34% of loan requests that proceed past the initial credit check stage and are posted on the website although, for the reasons described below, we ultimately have verified employment and income for only approximately 15% of borrower members who received loans from our inception through March 31, 2009. We perform these employment and income verifications only during the time between when a borrower member posts a loan request and the time the loan request is funded. We do not perform any income or employment verifications prior to the posting or following member loan funding. When we perform these verifications, we contact borrower members by email or telephone to request additional information. An icon appears in borrower loan listings to indicate when we have verified the borrower member’s income.

As of March 31, 2009, we perform targeted income verification primarily in the following situations:

•	if we believe there may be uncertainty about the borrower member’s employment or future income. For example, the borrower member fails to state an employment or source of income; the stability of the borrower member’s future income or employment status appears to be in question (based, for example, on self-reported loan description); or a borrower member has control over the accuracy of the information, such as being a principal of the company providing the employment or income information;

•	if we detect conflicting or unusual information in the loan request;

•	if the loan amount is high;

•	if the borrower member is highly leveraged;

•	if we suspect the borrower member may have obligations not included in the borrower member’s pre-loan or post-loan debt level, such as wage garnishment collection accounts; or

•	if we suspect fraud.

We also conduct random testing. From time to time, we also randomly select listings to verify information for the purpose of testing our policies and for statistical analysis.

If the borrower member fails to provide satisfactory information in response to an income or employment verification inquiry, we may remove the borrower member’s loan listing or request additional information from the borrower member.

From the period from our inception to March 31, 2009 of the borrower members undergoing income and employment verification:

•	approximately 45% have provided us with satisfactory responses;

•	approximately 6% have provided information that failed to verify their stated information, and we removed those borrower members’ loan postings; and

•	approximately 49% failed to respond to our request or responded stating that they did not wish to provide information, and we removed those borrower members’ loan postings.

We conduct income and employment verification entirely in our discretion as an additional credit and fraud screening mechanism. We believe that our ability to verify a borrower member’s income may be useful in certain circumstances in screening our platform against exaggerated income and employment representations from borrower members. Investors, however, should not rely on a borrower member’s stated employment or income, except when such income or employment has been verified as indicated on the loan details page, or on LendingClub’s ability to perform income and employment verifications. We cannot assure investors that we will continue performing income and employment verifications. See “Risk Factors — Information supplied by borrower members may be inaccurate or intentionally false.”

Our participation in funding loans on the platform from time to time has had, and will continue to have, no effect on our income and employment verification process, the selection of loan requests verified or the frequency of income and employment verification.

Interest Rates

After a loan request’s loan grade has been determined under the credit policy pursuant to our agreement with WebBank, an interest rate is assigned to the loan request. Interest rates currently range between 7.05% and 21.21%. The interest rates are assigned to borrower loan grades in three steps. First, the LendingClub base rates are determined. Second, an assumed default rate is determined that attempts to project loan default rates. Third, the assumed default rate is used to calculate an upward adjustment to the base rates, which we call the “Adjustment for Risk and Volatility.”

The base rates are set by the interest rate working group. This group generally meets on a weekly basis and includes our Chief Executive Officer; Chief Operations Officer; Director, Platform Management; Senior Vice President, Legal and Collections; and Director, Product Strategy. The working group’s objective in setting the LendingClub base rates is to allocate the interest rate spread that exists between the cost of credit for borrower members and the return on bank deposits we understand are available to investors. We have selected this spread as an appropriate starting place for our base rates for the following reasons:

•	For borrower members, we believe the interest rate for unsecured consumer credit published by the Federal Reserve reflects the average interest rate at which our borrower members could generally obtain other financing. We believe that the difference between that interest rate and the base rate is a relevant measure of the savings that may be achieved by our borrower members.

•	For investors, we believe the interest rate on certificates of deposit reflects a widely available risk-free alternative investment for our members. We believe the difference between that interest rate and the base rate is a relevant measure of the value that may be delivered to our members.

By setting the initial allocation of the base rate near the middle of the spread between these two interest rates, we believe roughly equal value may be provided to both our borrower members and our investors. To make this initial base rate calculation, the working group calculates the average between the interest rate for unsecured consumer credit published by the Federal Reserve, “commercial banks; all accounts,” in Federal Reserve Statistical Release G19, and the interest rate for 6-month certificates of deposit, “secondary market; monthly,” published by the Federal Reserve in Federal Reserve Statistical Release H15.

Next, the working group modifies this initial allocation, based on the following factors:

•	general economic environment, taking into account economic slowdowns or expansions;

•	the balance of supply and demand on the LendingClub platform, taking into account whether borrowing requests exceed investor commitments or vice versa; and

•	competitive factors, taking into account the rates set by other social lending platforms and the rates set by major financial institutions.

The working group adjusts the LendingClub base rates from time to time based on this methodology. In applying the adjustment to the base rate, the working group has established different base rates for grades A1-A3, grades A4-A5 and grades B1-G5.

When the working group set our current base rate on May 24, 2009, effective          , 2009, the interest rate for unsecured consumer credit published by the Federal Reserve, “commercial banks; all accounts,” in Federal Reserve Statistical Release G19 was 13.08%, and the average interest rate on 6-month certificates of deposit, “secondary market; monthly,” published by the Federal Reserve in Federal Reserve Statistical Release H15 was 0.68%. The average of these two interest rates was 6.88% (calculated as (13.08% + 0.68%)/2 = 6.88%). Applying the adjustments described above, the working group determined an adjustment of -0.18% for grades A1-A3, 0.32% for grades A4-A5 and 2.17% grades B1-G5. Therefore, the working group set the LendingClub base rate at 6.70% for grades A1-A3, 7.20% for grades A4-A5 and 9.05% for grades B1-G5.

After the working group sets the LendingClub base rates, we determine assumed default rates. The assumed default rate reflects LendingClub’s attempt to project the default rate for member loans of the loan grade. The 35 sub-grades, from A1 to G5, were obtained by dividing the difference between the assumed default rate of sub-grade A1 and the assumed default rate of sub-grade G5 into 35 equal intervals and assigning a sub-grade to each interval.

Lastly, the working group adjusts the base rates upward to reflect an adjustment correlated to the assumed default rate, which we call the “Adjustment for Risk and Volatility.” Currently, the working group has set this adjustment as an interest rate equal to twice the assumed default rate. Accordingly, to determine the final interest rates that apply on the LendingClub platform, the working group adds twice the assumed default rate to the base rates.

Set forth below is a chart describing the interest rates currently assigned to member loans for each of the LendingClub loan grades:

	Assumed	LendingClub	Adjustment for
Sub-Grade	Default Rate	Base Rate	Risk & Volatility	Interest Rate

A1	0.16%	6.70%	0.35%	7.05%
A2	0.32%	6.70%	0.70%	7.40%
A3	0.47%	6.70%	1.04%	7.74%
A4	0.63%	7.20%	1.39%	8.59%
A5	0.79%	7.20%	1.74%	8.94%
B1	0.95%	9.05%	2.09%	11.14%
B2	1.11%	9.05%	2.43%	11.48%
B3	1.26%	9.05%	2.78%	11.83%
B4	1.42%	9.05%	3.13%	12.18%
B5	1.58%	9.05%	3.48%	12.53%
C1	1.74%	9.05%	3.82%	12.87%
C2	1.90%	9.05%	4.17%	13.22%
C3	2.05%	9.05%	4.52%	13.57%
C4	2.21%	9.05%	4.87%	13.92%
C5	2.37%	9.05%	5.21%	14.26%
D1	2.53%	9.05%	5.56%	14.61%
D2	2.69%	9.05%	5.91%	14.96%
D3	2.84%	9.05%	6.26%	15.31%
D4	3.00%	9.05%	6.60%	15.65%
D5	3.16%	9.05%	6.95%	16.00%
E1	3.32%	9.05%	7.30%	16.35%
E2	3.48%	9.05%	7.65%	16.70%
E3	3.63%	9.05%	7.99%	17.04%
E4	3.79%	9.05%	8.34%	17.39%
E5	3.95%	9.05%	8.69%	17.74%
F1	4.11%	9.05%	9.04%	18.09%
F2	4.26%	9.05%	9.38%	18.43%
F3	4.42%	9.05%	9.73%	18.78%
F4	4.58%	9.05%	10.08%	19.13%
F5	4.74%	9.05%	10.42%	19.47%
G1	4.90%	9.05%	10.77%	19.82%
G2	5.05%	9.05%	11.12%	20.17%
G3	5.21%	9.05%	11.47%	20.52%
G4	5.37%	9.05%	11.81%	20.86%
G5	5.53%	9.05%	12.16%	21.21%

The interest rate working group has adjusted the LendingClub base rate from time to time in the past and will continue to do so. When the working group makes adjustment to our base rate, we will supplement the prospectus and will file a post-effective amendment to the registration statement of which this prospectus forms a part.

Illustration of Service Charge and Annual Returns For Fully Performing Loans of Each Sub-Grade and For Sub-Grades Based on the Assumed Default Rate

The following table illustrates hypothetical annual return information with respect to the Notes, grouped by LendingClub sub-grade. The information in this table is not based on actual results for investors and is presented only to illustrate the effects by sub-grade on hypothetical annual Note returns of LendingClub’s 1.00% service charge and an assumed default rate. By column, the table presents:

•	loan sub-grades;

•	the annual stated interest rate;

•	the hypothetical assumed default rate, as discussed above (see “About the Loan Platform — How the LendingClub Platform Operates — Interest Rates”);

•	the reduction in the annual return of the hypothetical assumed default rate result due to LendingClub’s 1.00% service charge on both interest and principal payments; and

•	the hypothetical annual returns on Notes assuming the assumed default rate were to occur, net of LendingClub’s service charge.

For information about historical loan payment information and actual loss experience, see “About the Loan Platform — Historical Information about Our Borrower Members and Outstanding Loans.”

			Reduction in Return
			(Assuming Assumed	Returns Assuming
		Assumed Default	Default Rate) Due to	Assumed Default Rate
		Rate (As Discussed	LendingClub’s 1.00%	After LendingClub’s
Loan Grade	Interest Rate	Above)	Service Charge	1.00% Service Charge

A1	7.05%	0.16%	0.678%	6.21%
A2	7.40%	0.32%	0.679%	6.40%
A3	7.74%	0.47%	0.680%	6.59%
A4	8.59%	0.63%	0.684%	7.28%
A5	8.94%	0.79%	0.685%	7.47%
B1	11.14%	0.95%	0.694%	9.51%
B2	11.48%	1.11%	0.695%	9.69%
B3	11.83%	1.26%	0.697%	9.89%
B4	12.18%	1.42%	0.698%	10.08%
B5	12.53%	1.58%	0.700%	10.27%
C1	12.87%	1.74%	0.701%	10.45%
C2	13.22%	1.90%	0.703%	10.64%
C3	13.57%	2.05%	0.704%	10.84%
C4	13.92%	2.21%	0.705%	11.03%
C5	14.26%	2.37%	0.707%	11.21%
D1	14.61%	2.53%	0.708%	11.40%
D2	14.96%	2.69%	0.710%	11.59%
D3	15.31%	2.84%	0.711%	11.79%
D4	15.65%	3.00%	0.713%	11.97%
D5	16.00%	3.16%	0.714%	12.16%
E1	16.35%	3.32%	0.716%	12.35%
E2	16.70%	3.48%	0.717%	12.54%
E3	17.04%	3.63%	0.719%	12.73%
E4	17.39%	3.79%	0.720%	12.92%
E5	17.74%	3.95%	0.722%	13.11%
F1	18.09%	4.11%	0.723%	13.30%
F2	18.43%	4.26%	0.725%	13.49%

			Reduction in Return
			(Assuming Assumed	Returns Assuming
		Assumed Default	Default Rate) Due to	Assumed Default Rate
		Rate (As Discussed	LendingClub’s 1.00%	After LendingClub’s
Loan Grade	Interest Rate	Above)	Service Charge	1.00% Service Charge

F3	18.78%	4.42%	0.726%	13.68%
F4	19.13%	4.58%	0.728%	13.87%
F5	19.47%	4.74%	0.729%	14.05%
G1	19.82%	4.90%	0.731%	14.24%
G2	20.17%	5.05%	0.732%	14.44%
G3	20.52%	5.21%	0.734%	14.63%
G4	20.86%	5.37%	0.735%	14.81%
G5	21.21%	5.53%	0.737%	15.00%

Illustration of Service Charge if Prepayment Occurs

The LendingClub platform allows a borrower member to prepay a member loan at any time without penalty, and all prepayments are subject to our 1.00% charge. Prepayments will reduce or eliminate the interest payments you expect to receive on a Note.

Thus, assume for example that an investor purchases a $100.00 Note corresponding to a member loan bearing interest at 8.00%. If the member loan is paid in full according to its terms over its full three year term, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $12.62, or $12.75 minus the 1.00% service charge.

Assume, however, that the member loan corresponding to the Note is fully prepaid:

•	If the member loan is prepaid one month after issuance, the investor will receive a Note principal payment of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $0.66, or $0.67 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 6 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $3.71, or $3.75 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 12 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $6.81, or $6.88 minus the 1.00% service charge.

•	If the member loan is prepaid following the first 24 months of payment, the investor will receive aggregate Note principal payments of $99.00, or $100.00 minus the 1.00% service charge, and aggregate Note interest payments of $11.08, or $11.19 minus the 1.00% service charge.

For information about historical loan prepayment information, see “About the Loan Platform — Historical Information about Our Borrower Members and Outstanding Loans.”

Standard Terms of the Member Loans

All LendingClub member loans are unsecured obligations of individual borrowers with a fixed interest rate and three-year maturity. Member loans have an amortizing, monthly repayment schedule and may be repaid in whole or in part at any time without prepayment penalty. In the case of a partial prepayment, we automatically recalculate the amortization schedule over the remainder of the three-year term, and the borrower member’s required monthly payment is correspondingly reduced. See “About the Loan Platform — Description of the Notes.”

Loan Postings and Borrower Member Information Available on the LendingClub Website

Once a loan request is complete and we have assigned a loan grade and interest rate to the requested loan, the request is subsequently posted on our website and then becomes available for viewing by investors. Investors are also then able to commit to buy Notes that will be dependent for their payments on that member loan. Loan requests appear under LendingClub screen names, not actual names. Investors are able to view:

•	the requested loan amount;

•	loan grade (determined using the process described above), interest rate and annual percentage rate for the member loan;

•	anonymized data from the borrower member’s credit report, including FICO score range, level of debt, current delinquencies, recent bankruptcies, collections, open tax liens, open accounts, credit inquiries, utilization of credit limit and length of credit history;

•	the borrower member’s self-reported income and whether that income has been verified by LendingClub;

•	the borrower member’s self-reported, unverified social affiliations;

•	total funding that has been committed to date to Notes that will be dependent on the loan;

•	the number of investors committed to funding Notes that will be dependent on the member loan; and

•	the borrower member’s self-reported intended use of funds.

Borrower members who use our platform must identify their intended use of their loans. As of March 31, 2009, among funded member loans, borrower members identified their intended use of loan proceeds as follows:

•	refinancing high-interest loans and credit card debt (approximately 66%);

•	financing their home-based or small businesses (approximately 18%); and

•	significant expenses, such as home improvements or medical expenses (approximately 16%)

Potential borrowers typically state the use of funds in a short sentence or clause, such as “Consolidate my credit card debt and be rid of it.” We historically have not verified, and do not plan in the future to verify or monitor, a borrower member’s actual use of funds.

Borrower members may also list social affiliations. One basic affiliation listed for every borrower member is the borrower member’s home state, which is based on the borrower member’s verified address. Borrower members may also choose to list an affiliation with a company, educational institution or association. We do not verify these additional stated affiliations, and borrower members are not required to list them.

Investors are also able to view the following information provided by borrower members, which we do not verify:

•	home ownership status;

•	job title;

•	employer;

•	length of employment with current employer;

•	gross income; and

•	debt-to-income ratio (excluding mortgage), as calculated by LendingClub based on (i) the debt (excluding mortgage) reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise.

We also post the following credit history information from the consumer reporting agency report, and label the information as being provided by a credit bureau:

•	a numerical range of between 2 and 80 points within which the borrower member’s FICO score falls, as set forth in the discussion of loan grade above;

•	the borrower member’s earliest credit line;

•	the borrower member’s number of open credit lines;

•	the borrower member’s total number of credit lines;

•	the borrower member’s revolving credit balance;

•	the borrower member’s revolving line utilization;

•	the number of credit inquiries received by the consumer reporting agency with regard to the borrower member within the last six months;

•	the number of reported delinquencies in the past two years; and

•	the length of time (in months) since the borrower member’s last reported delinquency.

Although borrower members and investors are anonymous to each other, investors may post questions on the loan listing and borrower members have the opportunity, but are not required, to post public responses. We do not verify these responses.

Loan posting and borrower member information available on the LendingClub website will be statements made in connection with the purchase and sale of securities, and therefore subject to Rule 10b-5 of the Exchange Act. Loan posting and borrower member information filed in prospectus supplements will be subject to the liability provisions of the Securities Act. In this document, we advise potential investors in the Notes as to the limitations on the reliability of borrower member-supplied information. An investor’s recourse in the event this information is false will be extremely limited.

Loan requests remain open for 14 days, during which time funding commitments to purchase Notes that will be dependent on the loans may be made by investors unless funding commitments for Notes aggregating the loan request amount are received earlier, in which case the member loan is funded as soon as practicable.

How to Purchase Notes

After a loan request has been posted on the LendingClub website, individual investors who have registered with LendingClub and who reside in states in which the Notes are available for sale may commit to purchase Notes dependent on the member loan requested by the borrower member.

Investors navigate our website as follows. Investors may browse all active loan listings. They may also use search criteria to narrow the list of loan listings they are viewing. The available search criteria include loan grade, borrower member credit score range, number of recent delinquencies and loan funding status, as well as a free-search field. The free-search field returns results based on the word entered as the search. As investors browse the loan listings, they can click on any of the listings to view additional detail. The loan detail page includes general information about the borrower member and the loan request that is viewable by non-members, and more detail (including credit data) viewable only by signed-in investors. Once signed-in, investors may select any of the displayed loan listings and add them to their “order,” which is akin to a shopping basket. Investors may add as many member loans as they want to their order, provided that the aggregate amount of their order does not exceed the funds available in their LendingClub customer accounts. Once an investor has finished building an order, the investor may click the “check out” button, review the “order” one more time and then click the confirmation button to commit funds to the order. Funds committed represent binding commitments to purchase Notes issued by us that are dependent on the chosen member loans for payment. From that point on, the funds committed by the investor are no longer available in the investor’s LendingClub account and may no longer be withdrawn or committed to other loans (unless and until loans included in the order are not funded, in which case the corresponding funds become available to the investor again).

A single borrower member’s loan request is typically funded by Notes purchased by many different investors. For example, during the period from October 13, 2008 to March 31, 2009, the average aggregate loan size was approximately $9,205 and the average funding commitment per investor per loan was approximately $194. Notes are available in a minimum denomination of $25, and in $25 increments thereafter. In the event that a borrower member’s loan request does not attract Note purchase commitments sufficient to provide full funding for the member loan, the borrower member ceases to be under an obligation to accept the loan, although borrowers may still choose to accept partial funding of their loan requests or may request that their loan requests be re-listed on the LendingClub platform. For the year ended March 31, 2009, among borrower members whose loan requests were only partially committed:

•	approximately 71% chose to accept partial funding;

•	approximately 20% chose to re-list their loan requests; and

•	approximately 9% chose to decline partial funding and not relist their loan requests.

LendingMatch

In making loan purchase commitments, as of March 31, 2009, roughly 40% of investors used LendingClub’s “LendingMatch” system, a proprietary search engine that creates a sample listing of Notes responsive to search criteria based on the investor’s target weighted average interest rate for the investor’s portfolio. Investors may experiment with LendingMatch search results on our website without committing to purchase Notes.

The following steps are involved in an investor’s use of LendingMatch:

•	The investor indicates the aggregate principal amount of Notes that the investor wishes to purchase, which we refer to as a “portfolio.”

•	The investor may then input preferences corresponding to LendingClub risk levels, such as by clicking LendingMatch search buttons or moving a cursor along a LendingMatch slider. These risk levels are calculated by applying a proprietary formula. The calculation that LendingMatch performs assumes an initial search result from the loan requests currently available on the platform.

•	By using the search inputs, the investor can submit queries for LendingMatch to present potential Notes that match the investor’s search criteria. LendingMatch then displays a sample portfolio for the investor.

•	The sample portfolio presented by LendingMatch contains a list of Notes, displaying information about requested principal amounts, interest rates and the maturity dates of each member loan on which the Notes are dependent. Self-reported social connections, if any, are also displayed. By changing the input criteria, an investor can repeat the request for a sample portfolio and view a new portfolio.

•	Once presented with a sample portfolio, an investor can choose to make modifications to the sample portfolio by removing Notes, adding new Notes or changing the amount of each Note purchased.

•	The investor then submits the desired portfolio, gets a confirmation page and selects “confirm” in order to buy the portfolio or “go back” to make further modifications or cancel the portfolio altogether.

•	If a loan request forming part of the portfolio is cancelled, either by LendingClub or by the borrower member, and the member loan will not be available, investors will be offered the opportunity to substitute a new loan request for the cancelled request. In this event, LendingMatch will present investors with the option to replace the cancelled loan request with another loan request of the same risk grade or a less risky risk grade. Thus, a B5 loan would be replaced with the option to designate funding for another B5 loan and, if no B5 loan were available, a B4 loan, and if no B4 loan were available, a B3 loan, and so forth.

Investors may also browse loan requests or sort them using various search criteria including interest rate, FICO score range, debt-to-income ratio (calculated as described above), delinquencies in the last two years and percentage of the loan request already funded by Note commitments.

Loan Funding and Treatment of Investor Balances

An investor’s commitment to purchase a Note dependent on a member loan is a binding commitment, subject only to receipt of aggregate Note purchase commitments equal to the total loan request amount or, if the total loan request amount is not fully met by investor Note purchase commitments or LendingClub, a borrower member’s decision to accept partial funding. In order to make Note purchase commitments, investors must have sufficient funds in their LendingClub accounts. This is accomplished by having each investor authorize an electronic transfer using the ACH network from the investor’s designated and verified bank account to the account currently maintained by LendingClub at Wells Fargo Bank, N.A. in trust for investors (“ITF account”). The ITF account is a pooled account titled in our name “in trust for” LendingClub investors. The ITF account is a non-interest bearing demand deposit account.

Funds in the ITF account will always be maintained at an FDIC member financial institution. Individual LendingClub members have no direct relationship with Wells Fargo Bank, N.A. We are the trustee for the ITF account. In addition to outlining the rights of investors, the trust agreement provides that we disclaim any economic interest in the assets in the ITF account and also provides that each investor disclaims any right, title or interest in the assets of any other investor in the ITF account. No LendingClub monies are ever commingled with the assets of investors in the ITF account.

Under the ITF account, we maintain sub-accounts for each of the investors on our platform to track and report funds committed by investors to purchase Notes dependent on member loans, as well as payments received from borrower members. These record-keeping sub-accounts are purely administrative and reflect balances and transactions concerning the funds in the ITF account.

The ITF account is FDIC-insured on a “pass through” basis to the individual investors, subject to applicable limits. This means that each individual investor’s balance is protected by FDIC insurance, up to the limits established by the FDIC. Other funds the investor has on deposit with Wells Fargo Bank, N.A., for example, may count against any applicable FDIC insurance limits.

Funds of an investor may stay in the ITF account indefinitely. Such funds may include:

•	funds in the investor’s sub-account never committed to purchase Notes;

•	funds committed to the purchase of Notes for which the underlying member loan did not close; or

•	payments received from LendingClub related to Notes previously purchased.

Upon request by the investor, we will transfer investor funds in the ITF account to the investor’s designated and verified bank account by ACH transfer, provided such funds are not already committed to the future purchase of Notes.

Purchases of Notes and Loan Closings

Once an investor has decided to purchase one or more Notes that are dependent on member loans and prefunded the investor’s LendingClub account with sufficient cash, we proceed with the purchase and sale of the Notes to the investor and facilitate the closing of the corresponding member loans. At a Note closing, when we issue a Note to an investor and register the Note on our books and records, we transfer the principal amount of such Note from such investor’s sub-account under the ITF account to a funding account maintained by WebBank. This transfer represents the payment by the investor of the purchase price for the Note. These proceeds are designated for the funding of the particular member loan selected by the investor. WebBank is the lender for all member loans to borrower members, which allows our platform to be available on a uniform basis to borrower members throughout the United States, except that we do not currently offer member loans in Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee. We are obligated to maintain sufficient funds in the funding account maintained by WebBank to satisfy the daily projected member loan closings. WebBank disburses the loan proceeds to the borrower member who is receiving the member loan. An individual member loan generally closes the first business day after we receive Note funding commitments in an aggregate amount equal to the total amount of the loan request, or when the borrower member agrees to take a lesser amount equal to the amount of Note commitments received up to that time.

The borrower member executes an electronic loan agreement in favor of WebBank. At the closing of the borrower member’s loan, we execute an electronic promissory note on the borrower member’s behalf for the final loan amount under a power of attorney on behalf of the borrower member. WebBank then electronically indorses the promissory note to LendingClub and assigns the borrower member’s loan agreement to LendingClub without recourse to WebBank. Borrowers also electronically execute a borrower membership agreement in which they grant us the power of attorney to execute their promissory note and agree to have us service their member loan, among other things.

The promissory note and the loan agreement contain customary agreements and covenants requiring the borrower members to repay their member loans and acknowledging LendingClub’s role as servicer for all the member loans. Borrowers authorize WebBank to disburse the loan proceeds by ACH transfer.

Investors know only the screen names, and do not know the actual names, of borrower members. The actual names and mailing addresses of the borrower members are known only to us and WebBank. We maintain custody of the electronically-executed promissory notes in electronic form on our platform.

Borrowers pay us an origination fee upon successful closing of the member loan. WebBank deducts the origination fee from the loan amount prior to disbursing the net amount to the borrower member and remits the fee to us. This fee is determined by the loan grade of the loan and currently ranges from 1.25% to 3.75% of the aggregate principal amount, as set forth in the chart below:

LendingClub
Origination
Loan Grade	Fee

A	1.25%
B	3.25%
C	3.75%
D	3.75%
E	3.75%
F	3.75%
G	3.75%

Identity Fraud Reimbursement

We reimburse investors for the unpaid principal balance of a Note that is dependent on a member loan obtained through identity fraud. We generally recognize the occurrence of identity fraud upon receipt of a police report regarding the identity fraud. This reimbursement for identity fraud only provides an assurance that our borrower identity verification is accurate; in no way is it a guarantee of a borrower’s self-reported information (beyond the borrower’s identity) or a borrower member’s creditworthiness. We expect the incidence of identity fraud on our platform to be low because of our identity verification process. As of March 31, 2009, we had experienced ten cases of confirmed identity fraud. In nine of these cases, we received a police report from the victim of the identity fraud, evidencing that identity fraud had occurred. In the remaining case, the identity appeared to be completely faked. We reimbursed the investors who had funded these ten member loans for the outstanding principal amount of these member loans.

Post-Closing Loan Servicing and Collection

Following the purchase of Notes and the closing of the corresponding member loans, we begin servicing the member loans.

We assess investors a service charge in respect of their Notes. Our service charge is equal to an amount corresponding to 1.00% of the following amounts received by LendingClub from borrower members in respect of each corresponding member loan (in each case excluding any payments due to LendingClub on account of portions of the corresponding member loan, if any, funded by LendingClub itself):

•	principal;

•	interest; and

•	late fees.

Our procedures generally involve the automatic debiting of borrower bank accounts by ACH transfer. If a borrower member chooses to pay by check, we impose a $15.00 check processing fee per payment, subject to applicable law. We retain 100% of any check processing fees we receive to cover our costs.

Member loan payments are transferred to a clearing account in our name where they remain for four days or until the amounts clear, whichever is shorter. Thereafter, we make payments on the Notes by transferring the appropriate funds to the ITF account and allocating amounts received on specific member loans to the appropriate investor’s sub-account. We transfer amounts due to us for servicing and borrower loans we hold from the clearing account to another operating account of ours. An investor may transfer uncommitted funds out of the investor’s LendingClub sub-account in the ITF account by ACH to the investor’s designated bank account at any time, subject to normal execution times for such transfers (generally 2-3 days).

We disclose on our website to the relevant investors and report to consumer reporting agencies regarding borrower members’ payment performance on LendingClub member loans. We have also made arrangements for collection procedures in the event of borrower member default. When a member loan is past due and payment has not been received, we contact the borrower member to request payment. After a 15-day grace period, we may, in our discretion, assess a late payment fee. The amount of the late payment fee is the greater of 5.00% of the unpaid installment amount, or $15.00, or such lesser amount as may be provided by applicable law. This fee may be charged only once per late payment. Amounts equal to any late payment fees we receive are paid to holders of the Notes dependent on the relevant member loans, net of our service charge. We often choose not to assess a late payment fee when a borrower promises to return a delinquent loan to current status and fulfills that promise. See “About the Loan Platform — Historical Information about Our Borrower Members and Outstanding Loans.” We may also work with the borrower member to structure a new payment plan in respect of the member loan without the consent of any holder of the Notes corresponding to that member loan. Under the indenture for the Notes, we are required to use commercially reasonable efforts to service and collect member loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the member loans.

Each time a payment request is denied due to insufficient funds in the borrower’s account or for any other reason, we may assess an unsuccessful payment fee to the borrower in an amount of $15.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law. We retain 100% of this unsuccessful payment fee to cover our costs incurred because of the denial of the payment.

If a member loan becomes 31 days overdue, we identify the loan on our website as “Late (31-120),” and we either refer the member loan to an outside collection agent, currently AR Assist, LLC, or to our in-house collections department. Currently, we generally use our in-house collections department as a first step when a borrower member misses a member loan payment. In the event that our initial in-house attempts to contact a borrower member are unsuccessful, we generally refer the delinquent account to the outside collection agent. Amounts equal to any recoveries we receive from the collection process are payable to investors on a pro rata basis, subject to our deduction of our 1.00% service charge and an additional collection fee. The investor is only charged the additional collection fee if the collection agency or LendingClub are able to collect a payment. These fees, which are a percentage of the amount recovered, are listed below:

•	30% if the member loan is less than 60 days past due and no more than 90 days from the date of origination;

•	35% in all other cases, except litigation; and

•	30%, or hourly attorneys’ fees, in the event of litigation, plus costs.

Investors are able to monitor the status of collections as the status of a member loan switches from “Late (15-30 days)” to “Late (31-120 days)” to “current” for example, but cannot participate in or otherwise intervene in the collection process.

The following table summarizes the fees that we charge and how these fees affect investors:

Description of Fee	Fee Amount	When Fee is Charged	Effect on Investors

Service charge on Notes	1.00% of the principal, interest and late fees received by LendingClub from borrower members in respect of each corresponding member loan (in each case excluding any payments due to LendingClub on account of portions of the corresponding member loan, if any, funded by LendingClub itself)	At the time of any payments on the Notes, including Note payments resulting from prepayments or partial payments on corresponding member loans	The service charge will reduce the effective yield on your Notes below their stated interest rate

Description of Fee	Fee Amount	When Fee is Charged	Effect on Investors

Member loan late fee	Assessed in our discretion; if assessed, the late fee is the greater of 5.00% of the unpaid installment amount, or $15.00, or such lesser amount as may be provided by applicable law, and may be charged only once per late payment	In our discretion, when a member loan is past due and payment has not been received after a 15-day grace period	Amounts equal to any late payment fees we receive are paid to holders of the Notes corresponding to the relevant member loan, net of our 1.00% service charge

Member loan unsuccessful payment fee	$15.00 per unsuccessful payment, or such lesser amount as may be provided by applicable law	May be assessed each time a payment request is denied, due to insufficient funds in the borrower’s account or for any other reason	We retain 100% of this unsuccessful payment fee to cover our costs incurred because of the denial of the payment

Member loan collection fee	Only charged after a member loan becomes 31 days overdue if the collection agency or LendingClub is able to collect an overdue payment; collection fee is a percentage of the amount recovered:

	• 30% if the member loan is less than 60 days past due and no more than 90 days from the date of origination;	At the time of successful collection after a member loan becomes 31 days overdue	Collection fees charged by us or a third-party collection agency will reduce payments and the effective yield on the related Notes; collection fees will be retained by us or the third-party collection agency as additional servicing compensation
• 35% in all other cases, except litigation; and
• 30%, or hourly attorneys’ fees, in the event of litigation, plus costs
Check processing fee	$15.00 per check processed for any payments made by check	At the time a payment by check is processed	We retain 100% of this check processing fee to cover our costs

If a borrower member dies while a member loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us. We then file a claim against the borrower member’s estate to attempt to recover the outstanding loan balance. Depending on the size of the estate, we may not be able to recover the outstanding amount of the loan. If the estate does not include sufficient assets to repay the outstanding member loan in full, we will treat the unsatisfied portion of that member loan as defaulted with zero value. In addition, if a borrower member dies near the end of the term of a member loan, it is unlikely that any further payments will be made on the Notes corresponding to such member loan, because the time required for the probate of the estate may extend beyond the initial maturity date and the final maturity date of the Notes.

Our normal collection process changes in the event of a borrower member bankruptcy filing. When we receive notice of the bankruptcy filing, as required by law, we cease all automatic monthly payments on the member loan. We also defer any other collection activity. The status of the member loan, which the relevant investors may view, switches to “bankruptcy.” We next determine what we believe to be an appropriate approach to the member’s bankruptcy. If the proceeding is a Chapter 7 bankruptcy filing, seeking liquidation, we attempt to determine if the proceeding is a “no asset” proceeding, based on instructions we receive from the bankruptcy court. If the proceeding is a “no asset” proceeding, we take no further action and assume that no recovery will be made on the member loan.

In all other cases, LendingClub will file a proof of claim involving the borrower member. The decision to pursue additional relief beyond the proof of claim in any specific matter involving a LendingClub borrower member will be entirely within our discretion and will depend upon certain factors including:

•	if the borrower member used the proceeds of a LendingClub member loan in a way other than that which was described the borrower member’s loan application;

•	if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a “best effort” on the borrower member’s behalf; and

•	our view of the costs and benefits to LendingClub of any proposed action.

Participation in the Funding of Loans by LendingClub and Its Affiliates

From time to time, qualified loan requests on our platform are not fully committed to by investors. To address these situations, LendingClub has itself funded portions of certain member loan requests, using the proceeds of credit facilities or other borrowings from outside financing sources. As of March 31, 2009, we had funded approximately $15.0 million of loan requests. Although we have no obligation to do so, we may fund portions of loan requests in the future.

Our affiliates, including our executive officers, directors and stockholders, also have funded portions of loans requests from time to time in the past, and may do so in the future. As of March 31, 2009, our affiliates had funded $1,302,150 of loan requests.

Trading Platform

Investors may not transfer their Notes except through the resale trading platform operated by FOLIOfn Investments, Inc. (“FOLIOfn”), a registered broker-dealer. See “About the Loan Platform — Description of the Notes — Restrictions on Transfer.” This trading platform is an internet-based trading platform on which LendingClub investors who establish a brokerage relationship with the registered broker-dealer operating the trading platform may offer their Notes for sale. In this section, we refer to LendingClub investors who have established such brokerage relationships as “subscribers.” Only transactions involving resales of previously issued Notes will be effected through the trading platform; the trading platform will not handle any aspect of transactions involving the initial offer and sale of Notes by LendingClub. Subscribers may post orders to sell their Notes on the trading platform at prices established by the subscriber. Other subscribers will have the opportunity to view these prices, along with historical information from the original loan posting for the member loan corresponding to the Note, an updated credit score range of the borrower member and the payment history for the Note.

Currently, the only fees payable by subscribers in respect of the trading platform are the fees charged by the registered broker-dealer to subscribers who sell Notes. This fee is currently equal to 1.00% of the resale price of the Note sold.

All Notes traded through the trading platform will continue to be subject to LendingClub’s ongoing fees, including the ongoing 1.00% service charge.

LendingClub is not a registered national securities exchange, securities information processor, clearing agency, broker, dealer or investment adviser. All securities services relating to the trading platform are provided by FOLIOfn. Neither LendingClub nor FOLIOfn will make any recommendations with respect to transactions on the trading platform. There is no assurance that investors will be able to establish a brokerage relationship with the registered broker-dealer. Furthermore, LendingClub cannot assure subscribers that they will be able to sell Notes they offer for resale through the trading platform at the offered price or any other price nor can LendingClub offer any assurance that the trading platform will continue to be available to subscribers. The trading platform is not available to residents of all states.

Customer Support

We provide customer support to our borrower members and investors. For most LendingClub members, their experience is entirely web-based. We include detailed frequently asked questions (“FAQs”) on our website. We also post detailed fee information and the full text of our member legal agreements.

We make additional customer support available to members by email and phone. Our customer support team is located at our headquarters in Sunnyvale, California.

Historical Information about Our Borrower Members and Outstanding Loans

As of March 31, 2009, LendingClub had facilitated 3,891 member loans with an average original principal amount of $8,483 and an aggregate original principal amount of $33,006,525, out of which $20,993,707 of outstanding principal balance had been through at least one billing cycle. Out of these loans, 238 member loans with an aggregate original principal amount of $1,998,300, or 6.05%, had prepaid, while out of the remaining outstanding principal balance, 90.46% were current, 0.96% were 16 to 30 days late, 3.45% were more than 30 days late, and 5.13% were defaulted. A member loan is considered as having defaulted when at least one payment is more than 120 days late.

The 5.13% of defaulted loans as of March 31, 2009 were comprised of 162 member loans, equaling a total defaulted amount of $1,287,487. Of these defaulted loans, 44 were loans in which the borrower member filed for a Chapter 7 bankruptcy seeking liquidation, equaling $403,831 in defaulted amounts.

During the quarter ended March 31, 2009, of the 3,337 member loans which were not delinquent prior to the start of the quarter, 117 member loans became delinquent for some amount of time during the quarter, excluding those that entered the 0 — 15 day grace period. Of those loans which became delinquent for more than 15 days during the quarter, we charged late fees totaling $2,562 on 74 loans and received late fees of $393 on those same 74 loans.

The following table presents aggregated information about borrower members and their loans for the period from May 24, 2007 to March 31, 2009, grouped by the LendingClub loan grade assigned by LendingClub:

				Average Total
	Number of	Average	Average Annual	Funding
Grade	Borrowers	Interest Rate	Percentage Rate	Committed

A1	33	7.3009%	7.7761%	$3,323
A2	83	7.5822%	8.0306%	$4,216
A3	140	7.9515%	8.4413%	$5,859
A4	156	8.7711%	9.2603%	$6,283
A5	182	9.1787%	9.6805%	$7,980
B1	126	9.6815%	10.5659%	$7,547
B2	158	10.0089%	10.8978%	$9,077
B3	156	10.3602%	11.2819%	$8,725
B4	179	10.8275%	11.8673%	$9,065
B5	210	11.1887%	12.2623%	$8,309
C1	229	11.4240%	12.7777%	$8,111
C2	186	11.7533%	13.1355%	$9,610
C3	190	12.0488%	13.4108%	$8,936
C4	200	12.4078%	13.8348%	$8,530
C5	177	12.7997%	14.2317%	$8,445
D1	152	13.0582%	14.8642%	$9,394
D2	150	13.4755%	15.2863%	$8,894
D3	137	13.5657%	15.2264%	$8,817
D4	154	13.8772%	15.5895%	$8,514
D5	107	14.0332%	15.6132%	$7,511
E1	102	14.5196%	16.2270%	$9,075
E2	116	14.6251%	16.3214%	$8,669
E3	90	14.9693%	16.5617%	$8,502
E4	91	15.1360%	16.7143%	$9,490
E5	71	15.6277%	17.2077%	$9,200
F1	52	15.7515%	17.2401%	$9,579
F2	41	15.9945%	17.4206%	$11,284
F3	38	16.4915%	18.1146%	$10,823
F4	30	16.6687%	18.1785%	$11,208
F5	24	16.9565%	18.5089%	$10,956
G1	23	17.3403%	18.8897%	$9,722
G2	18	17.6319%	19.0523%	$8,217
G3	20	17.9966%	19.4905%	$10,695
G4	32	18.0478%	19.4070%	$13,138
G5	38	18.5767%	20.0747%	$9,537

The following table presents aggregated information for the period from May 24, 2007 to March 31, 2009, self-reported by borrower members at the time of their loan applications, grouped by the LendingClub loan grade assigned by LendingClub. LendingClub has not independently verified this information:

	Percentage of Borrowers	Average		Average
	Stating They Own Their	Job Tenure	Average Annual	Debt-to-Income
Grade	Own Homes(1)	in Months(1)	Gross Income(1)	Ratio(2)

A1	60.61%	73	$60,396	5.18%
A2	59.04%	66	$76,356	5.91%
A3	45.71%	71	$60,477	7.70%
A4	49.36%	81	$59,947	8.80%
A5	48.90%	57	$66,629	10.17%
B1	42.06%	64	$67,115	9.13%
B2	50.00%	80	$75,222	9.94%
B3	46.15%	63	$64,988	11.10%
B4	43.58%	54	$64,556	12.24%
B5	40.95%	60	$59,702	11.39%
C1	45.85%	66	$60,974	11.83%
C2	46.24%	62	$64,221	12.64%
C3	41.58%	61	$66,713	13.61%
C4	42.50%	74	$65,841	13.93%
C5	41.24%	55	$79,465	12.81%
D1	40.13%	64	$61,515	13.51%
D2	35.33%	67	$62,025	14.10%
D3	45.99%	70	$58,321	13.82%
D4	35.71%	58	$55,740	13.58%
D5	42.06%	53	$59,846	13.83%
E1	43.14%	53	$63,774	14.69%
E2	37.07%	53	$57,746	14.41%
E3	45.56%	67	$57,970	14.56%
E4	48.35%	69	$63,536	15.39%
E5	38.03%	40	$61,439	15.65%
F1	46.15%	64	$65,600	16.04%
F2	36.59%	66	$75,031	17.81%
F3	44.74%	83	$78,928	19.73%
F4	40.00%	70	$60,966	18.59%
F5	45.83%	76	$77,075	15.81%
G1	47.83%	32	$51,760	22.44%
G2	55.56%	69	$92,122	19.45%
G3	50.00%	70	$53,341	19.55%
G4	59.38%	60	$86,184	17.75%
G5	68.42%	73	$95,780	20.94%

(1)	Self reported.

(2)	Average debt-to-income ratio, excluding mortgage debt, calculated by LendingClub based on (i) the debt reported by a consumer reporting agency, and (ii) the income reported by the borrower member.

The following table presents aggregated information for the period from May 24, 2007 to March 31, 2009, reported by a consumer reporting agency about LendingClub borrower members at the time of their loan applications, grouped by the LendingClub loan grade assigned by LendingClub. As used in this table, “Delinquencies in the Last Two Years” means the number of 30+ days past-due incidences of delinquency in the borrower member’s credit file for the past two years. See “About the Loan Platform — How the LendingClub Platform Operates — Minimum Credit Criteria and Underwriting” for a more detailed discussion of delinquencies. LendingClub has not independently verified this information. All figures other than loan grade are agency reported:

						Average
						Number of
		Average	Average	Average	Average	Inquiries	Average	Average
	Average	Open	Total	Revolving	Revolving	in the	Delinquencies	Months
	FICO	Credit	Credit	Credit	Line	Last	in the Last	Since Last
Grade	Score	Lines	Lines	Balances	Utilizations	Six Months	Two Years	Delinquency

A1	780	8	20	$13,445	12.69%	0	0	34
A2	778	9	21	$9,217	12.32%	1	0	39
A3	768	9	20	$10,819	15.75%	1	0	48
A4	754	9	21	$11,413	22.37%	1	0	35
A5	746	9	20	$14,267	26.70%	1	0	34
B1	735	9	20	$13,603	31.40%	2	0	35
B2	731	9	20	$15,209	31.43%	1	0	43
B3	724	9	20	$18,094	38.04%	1	0	39
B4	719	9	20	$17,651	37.36%	2	0	41
B5	711	9	19	$15,753	43.31%	2	0	40
C1	702	9	20	$16,080	48.55%	1	0	41
C2	701	10	21	$18,430	49.56%	2	0	39
C3	695	9	21	$19,110	52.77%	2	0	40
C4	692	10	21	$16,671	52.62%	2	0	35
C5	686	9	20	$13,966	52.10%	2	0	32
D1	683	9	20	$19,500	57.04%	2	0	33
D2	682	9	20	$15,829	59.29%	2	0	36
D3	676	10	20	$16,937	59.79%	2	0	36
D4	671	9	19	$13,305	62.53%	2	0	32
D5	671	9	19	$20,838	59.32%	2	0	29
E1	669	10	21	$18,634	62.06%	2	0	32
E2	665	10	19	$18,354	62.76%	2	0	36
E3	661	9	19	$17,641	67.48%	3	1	28
E4	662	10	20	$15,769	64.35%	4	0	39
E5	662	10	20	$17,900	67.40%	3	0	24
F1	667	10	23	$23,032	64.56%	3	0	33
F2	664	11	22	$29,684	65.94%	3	0	32
F3	665	12	25	$23,707	63.89%	3	0	37
F4	659	11	21	$20,036	66.48%	3	0	28
F5	656	11	24	$24,608	72.36%	3	0	29
G1	661	10	21	$13,434	68.90%	3	1	29
G2	658	14	28	$30,301	63.78%	3	0	23
G3	655	13	22	$20,823	65.82%	3	0	34
G4	649	12	27	$28,601	69.70%	3	0	32
G5	653	15	32	$46,786	72.73%	4	1	26

The following table presents additional aggregated information for the period from May 24, 2007 to March 31, 2009, about delinquencies, default and borrower prepayments, grouped by the LendingClub loan grade assigned by LendingClub. The interest rate, default and delinquency information presented in the table includes data only for member loans that had been issued for more than 45 days as of March 31, 2009, and therefore have been through at least one billing cycle. With respect to late member loans, the following table shows the entire amount of the principal remaining due (not just that particular payment). The second and fourth columns show the late member loan amounts as a percentage of member loans issued for more than 45 days. Member loans are placed on nonaccrual status and considered as defaulted when they become 120 days late. The data presented in the table below comes from a set of member loans that have been outstanding, on average, for approximately 15 months.

Because of our limited operating history, the data in the following table regarding loss experience may not be representative of the loss experience that will develop over time as additional member loans are originated through the LendingClub platform and the member loans already originated through our platform have longer payment histories. In addition, because of our limited operating history, the data in the following table regarding prepayments may not be representative of the prepayments we expect over time as additional member loans are originated through the LendingClub platform and the member loans already originated through our platform have longer payment histories.

	15 - 30	15 - 30					Total	Number
	Days Late	Days Late	30+ Days	30+ Days			Number of	of Loans
Grade	($)	(%)	Late ($)	Late (%)	Default ($)	Default (%)	Loans	Prepaid	Prepaid ($)	Prepaid (%)

A1	$—	0.00%	$—	0.00%	$—	0.00%	33	3	$3,975	3.63%
A2	$—	0.00%	$—	0.00%	$—	0.00%	83	14	$57,800	16.52%
A3	$4,316	0.65%	$10,331	1.55%	$—	0.00%	140	11	$65,150	7.94%
A4	$2,780	0.34%	$6,116	0.75%	$—	0.00%	156	13	$78,850	8.04%
A5	$—	0.00%	$—	0.00%	$—	0.00%	182	11	$67,400	4.64%
B1	$16,458	1.76%	$7,818	0.84%	$17,284	1.85%	126	16	$121,000	12.72%
B2	$—	0.00%	$25,713	1.79%	$21,666	1.51%	158	12	$125,575	8.76%
B3	$3,884	0.29%	$18,355	1.35%	$39,338	2.89%	156	13	$90,400	6.64%
B4	$19,912	1.38%	$14,046	0.97%	$38,703	2.68%	179	6	$83,000	5.12%
B5	$19,608	1.39%	$54,327	3.84%	$33,663	2.38%	210	18	$156,075	8.95%
C1	$6,451	0.42%	$16,352	1.06%	$25,539	1.66%	229	12	$104,675	5.64%
C2	$13,648	0.94%	$58,674	4.06%	$25,782	1.78%	186	13	$116,250	6.50%
C3	$24,052	1.69%	$26,904	1.89%	$57,148	4.01%	190	8	$102,175	6.02%
C4	$12,322	0.92%	$63,181	4.73%	$62,628	4.69%	200	8	$60,100	3.52%
C5	$6,063	0.52%	$55,511	4.72%	$54,268	4.62%	177	5	$39,025	2.61%
D1	$23,206	2.00%	$51,294	4.43%	$64,841	5.60%	152	9	$89,900	6.30%
D2	$—	0.00%	$10,589	1.03%	$67,509	6.57%	150	6	$50,250	3.77%
D3	$7,853	0.76%	$36,074	3.50%	$76,747	7.44%	137	6	$61,450	5.09%
D4	$—	0.00%	$41,817	3.98%	$108,626	10.35%	154	5	$33,075	2.52%
D5	$10,203	1.42%	$50,760	7.07%	$48,870	6.80%	107	2	$15,000	1.87%
E1	$—	0.00%	$30,271	4.01%	$23,574	3.13%	102	5	$35,275	3.81%
E2	$15,282	1.75%	$22,519	2.59%	$71,306	8.19%	116	4	$34,800	3.46%
E3	$7,239	1.09%	$10,114	1.52%	$6,374	0.96%	90	5	$63,700	8.32%
E4	$4,766	0.69%	$14,786	2.14%	$44,242	6.40%	91	3	$28,725	3.33%
E5	$5,941	1.05%	$28,380	5.02%	$33,374	5.90%	71	9	$97,900	14.99%
F1	$6,961	1.58%	$27,950	6.34%	$67,152	15.24%	52	4	$40,725	8.18%
F2	$—	0.00%	$15,527	3.69%	$62,595	14.86%	41	2	$31,250	6.75%
F3	$5,960	1.60%	$8,513	2.29%	$52,149	14.01%	38	4	$33,900	8.24%
F4	$11,004	3.35%	$17,712	5.40%	$38,401	11.70%	30	1	$9,000	2.68%

	15 - 30	15 - 30					Total	Number
	Days Late	Days Late	30+ Days	30+ Days			Number of	of Loans
Grade	($)	(%)	Late ($)	Late (%)	Default ($)	Default (%)	Loans	Prepaid	Prepaid ($)	Prepaid (%)

F5	$—	0.00%	$31,582	12.35%	$1,564	0.61%	24	1	$8,600	3.27%
G1	$—	0.00%	$4,807	2.23%	$—	0.00%	23	1	$14,400	6.44%
G2	$—	0.00%	$27,933	22.36%	$12,218	9.78%	18	1	$3,250	2.20%
G3	$—	0.00%	$12,133	6.07%	$17,498	8.75%	20	4	$46,300	21.65%
G4	$8,989	2.14%	$32,411	7.71%	$74,722	17.77%	32	2	$22,650	5.39%
G5	$4,555	1.27%	$32,734	9.14%	$39,707	11.09%	38	1	$6,700	1.85%

For information about member loan modifications following delinquencies, see “— Description of the Notes — Servicing Covenant.”

The following table presents aggregated information for the period from May 24, 2007 to March 31, 2009 on the results of our collection efforts for all corresponding member loans that became more than 30 days past due at any time, grouped by credit grade. For purposes of this analysis, we have excluded the 10 loans that LendingClub repurchased due to identity fraud.

				Gross		Aggregate
				Amount		Principal	Gross
				Collected	Number of	Balance of	Amount
			Aggregate	on	Loans	Loans	Recovered
	Number of		Amount	Accounts	Charged-	Charged-Off	On Loans
	Loans in	Origination	Sent to	Sent to	Off Due to	Due to	Charged-
	Collection	Amount	Collections	Collections	Delinquency	Delinquency	Off
Grade	(1)	(1)	(1)	(2)	(3)	(3)	(4)

A	9	$55,000	$4,773	$4,773	0	$0	$0
B	42	$340,975	$38,038	$15,142	11	$41,554	$0
C	59	$525,850	$67,830	$35,217	8	$55,252	$0
D	68	$562,175	$75,172	$26,125	15	$86,794	$173
E	59	$467,125	$65,770	$36,491	7	$42,613	$107
F	36	$387,850	$52,097	$16,108	7	$62,078	$0
G	16	$214,375	$32,536	$7,379	3	$43,636	$0
Totals	289	$2,553,350	$336,216	$141,234	51	$331,927	$280

(1)	Represents accounts 31 to 120 days past due.

(2)	Represents the gross amounts collected on corresponding member loans while such accounts were in collection during the 31-120 days past-due period. This amount does not represent payments received after an account has been sent to collection, cured and returned to current status. Of this amount, investors received $139,822 (99%). The remainder was fees to LendingClub of $1,412 (1%). The amounts retained by LendingClub are reflected as loan servicing fees in our consolidated financial statements.

(3)	Represents accounts that have been delinquent for 120 days at which time the account is charged-off. Any money recovered after 120 days is no longer included as amounts collected on accounts sent to collection.

(4)	Represents the gross amounts LendingClub received on charged-off accounts after the accounts were charged-off — e.g., a dollar received on an account 122 days past due.

Use of Proceeds

We will use the proceeds of each series of Notes to fund a member loan through the LendingClub platform designated by the investors purchasing such series of Notes. See “About the Loan Platform” for more information.

Plan of Distribution

We will offer the Notes to LendingClub investors at 100% of their principal amount. The Notes will be offered only by LendingClub through the LendingClub website, and there will be no underwriters or underwriting discounts. See “About the Loan Platform” for more information.

Financial Suitability Requirements

The Notes are highly risky and speculative. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment.

In addition, minimum financial suitability standards and maximum investment limits have been established for investors. These minimum suitability standards and maximum investment limits are as follows. Any additional or different requirements for residents of the state in which you reside will be added by prospectus supplement.

In states other than California, investors must either:

•	have an annual gross income of at least $70,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $70,000; or

•	have a net worth (determined with the same exclusions) of at least $250,000.

In California, investors must either:

•	have an annual gross income of at least $100,000 and a net worth (exclusive of home, home furnishings and automobile) of at least $100,000; or

•	have a net worth (determined with the same exclusions) of at least $250,000.

In addition, no investor may purchase Notes in an amount in excess of 10% of the investor’s net worth, determined exclusive of home, home furnishings and automobile.

Investors must represent in the investor agreement that they meet the applicable minimum suitability requirements.

Description of the Notes

General

The Notes will be issued in series under an indenture dated October 10, 2008, as amended, between LendingClub and Wells Fargo Bank, N.A.

Each series of Notes will correspond to one borrower member loan. All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest. The Notes of each series will have a stated interest rate that is the same as the interest rate for the corresponding borrower member loan and an aggregate stated principal amount equal to the investors’ aggregate commitment to purchase Notes the proceeds of which they have designated to fund the corresponding member loan.

Notwithstanding the foregoing, LendingClub has no obligation to make any payments on the Notes unless, and then only to the extent that, LendingClub has received payments on the corresponding member loan, as described under “— Payments on the Notes.” The Notes will also be subject to prepayment without penalty under certain circumstances as described under “— Prepayments.”

Notes of each series will have an initial term of three years and four business days, which is four business days longer than the term of the corresponding member loan. The four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrower members. If there are amounts owing to LendingClub in respect of the corresponding member loan at the initial maturity of a Note, the term of the

Note will be automatically extended to the fifth anniversary of initial issuance, which we refer to as the “final maturity,” to allow the holder to receive any payments that LendingClub receives on the corresponding member loan after the maturity of the corresponding member loan. Following the final maturity of a Note, the holder of that Note will have no rights to receive any further payments from LendingClub.

The indenture does not limit the aggregate principal amount of Notes that LendingClub can issue under the indenture, but each series of Notes will be effectively limited to a maximum principal amount of $25,000, which is the largest possible initial principal amount of a member loan. If in the future LendingClub changes the maximum amount of a permitted borrower loan request, then the maximum aggregate principal amount of Notes per series would also increase. The aggregate principal amount of Notes of each series will equal the aggregate amount of funds designated by investors to fund the corresponding member loan. When LendingClub funds some or all of a member loan itself, no Notes will be issued to LendingClub for the amounts of the member loan that LendingClub determines to fund itself.

We will use all proceeds we receive from purchases of the Notes to purchase the corresponding member loans from WebBank.

Ranking

The Notes will not be contractually senior or contractually subordinated to any other indebtedness of LendingClub. The Notes will be unsecured special, limited obligations of LendingClub. LendingClub will be obligated to pay principal and interest on each Note in a series only if and to the extent that LendingClub receives principal, interest or late fee payments from the borrower member on the corresponding member loan funded by the proceeds of that series, and such borrower member loan payments will be shared ratably among all Notes of the series after deduction of LendingClub’s service charge and any payments due to LendingClub on account of the portions of the member loan, if any, funded by LendingClub itself. In the event of a bankruptcy or similar proceeding of LendingClub, the relative rights of the holder of a Note as compared to the holders of other unsecured indebtedness of LendingClub with respect to payment from the proceeds of the member loan corresponding to that Note or other assets of LendingClub is uncertain. If LendingClub were to become subject to a bankruptcy or similar proceeding, the holder of a Note will have an unsecured claim against LendingClub that may or may not be limited in recovery to the corresponding borrower member loan payments.

The indenture does not contain any provisions that limit LendingClub’s ability to incur indebtedness in addition to the Notes.

Payments and Paying Agents

Subject to the limitations described under “— Limitations on Payments,” LendingClub will make payments of principal and interest on the Notes within four business days of receiving Member Loan Payments (as defined below) in respect of the corresponding member loan, in accordance with the payment schedule for each Note. Each Note will have a payment schedule providing 36 monthly payments on payment dates that fall four business days following the due date for each installment of principal and interest on the corresponding member loan. The extra four business days allow us to assure the finality of the transfer of funds under the ACH rules after we receive payments from borrowers.

The stated interest rate on each Note will be the same as the interest rate on the corresponding member loan and interest will be computed and will accrue on the Note in the same manner as the interest on the corresponding member loan is computed and accrues. The Service Charge described below will reduce the effective yield on your Notes below their stated interest rate.

LendingClub will be the initial paying agent for the Notes. LendingClub will make all required payments on each Note to the LendingClub account of the holder in whose name the Note is registered on the record date for the relevant payment date. The record date for each payment date shall be the second business day prior to the actual payment date. If a payment date falls on a date that is not a business day, then such payment will be made on the next succeeding business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the “ACH System”) is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Each holder of a Note’s right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder’s pro rata portion of the Member Loan Net Payments, if any.

For each series of Notes, “Member Loan Net Payments” means the amounts, if any, equal to the Member Loan Payments from the corresponding member loan minus the applicable Service Charge.

“Member Loan Payments” for each series of Notes means all amounts received by LendingClub in connection with the corresponding member loan, including without limitation, all payments or prepayments of principal and interest, any late fees and any amounts received by LendingClub upon collection efforts with respect to the corresponding member loan, but excluding the Unsuccessful Payment Fee, any check processing fees, any collection fees imposed by LendingClub or LendingClub’s third-party collection agency and any payments due to LendingClub on account of portions of the corresponding member loan, if any, funded by LendingClub itself.

The “Service Charge” is an amount equal to 1.00% of all Member Loan Payments.

The “Unsuccessful Payment Fee” is a $15.00 fee or such lesser amount permitted by law charged by LendingClub when LendingClub’s payment request is denied for any reason, including but not limited to, insufficient funds in the borrower member’s bank account or the closing of that bank account.

To the extent that anticipated Member Loan Payments from a member loan are not received by LendingClub, no payments will be due and payable by LendingClub on the Notes related to that member loan, and a holder of a Note will not have any rights against LendingClub or the borrower member in respect of the Note or the member loan corresponding to such holder’s Note.

Prepayments

To the extent that a borrower member prepays a corresponding member loan, such prepayment amount will be a Member Loan Payment and holders of Notes related to that corresponding member loan will be entitled to receive their pro rata shares of the prepayment net of the applicable service charge. In the case of a partial prepayment of a corresponding member loan, LendingClub will automatically recalculate the anticipated amortization schedules for the Notes over the remainder of their term and will make available to the holders of those Notes a revised estimate of monthly payments to be received over such term.

Mandatory Redemption

Upon the occurrence of a confirmed identity fraud incident with respect to a member loan, LendingClub will redeem all of the Notes of the series corresponding to such member loan for 100% of the outstanding principal amount of such Notes. An “identity fraud incident” means that the corresponding member loan has been obtained as a result of identity theft or fraud on the part of the purported borrower member. We may, in our discretion, require proof of the identity theft or fraud, such as a copy of the police report filed by the person whose identity was wrongfully used to obtain the corresponding member loan.

Servicing Covenant

LendingClub is obligated to use commercially reasonable efforts to service and collect the member loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the member loans. If LendingClub refers a delinquent member loan to a collection agency on the 31st day of its delinquency, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. Furthermore, LendingClub may, at any time and from time to time, amend or waive any term of a member loan, and may transfer, sell or cancel any member loan that is more than 120 days delinquent without the consent of any holder of any Notes of the series corresponding to such member loan. As of March 31, 2009, we have restructured the payment schedules of approximately 150 member loans, and we have modified the terms of one member loan to accept payment of less than the principal amount originally borrowed. Of the approximately 150 member loans with restructured payment schedules, the new payment schedules called for 100% principal repayment and additional interest payments to reflect the changed payment schedules. As of March 31, 2009, we have never transferred or sold a member loan. In the event that LendingClub undertakes such a modification, waiver, transfer, sale or cancellation, LendingClub will notify the relevant investor by email, and the impact of such action will be reflected in the investor’s account. See “About the Loan Platform — How the LendingClub Platform Operates — Post-Closing Loan Servicing and Collection” for a description of LendingClub’s imposition of late fees. LendingClub will also be obligated to use commercially reasonable efforts to maintain backup servicing arrangements providing for the servicing of the member loans.

The indenture contains no financial covenants or other covenants limiting LendingClub’s operations or activities, including the incurrence of indebtedness.

Consolidation, Merger, Sale of Assets

The indenture prohibits LendingClub from consolidating with or merging into another business entity or conveying, transferring or leasing our properties and assets substantially as an entirety to any business entity, unless:

•	the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes our obligations with respect to the outstanding Notes by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

Except as may be provided otherwise for a particular series of Notes, we will issue Notes in denominations of $25 or integral multiples of $25. The Notes will be issued only in registered form and only in electronic form. This means that each Note will be stored on our website. You can view your Notes online and print copies for your records, by visiting your secure, password-protected webpage in the “My Account” section of our website. We will not issue certificates for the Notes. Investors will be required to hold their Notes through LendingClub’s electronic Note register.

The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes.

We reserve the right to issue certificated Notes only if we determine not to have the Notes held solely in electronic form.

We and the trustee will treat the investors in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange. All Notes must be held by LendingClub members. The Notes will not be transferable except through the Note Trading Platform by FOLIOfn. Under the terms of the Notes, any transfer of a Note will be wrongful unless (1) the transfer is effected on a trading system that we approve as a resale trading system and (2) the Note has been presented by the registered holder to us or our agent for registration of transfer. The registrar for the Notes, which initially will be us, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system or except as required by applicable law or court order. There can be no assurance, however, that an active market for Notes will develop on the trading system, that particular Notes will be resold or that the system will continue to operate. The trading platform is not available to residents of all states. Therefore, investors must be prepared to hold their Notes to maturity. See “About the Loan Platform — Trading Platform.”

Full Amortization; No Sinking Fund

The Notes are fully amortizing. There will be no sinking fund for the Notes.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•	failure by LendingClub to make required payments on the Notes for 30 days past the applicable due date;

•	failure by LendingClub to perform, or the breach of, any other covenant for the benefit of the holders of the Notes of such series which continues for 90 days after written notice from the Trustee or holders of 25% of the outstanding principal amount of the debt securities of all series for which such default exists as provided in the indenture, subject to an additional 90 day cure period; or

•	specified events relating to LendingClub’s bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if we do not make payments when a borrower member does not make payments to us on the member loan corresponding with the particular series of Notes. In that case, LendingClub is not required to make payments on Notes, so no default occurs. See “Risk Factors — Payments on the Notes depend entirely on payments we receive on corresponding member loans.” An event of default with respect to one series of Notes is not automatically an event of default for any other series.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture then the stated principal amount of the Notes shall become due and payable immediately without any act by the trustee or any holder of Notes.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all such notes waive an existing default with respect to such Notes and its consequences except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

A holder of any Note of any series may not institute a suit against us for enforcement of such holder’s rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•	the holder gives to the trustee written notice stating that an event of default with respect to the Notes is continuing;

•	the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue the remedy;

•	such holder or holders offer to the trustee security or indemnity satisfactory to it against any loss, liability or expense satisfactory to the trustee;

•	the trustee does not comply with the request within 60 days after receipt of the notice, the request and the offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture requires us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of any of the Notes or a default with respect to the Notes that causes them to be accelerated, may give rise to a cross-default under our other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•	all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or

•	all of the Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and we have deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes;

if in either case, we also pay or cause to be paid all other sums payable under the indenture by us and deliver to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

Wells Fargo Bank, N.A. is the trustee under the indenture. From time to time, we maintain deposit accounts including and conduct other banking transactions with the trustee and its affiliates in the ordinary course of business. If and when the trustee becomes a creditor of ours, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against us. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

Investor Agreement

When an investor registers on the platform, the investor enters into an investor agreement with us that governs the investor’s purchases of Notes from time to time from us. Under the agreement, we provide the investor the opportunity through the platform to review loan requests, purchase Notes and instruct us to apply the proceeds from the sale of each Note to the funding of a specific member loan the investor has designated.

Under the agreement, the investor must commit to purchase a Note to fund a member loan prior to the origination of that loan. At the time the investor commits to purchase a Note the investor must have sufficient funds in the investor’s account with us to complete the purchase, and the investor will not have access to those funds after making the purchase commitment unless and until we notify the investor that the member loan will not be funded. Once the investor makes a purchase commitment, it is irrevocable regardless of whether the full amount of the borrower member’s loan request is funded. If the member loan does not close, then we will inform the investor and release him or her from the purchase commitment.

The agreement describes our limited obligation to redeem Notes in the case of identity fraud, which is described above. The investor agrees that in such circumstances the investor will have no rights with respect to any such Notes except the crediting of the purchase price to the investor’s account.

The investor agrees that the investor has no right to make any attempt, directly or through any third party, to take any action to collect from the borrower members on the investor’s Notes or the corresponding member loans.

The investor acknowledges that the Notes are intended to be indebtedness of LendingClub for U.S. federal income tax purposes and agrees not to take any position inconsistent with that treatment of the Notes for tax, accounting, or other purposes, unless required by law. The investor also acknowledges that the Notes will be subject to the original issue discount rules of the Internal Revenue Code of 1986, as amended, as described under “Material U.S. Federal Income Tax Considerations — Taxation of Payments on the Notes.”

The investor acknowledges that the Notes are not transferable at this time and that the investor intends to hold the Notes until maturity and has no intention to distribute the Notes.

The agreement describes the limitations on payments on the Notes, which are described above. We expressly disclaim any representations as to a borrower member’s ability to pay the corresponding member loan and do not act as a guarantor of any corresponding member loan payments by any borrower member.

The parties make customary representations and warranties to each other, and the investor represents and warrants that the investor has not made a decision in connection with any loan requests on the LendingClub platform on any prohibited basis set forth in the Equal Credit Opportunity Act and Regulation B or any applicable state or local laws, regulations, rules or ordinances concerning credit discrimination.

The investor acknowledges and agrees that we assume no advisory or fiduciary responsibility in the investor’s favor in connection with the purchase and sale of the Notes and we have not provided the investor with any legal, accounting, regulatory or tax advice with respect to the Notes.

The investor represents and warrants that the investor meets minimum financial suitability standards and maximum investment limits. See “About the Loan Platform — Financial Suitability Requirements.”

The agreement provides that neither party is liable to the other party for any lost profits, or special, exemplary, consequential or punitive damages.

The agreement provides that it is subject to binding arbitration. It also provides that the parties waive a jury trial in any litigation related to the agreement and any member loans or other agreements related to the investor agreement. The agreement will be governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Material U.S. Federal Income Tax Considerations

The following discussion sets forth the material U.S. federal income tax considerations generally applicable to purchasers of Notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (“Treasury Regulations”), administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies only to investors who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts, or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	persons holding Notes as part of a “straddle,” “hedge,” “synthetic security” or “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	Non-U.S. Holders (as defined below); or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. A “Non-U.S. Holder” is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Classification of the Notes

No authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. In general, a taxpayer is bound by the form of a transaction for U.S. federal income tax purposes. In form, the Notes will be obligations of LendingClub. Accordingly, although the matter is not free from doubt, LendingClub intends to treat the Notes as indebtedness of LendingClub for U.S. federal income tax purposes.

The IRS may take contrary positions and, accordingly, no assurance can be given that the IRS or a court will agree with the tax characterizations and tax consequences described below. Where the form of a transaction does not reflect the economic realities of the transaction, the substance rather than the form should determine the tax consequences. Each series of Notes will correspond to a member loan, and LendingClub has no obligation to make any payments on the Notes unless, and then only to the extent that, LendingClub has received payments on the corresponding member loan. Accordingly, the IRS could determine that, in substance, each investor owns a proportionate interest in the corresponding member loan for U.S. federal income tax purposes. The IRS could also determine that the Notes are not indebtedness of LendingClub but another financial instrument.

The following discussion is based upon the assumption that each Note will be treated as a debt instrument of LendingClub for U.S. federal income tax purposes. Any differing treatment of the Notes could significantly affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. Accordingly, all prospective purchasers of the Notes are advised to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership and disposition of the Notes (including any possible differing treatments of the Notes).

Taxation of Payments on the Notes

The Notes will have original issue discount, or OID, for U.S. federal income tax purposes. A U.S. Holder of a Note will be required to include such OID in income as ordinary interest income for U.S. federal income tax purposes as it accrues under a constant yield method, regardless of such U.S. Holder’s regular method of tax accounting. If a Note is paid in accordance with its payment schedule, which will be available on the holder’s account page at www.lendingclub.com, the amount of OID includible in income by a U.S. Holder is anticipated to be based on the yield of the Note determined net of the 1.00% service charge, as described below, which yield will be lower than the stated interest rate on the Note. As a result, the holder will generally be required to include an amount of OID in income that is less than the amount of stated interest paid on the Note. On the other hand, if a payment on a Note is not made in accordance with such payment schedule, for example because the borrower member did not make timely payment in respect of the corresponding member loan, a U.S. Holder will be required to include such amount of OID in taxable income as interest even though such interest has not been paid.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule. In addition, under the applicable Treasury

Regulations, remote and/or incidental contingencies generally may be ignored. A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant.

The Notes provide for one or more alternative payment schedules because LendingClub is obligated to make payments on a Note only to the extent that LendingClub receives payments on the corresponding member loan. The payment schedule for each Note, which will be available on the holder’s account page at www.lendingclub.com, provides for payments of principal and interest (net of the 1.00% service charge) on the Note in accordance with the payment schedule for the corresponding member loan. In addition to scheduled payments, LendingClub will prepay a Note to the extent that a borrower member prepays the member loan corresponding to the Note, and late fees collected on the member loan corresponding to a Note will be paid to the holders of the Note. Notwithstanding such contingencies, LendingClub has determined to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because LendingClub believes that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment, or late payment by the borrower member on the member loan corresponding to such Note will be remote or incidental. If in the future LendingClub determines that the previous sentence does not apply to a Note, LendingClub anticipates that it will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and shall so notify U.S. Holders of the Note.

LendingClub’s determination is not binding on the IRS. If the IRS determines that the Notes are “contingent payment debt instruments” due to the contingencies described above (or in the future, if LendingClub so concludes with respect to a particular series of Notes), the Notes will be subject to special rules applicable to contingent payment debt instruments. Such rules generally require a holder to (i) accrue interest income based on a projected payment schedule and comparable yield, which may be higher or lower than the stated interest rate on the Notes, and (ii) treat as ordinary income, rather than capital gain, any gain recognized on the sale, exchange, or retirement of the debt instrument and treat any loss recognized on such a disposition as an ordinary loss to the extent of prior OID inclusions and as capital loss thereafter. This discussion assumes that the Notes are not subject to the contingent payment debt instrument rules.

The OID on a Note will equal the excess of the Note’s “stated redemption price at maturity” over its “issue price.” The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note (net of the 1.00% service charge) under the payment schedule of the Note. The issue price of the Notes will equal the principal amount of the Notes.

The amount of OID includible in a U.S. Holder’s income for a taxable year is the sum of the “daily portions” of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note’s adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note (net of the 1.00% service charge). A Note’s yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note (net of the 1.00% service charge) under the payment schedule of the Note, produces an amount equal to the issue price of such note.

Cash payments of interest and principal (net of the 1.00% service charge) under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and the U.S. Holder’s adjusted tax basis in the Note. In general, the U.S. Holder’s adjusted tax basis of the Note will equal the U.S. Holder’s cost for the Note, increased by the OID and market discount previously included in gross income by the holder, as discussed below, and reduced by any payments previously received by the holder in respect of the Note.

Except as described below with respect to any Note acquired at a market discount or, as discussed above, treated as a contingent payment debt instrument, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other taxable disposition, such Note has been held for more than one year. Under current U.S. federal income tax law (presently effective for taxable years beginning before January 1, 2011), certain non-corporate U.S. Holders, including individuals, are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Prepayments

As discussed above, LendingClub will prepay a Note to the extent that a borrower member prepays the member loan corresponding to the Note. If LendingClub prepays a note in full, the Note will be treated as retired, and, as described above, a U.S. Holder generally will have gain or loss equal to the difference, if any, between the amount realized upon the retirement and the U.S. Holder’s adjusted tax basis in the Note. If LendingClub prepays a Note in part, a portion of the Note will be treated as retired. Generally, for purposes of determining (i) the gain or loss attributable to the portion of the Note retired and (ii) the OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, holder’s adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired. The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If a U.S. Holder purchases a Note on the trading platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as “market discount” for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by the U.S. Holder. Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless the U.S. Holder elects to accrue market discount on a constant yield basis. In addition, a U.S. Holder may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense incurred on indebtedness incurred or continued to purchase or carry such Note.

A U.S. Holder may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by the U.S. Holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. Investors should consult their own tax advisors before making this election.

Acquisition Premium

If a U.S. Holder purchases a Note on the trading platform for an amount greater than the Note’s adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium. For a Note acquired with an acquisition premium, the amount of OID that the U.S. Holder must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If a U.S. Holder purchases a Note on the trading platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, the U.S. holder will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on the member loan corresponding to the Notes will be paid to the holders of the Notes. LendingClub anticipates that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note. In such case, any late fees paid to a U.S. Holder of Notes should be taxable as ordinary income at the time such fees are paid or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Member Loans Corresponding to Note — Automatic Extension

In the event that LendingClub does not make scheduled payments on a Note as a result of nonpayment by a borrower member on the member loan corresponding to the Note, a U.S. Holder must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension, the final maturity date, except as described below. Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note’s adjusted issue price on that date. As a result of such reissuance, the amount and accrual of OID on the Note may change. At the time of the deemed reissuance, due to nonpayment by the borrower member, LendingClub may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower member on the member loan corresponding to such Note will be remote or incidental. Accordingly, the Note may become subject to the contingent payment debt instrument rules. In addition, in the event that a Note’s maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower member on the member loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules. As discussed above, contingent payment debt instruments are subject to special rules. If LendingClub determines that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, it will notify the U.S. holders and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, a U.S. Holder may be able to stop accruing OID on the Note. Under current IRS guidance, it is not clear whether a U.S. Holder may stop accruing OID if scheduled payments on a Note are not made. U.S. Holders should consult their own tax advisors regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a result of Worthlessness

In the event that a Note becomes wholly worthless, a U.S. Holder generally should be entitled to deduct the holder’s adjusted tax basis in the Note as a capital loss in the taxable year the Note becomes wholly worthless. The portion of the U.S. Holder’s adjusted tax basis attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. U.S. Holders should consult their own tax advisors regarding the character and timing of losses attributable to Notes that become worthless.

Backup Withholding and Information Reporting

In general, LendingClub will be required to provide information returns to non-corporate U.S. Holders, and corresponding returns to the IRS, with respect to (i) payments, and accruals of OID, on the Notes and (ii) payments with respect to proceeds from a sale, retirement or other taxable disposition of a Note. In addition, a non-corporate U.S. Holder may be subject to backup withholding (currently at a 28% rate) on such payments if the U.S. Holder (i) fails to provide an accurate taxpayer identification number to the payor; (ii) has been notified by the IRS of a failure to report all interest or dividends required to be shown on its U.S. federal income tax returns; or (iii) in certain circumstances, fails to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

ABOUT LENDINGCLUB

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, pages 49 to 60, which is incorporated by reference in this prospectus. In addition, the following information supplements the information incorporated by reference:

As of          , 2009, we increased the one-time origination fees that our borrower members pay to us for arranging a member loan (determined by the loan grade of the member loan) ranging from 1.25% to 3.75% of the aggregate principal amount of the member loan, as set forth below:

Loan Grade	A	B	C	D	E	F	G

Fee	1.25%	3.25%	3.75%	3.75%	3.75%	3.75%	3.75%

Our procedures generally involve the automatic debiting of borrower bank accounts by ACH transfer. Prior to          , 2009, if a borrower member chose to pay by check, we imposed a five percentage point increase in the interest rate. Beginning          , 2009, we replaced this five percentage point increase in the interest rate with a $15.00 check processing fee per payment by check, subject to applicable law.

As of          , 2009, we do not offer member loans in Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee.

During May and June 2009, we borrowed a total of $3,000,000 under our May 2009 term loan facility with SVB and Gold Hill.

On July 1, 2009, we filed with the Delaware Secretary of State an amendment to our certificate of incorporation increasing our total authorized shares to 83,600,000 shares, 50,000,000 of which are common stock and 33,600,000 of which are preferred stock, and designating 16,500,000 of the authorized shares of preferred stock as Series B Preferred Stock.

BUSINESS

Overview

LendingClub is the operator of the online financial community described in more detail in this document under the caption “About the Loan Platform.” Our platform provides a number of benefits to our borrower members. We believe the key features of the LendingClub experience are the following:

•	Better interest rates than those available from traditional banks;

•	24-hour online availability to initiate a loan request;

•	Convenient, electronic payment processing; and

•	Amortizing, fixed rate loans, which represent a more responsible way for consumers to borrow than revolving credit facilities.

Business Strengths

We believe that the following business strengths differentiate us from competitors and are key to our success:

•	Focus on high quality borrowers. Our current credit criteria require borrower members to have: (i) a FICO score of at least 660; (ii) a debt-to-income ratio (excluding mortgage) below 25%, as calculated by LendingClub based on the debt reported by a consumer reporting agency, and the income reported by the borrower member, which is not verified unless we display an icon in the loan listing indicating otherwise; and (iii) a credit file without any current delinquencies, recent bankruptcy, tax liens or non-medical related collections opened within the last 12 months, and reflecting at least four accounts ever opened, at least three accounts currently open, no more than 10 credit inquiries in the past six months, utilization of credit limit not exceeding 100% and a minimum credit history of 36 months.

•	Social connections among our members. We believe that the ability of members to discover how they are related through social connections, education, workplace and geography has helped forge a sense of community among our members, which we believe will help lead to low delinquency rates due to a sense of social obligation.

•	Efficient distribution channels. We acquire many of our members through online communities, social networks and marketers in a cost-efficient way.

•	Superior technology. We believe our LendingMatch technology helps investors easily diversify their Note purchases to correlate with corresponding member loans that the investors select as the most suitable for them, based on their needs.

Corporate History

We were incorporated in Delaware in October 2006 under the name SocBank Corporation. We changed our name to LendingClub Corporation in November 2006. In May 2007, we began operations as an application on Facebook.com. In August 2007, we expanded our operations with the launch of our public web site, www.lendingclub.com. We have been operating since December 2007 pursuant to an agreement with WebBank, an FDIC-insured, Utah state-chartered industrial bank that serves as the lender for all loans originated through our platform.

Marketing

Our marketing efforts are designed to attract members to our website, to enroll them as members and to close transactions with them. We employ a combination of paid and unpaid sources to market the LendingClub platform. We also invest in public relations to build our brand and visibility. We measure website visitor-to-member conversion and test graphics and layout alternatives to improve website conversion. We also seek to customize our website to our members’ needs whenever possible. We carefully analyze visitor website usage to understand and overcome barriers to conversion. In the year ended March 31, 2009, we spent approximately $1.6 million on marketing.

Technology

Our system hardware is located in a hosting facility located in Santa Clara, California, owned and operated by SAVVIS under an agreement that expires in January 2010, which we intend to renew at that time, although we reserve the opportunity to evaluate competing hosting offers. Under the terms of our agreement with SAVVIS, the agreement generally will be automatically renewed for successive six month terms, unless either party delivers a termination notice. The facility provides around-the-clock security personnel, video surveillance and biometric access screening and is serviced by onsite electrical generators, fire detection and suppression systems. The facility has multiple Tier 1 interconnects to the internet. We also maintain a real time backup system located in Washington, D.C.

We own all of the hardware deployed in support of our platform. We continuously monitor the performance and availability of our platform. We have a scalable infrastructure that utilizes standard techniques such as load-balancing and redundancies.

We have executed a license agreement with BankServ, which allows us to use BankServ software on our platform to help process electronic cash movements, record book entries and calculate cash balances in our members’ LendingClub accounts. We process electronic deposits and payments by originating ACH transactions. BankServ’s software allows us to put these transactions in the correct ACH transaction data formats. We also use BankServ software to make book entries between individual members accounts as a Write-Once-Read-Many (WORM) system. Our agreement with BankServ has an initial term of three years starting from April 2007 and then generally will be automatically renewed for successive one year terms, unless either party delivers a termination notice. Under the agreement, BankServ is required to maintain a copy of its source code in escrow to protect LendingClub against loss of access to this software in the event that BankServ permanently ceases to conduct business. If our agreement with BankServ were to be terminated, we would seek to replace this software with a competing software product.

We have also executed a backup and successor servicing agreement with Portfolio Financial Servicing Company (“PFSC”). Pursuant to this agreement, PFSC will prepare and then stand ready to service the member loans. Following five business days’ prior written notice from us or from the indenture trustee for the Notes, PFSC will begin servicing the member loans. Pursuant to our agreement with PFSC, we have agreed to pay PFSC monthly start-up preparation fees and a one-time preparation fee, and then to pay PFSC a monthly standby fee. Upon PFSC becoming the servicer of the member loans, we will pay PFSC a one-time declaration fee, and PFSC will be entitled to retain up to 5% of the amounts it collects as servicer. Our agreement with PFSC has an initial term of three years starting from September 2008 and then generally will be automatically renewed for successive one-year terms, unless either party delivers a termination notice. If our agreement with PFSC were to be terminated, we would seek to replace PFSC with another backup servicer.

Scalability

Our platform is highly scalable, because it does not contain any single point of processing that might restrict or reduce the capacity of the overall system. The platform is designed as a collection of many small symmetrical servers capable of replacing each other with no strict dependency between them. This design allows us to either scale up either by deploying one or a limited small number of our servers and configuring them to take advantage of the machine they run on, or deploying a large number of servers and configuring them to run on lightweight machines. Our online deployment employs a fast load balancer as a reverse proxy for all the machines containing the actual symmetrical servers, which allows us to intercept end-user requests and route them to the least busy server.

Data integrity and security

All data received from end users or from our business counterparties are transported in a secure manner; for example, we only expose data or actions pages of our application in SSL mode. We have received an SSL certificate from VeriSign. For communication with our banking counterparties, we require a dedicated, fully authenticated connection (VPN), in addition to the SSL encryption of the data. Data storage follows specific rules for specific cases. For example, the most sensitive information is stored using one-way encryption, which makes it impossible to read in the clear, while the next level of data security uses regular encryption, which requires a key in order to decrypt the data, and for regular data, a set of access control rules have been created to limit the visibility of the data and to protect the privacy of each user.

LendingClub utilizes state of the art network firewall technology for perimeter level threat protection. The philosophy of least privilege is used throughout the infrastructure. In short, each person has access to only what they must have access to in order to do their job. The following are used as part of LendingClub’s security process: centralized logging with custom real-time alerts (servers and firewalls), host based intrusion detection, individual firewalls in addition to TCP wrappers, system / service level monitoring, active blocking of attacks, disabled root ssh logins, and centralized configuration management. In addition, no two accounts use the same name on any two servers.

Fraud detection

We consider fraud detection to be of utmost importance to the successful operation of our business. We employ a combination of proprietary technologies and commercially available licensed technologies and solutions to prevent and detect fraud. We employ techniques such as knowledge based authentication (KBA), out-of-band authentication and notification, behavioral analytics and digital fingerprinting to prevent identity fraud. We use services from third-party vendors for user identification, credit checks and OFAC compliance. In addition, we use specialized third-party software to augment our identity fraud detection systems. In addition to our identity fraud detection system, we also have a dedicated team which conducts additional investigations of cases flagged for high fraud risk by verifying the income and employment data reported by borrower members. See “About the Platform — How the LendingClub Platform Operates — Borrower Financial Information is Generally Unverified.” We also enable investors to report suspicious activity to us, which we may then decide to evaluate further.

Engineering

We have made substantial investment in software and website development and we expect to continue or increase the level of this investment as part of our strategy to continually improve the LendingClub platform. In addition to developing new products and maintaining an active online deployment, the engineering department also performs technical competitive analysis as well as systematic product usability testing. As of March 31, 2009, we had an engineering team of eleven permanent employees and three contractors working on designing and implementing the ongoing releases of the LendingClub platform. Our product management team, which directs and organizes our software and website development efforts, includes a system architect, a product manager, a data analyst, a quality assurance manager and a data center director. Our engineering expense totaled $1.9 million for the year ended March 31, 2009.

Competition

The market for social lending is competitive and rapidly evolving. We believe the following are the principal competitive factors in the social lending market:

•	pricing and fees;

•	website attractiveness;

•	member experience, including borrower full funding rates and investor returns;

•	acceptance as a social network;

•	branding; and

•	ease of use.

We face competition from other social lending platforms. We also face competition from major banking institutions, credit unions, credit card issuers and other consumer finance companies.

We may also face future competition from new companies entering our market, which may include large, established companies, such as eBay Inc., Google Inc. and Yahoo! Inc. These companies may have significantly greater financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their consumer lending platforms. These potential competitors may be in a stronger position to respond quickly to new technologies and may be able to undertake more extensive marketing campaigns. These potential competitors may have more extensive potential borrower bases than we do. In addition, these potential competitors may have longer operating histories and greater name recognition than we do. Moreover, if one or more of our competitors were to merge or partner with another of our competitors or a new market entrant, the change in competitive landscape could adversely affect our ability to compete effectively.

Intellectual Property

Our intellectual property rights are important to our business. We rely on a combination of copyright, trade secret, trademark, patent and other rights, as well as confidentiality procedures and contractual provisions to protect our proprietary technology, processes and other intellectual property. We have filed a patent application in respect of our LendingMatch system.

Although the protection afforded by copyright, trade secret, trademark and patent law, written agreements and common law may provide some advantages, we believe that the following factors help us to maintain a competitive advantage:

•	the technological skills of our software and website development personnel;

•	frequent enhancements to our platform; and

•	high levels of member satisfaction.

Our competitors may develop products that are similar to our technology. For example, our legal agreements may be copied directly from our website by others. We enter into confidentiality and other written agreements with our employees, consultants and partners, and through these and other written agreements, we attempt to control access to and distribution of our software, documentation and other proprietary technology and information. Despite our efforts to protect our proprietary rights, third parties may, in an authorized or unauthorized manner, attempt to use, copy or otherwise obtain and market or distribute our intellectual property rights or technology or otherwise develop a product with the same functionality as our solution. Policing all unauthorized use of our intellectual property rights is nearly impossible. Therefore, we cannot be certain that the steps we have taken or will take in the future will prevent misappropriations of our technology or intellectual property rights.

“LendingClub” and “LendingMatch” are registered trademarks in the United States.

We use software licensed to us by third parties to operate certain aspects of our loan platform, including payment processing software licensed from BankServ and software licensed from Hart Software that provides us with access to and delivery of credit report information. If we were to lose the right to use any of the software we license or such software malfunctions, our ability to process payments and operate the platform could suffer until we can transition to another service provider or repair the cause of the malfunctioning software.

Employees

As of March 31, 2009, we employed 28 full-time employees. Of these employees:

•	ten were in sales, marketing and customer service;

•	ten were in engineering; and

•	eight were in general and administration, which includes the employees who conduct our collection activities.

None of our employees are represented by labor unions. We have not experienced any work stoppages and believe that our relations with our employees are good.

Facilities

Our corporate headquarters, including our principal administrative, marketing, technical support and engineering functions, is located in Sunnyvale, California, where we lease workstations and conference rooms under a lease agreement that extends through September 30, 2009. The lease may be extended for successive six month terms at the same rate or on a month-to-month basis thereafter. We believe that our existing facilities are adequate to meet our current needs, that we have the ability to request more space as needed, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

We are not currently subject to any material legal proceedings. We are not aware of any litigation matters which have had, or are expected to have, a material adverse effect on us. We have received inquiries from a number of states in respect of the prior sales of loans under our prior operating structure, as described under “— Prior Operation of the LendingClub Platform”; neither the SEC nor any state, however, has taken or threatened administrative action or litigation over such loan sales.

Prior Operation of the LendingClub Platform

Our Prior Operating Structure

From the launch of our platform in May 2007 until April 7, 2008, the operation of our platform differed from the structure described elsewhere in this document, and we did not offer Notes. Instead, our platform allowed members to purchase assignments of unsecured member loans directly.

Under this structure, members received anonymized individual promissory notes with original principal amounts corresponding to their purchase price. Each member loan was automatically divided from inception into separate promissory notes in amounts that matched the purchase commitments from members for the particular member loan. At closing, WebBank indorsed the promissory notes to us, and we assigned each promissory note to the applicable member, subject to our loan sale and servicing agreement. Our loan sale and servicing agreement provided that we retained the right to service the member loans. Borrower member names appeared as LendingClub screen names on the electronically executed promissory notes. We maintained custody of the promissory notes on behalf of members. We charged members a fee of 1.00% of all payments of interest, principal, late fees and recoveries received in respect of the member loans. We disclaimed any obligation to guarantee the promissory notes or support the credit risk of borrower members.

From April 7, 2008 until October 13, 2008, we did not offer members the opportunity to make any purchases on our platform. During this time, we also did not accept investor registrations or allow new funding commitments from existing members. We continued to service all previously funded member loans, and members had the ability to access their accounts, monitor their member loans, and withdraw available funds without changes. The borrowing side of our platform was generally unaffected during this period. Borrower members could still apply for member loans, but these member loans were funded and held only by LendingClub. Our decision to temporarily stop accepting member purchase commitments, effective from April 7, 2008 until October 13, 2008, slowed the ramp up of our operations and expended liquidity as we funded member loans ourselves during this period.

In addition, our credit criteria and loan grading criteria differed over time from the credit criteria and loan grading criteria described elsewhere in this document. During the period from our inception until October 13, 2008, under our minimum borrower member criteria, our prospective borrower members needed to have:

•	a minimum FICO score of 640 (as reported by a consumer reporting agency);

•	a debt-to-income ratio (excluding mortgage) below 30%, as calculated by LendingClub based on (i) the borrower member’s debt reported by a consumer reporting agency; and (ii) the income reported by the borrower member, which we verified for approximately 25% of loan requests that proceeded past the initial credit check stage and were posted on our website; and

•	a credit profile (as reported by a consumer reporting agency) without any current delinquencies, recent bankruptcy, collections or open tax liens.

Under this former loan grading criteria, for borrower members that qualified, we assigned one of 35 loan grades, from A1 through G5, to each loan request, based on the borrower member’s FICO score, debt-to-income ratio (calculated as described above) and requested loan amount. A higher credit score, lower debt-to-income ratio and lower requested loan amount were factors that led to a loan request being more likely to be designated grade A1.

Effective October 13, 2008, we changed our minimum borrower member criteria to the criteria reflected elsewhere in this document, except that the minimum FICO score remained 640. Effective November 25, 2008, we raised the minimum FICO score to 660.

Securities Law Compliance

From May 2007 through April 7, 2008, we sold approximately $7.4 million of loans to persons unaffiliated with LendingClub through our former operating structure whereby we assigned promissory notes directly to members. We did not register the offer and sale of the promissory notes offered and sold through the LendingClub platform under the Securities Act or under the registration or qualification provisions of the state securities laws. In our view, analyzing whether or not the operation of the LendingClub platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through our platform were viewed as a securities offering, we would have failed to comply with the registration and qualification requirements of federal and state law and our members who hold these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation. The statute of limitations periods under state securities laws for sales of unregistered securities may extend for a longer period of time, and certain state securities laws empower state officials to seek restitution or rescission remedies for purchasers of unregistered securities. We have received inquiries from a number of states in respect of these prior sales of loans; neither the SEC nor any state, however, has taken or threatened administrative action or litigation over such loan sales. Due to the legal uncertainty regarding the sales of promissory notes offered through our platform under our prior operating structure, we decided to restructure our operations to resolve such uncertainty. We began our implementation of this decision on April 7, 2008, when we ceased offering members the opportunity to make purchases on our platform, ceased accepting purchaser registrations and ceased allowing new funding commitments from existing members. Furthermore, pursuant to this decision, we filed a prospectus, and a registration statement of which it formed a part, with the SEC, in which we described the restructuring of our operations and our new operating structure. The registration statement was declared effective by the SEC on October 10, 2008. For a description of our platform as currently operated, see “About the Loan Platform” and “About LendingClub — Management’s Discussion and Analysis — Effect of the New Lending Platform Structure.”

As of March 31, 2009, the aggregate principal balance of loans purchased through our platform from May 2007 through April 7, 2008 by purchasers not affiliated with LendingClub was $4.47 million. If a significant number of our members sought rescission, if we were subject to a class action securities lawsuit or if we were subject to lawsuits or administrative actions by the SEC or states in respect of these loans, our ability to maintain our platform and service the member loans to which the Notes correspond may be adversely affected. Our decision to restructure our operations and cease sales of promissory notes offered through our platform effective April 7, 2008 limited the contingent liability in respect of these loans so that it only related to the period from May 2007 until April 7, 2008 in which sales occurred under our prior operating structure.

We have not recorded an accrued loss contingency under Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”) in connection with this contingent liability, although we intend to continue to monitor the situation. Accounting for loss contingencies pursuant to SFAS 5 involves the existence of a condition, situation or set of circumstances involving uncertainty as to possible loss that will ultimately be resolved when one or more future event(s) occur or fail to occur. Additionally, accounting for a loss contingency requires management to assess each event as probable, reasonably possible or remote. Probable is defined as the future event or events are likely to occur. Reasonably possible is defined as the chance of the future event or events occurring is more than remote but less than probable, while remote is defined as the chance of the future event or events occurring is slight. An estimated loss in connection with a loss contingency shall be recorded by a charge to current operations if both of the following conditions are met: first, the amount can be reasonably estimated; and second, the information available prior to issuance of the financial statements indicates that it is probable that a liability has been incurred at the date of the financial statements.

The Company has assessed the contingent liability related to prior sales of loans on the platform in accordance with SFAS 5 and has determined that the occurrence of the contingency is reasonably possible. In accordance with SFAS 5, the Company has estimated the range of loss as of March 31, 2009 as between $0 and $5.3 million, which is, as of March 31, 2009, the aggregate principal balance of member loans sold to persons unaffiliated with LendingClub from inception through April 7, 2008. In making this assessment, we considered our view, described above, that analyzing whether or not the operation of the LendingClub platform involved an offer or sale of a “security” involved a complicated factual and legal analysis and was uncertain. In addition, we considered our belief that our members have received what they expected to receive in the transactions under our prior operating structure. Generally, the performance of the outstanding member loans had, in our view, delivered to members the benefits they expected to receive in using our platform.

GOVERNMENT REGULATION

Overview

The consumer loan industry is highly regulated. LendingClub, and the member loans made through our platform, are subject to extensive and complex rules and regulations, licensing and examination by various federal, state and local government authorities. These authorities impose obligations and restrictions on our activities and the member loans made through the LendingClub platform. In particular, these rules limit the fees that may be assessed on the member loans, require extensive disclosure to, and consents from, our participants, prohibit discrimination and impose multiple qualification and licensing obligations on LendingClub. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of the loan contracts, class action lawsuits, administrative enforcement actions and civil and criminal liability. While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations. These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

Licensing And Consumer Protection Laws

State Licensing Requirements

LendingClub is a licensed lender or loan broker in a number of states and is otherwise authorized to conduct its activities on a uniform basis in all other states and the District of Columbia, with the exceptions of Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee. LendingClub does not currently provide services to borrower members who are residents of Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee. State licensing statutes impose a variety of requirements and restrictions, including:

•	recordkeeping requirements;

•	restrictions on loan origination and servicing practices, including limits on finance charges and fees;

•	disclosure requirements;

•	examination requirements;

•	surety bond and minimum net worth requirements;

•	financial reporting requirements;

•	notification requirements for changes in principal officers, stock ownership or corporate control;

•	restrictions on advertising; and

•	review requirements for loan forms.

The statutes also subject LendingClub to the supervisory and examination authority of state regulators in certain cases. Because of our relationship with WebBank, we are generally able to arrange loans on a uniform basis with borrowers located throughout the United States except for the states of Idaho, Indiana, Iowa, Mississippi, Nebraska, North Carolina, North Dakota and Tennessee.

State Usury Limitations

Applicable federal law and judicial interpretations permit FDIC-insured depository institutions, such as WebBank, to “export” the interest rate permitted under the laws of the state where the bank is located, regardless of the usury limitations imposed by the state law of the borrower’s residence unless the state has chosen to opt out of the exportation regime. WebBank is located in Utah, and Utah law does not limit the amount of interest that may be charged on loans of the type offered through the LendingClub platform. Although some states have opted out of the exportation regime, judicial interpretations support the view that such opt outs only apply to loans “made” in those states. A loan made through the LendingClub platform by WebBank may be subject to state usury limits if the loan is deemed subject to the usury laws of a state that has opted-out of the exportation regime.

State Disclosure Requirements and Other Substantive Lending Regulations

LendingClub also is subject to state laws and regulations that impose requirements related to loan disclosures and terms, credit discrimination, credit reporting, debt collection and unfair or deceptive business practices. Our ongoing compliance program seeks to comply with these requirements.

Truth in Lending Act

The Truth in Lending Act (“TILA”), and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions. These rules apply to WebBank as the creditor for member loans originated on the LendingClub platform, but because the transactions are carried out on our hosted website, we facilitate compliance. For closed-end credit transactions of the type provided through our platform, these disclosures include providing the annual percentage rate, the finance charge, the amount financed, the number of payments and the amount of the monthly payment. The creditor must provide the disclosures before the loan is closed. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and the treatment of credit balances. Our platform provides borrowers with a TILA disclosure at the time a borrower member posts a loan request on the platform. If the borrower member’s request is not fully funded and the borrower chooses to accept a lesser amount offered, we provide an updated TILA disclosure. We also seek to comply with TILA’s disclosure requirements related to credit advertising.

Equal Credit Opportunity Act

The federal Equal Credit Opportunity Act (“ECOA”) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, or the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. These requirements apply both to a lender such as WebBank as well as to a party such as LendingClub that regularly participates in a credit decision. Investors may also be subject to the ECOA in their capacity as purchasers of Notes, if they are deemed to regularly participate in credit decisions. In the underwriting of member loans on the platform, both WebBank and LendingClub seek to comply with ECOA’s provisions prohibiting discouragement and discrimination. As further measures, borrowers are instructed not to provide the type of information that creditors are not permitted to request from applicants under the ECOA and the investor agreement requires investors to comply with the ECOA in their selection of member loans they designate for funding. The ECOA also requires creditors to provide consumers with timely notices of adverse action taken on credit applications. WebBank and LendingClub provide prospective borrowers who apply for a loan through the platform but are denied credit with a joint adverse action notice in compliance with the ECOA requirements (see also below regarding “Fair Credit Reporting Act”).

Fair Credit Reporting Act

The federal Fair Credit Reporting Act (“FCRA”) promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report, and requires persons to report loan payment information to credit bureaus accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a credit report. Effective August 1, 2009, creditors such as LendingClub must also develop and implement an identity theft prevention program for combating identity theft. WebBank and LendingClub have a permissible purpose for obtaining credit reports on potential borrowers and also obtain explicit consent from borrowers to obtain such reports. As the servicer for the member loans, LendingClub accurately reports member loan payment and delinquency information to consumer reporting agencies. LendingClub provides a combined ECOA/FCRA adverse action notice to a rejected borrower on WebBank’s behalf at the time the borrower is rejected that includes the required disclosures. Finally, LendingClub implements an identity theft prevention program.

Fair Debt Collection Practices Act

The federal Fair Debt Collection Practices Act (“FDCPA”) provides guidelines and limitations on the conduct of third-party debt collectors in connection with the collection of consumer debts. The FDCPA limits certain communications with third parties, imposes notice and debt validation requirements, and prohibits threatening, harassing or abusive conduct in the course of debt collection. While the FDCPA applies to third-party debt collectors, debt collection laws of certain states impose similar requirements on creditors who collect their own debts. LendingClub’s agreement with its investors prohibits investors from attempting to directly collect on the member loans. Actual collection efforts in violation of this agreement are unlikely given that investors do not learn the identity of borrower members. LendingClub has contracted with a professional third-party debt collection agent, AR Assist, LLC, to collect delinquent accounts. AR Assist, and its debt-collection affiliate AR Assist Alliance Partners, are required to comply with the FDCPA and all other applicable laws in collecting delinquent accounts of LendingClub borrower members.

Privacy and Data Security Laws

The federal Gramm-Leach-Bliley Act (“GLBA”) limits the disclosure of nonpublic personal information about a consumer to nonaffiliated third parties and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information. A number of states have similarly enacted privacy and data security laws requiring safeguards to protect the privacy and security of consumers’ personally identifiable information and to require notification to affected customers in the event of a breach. LendingClub has a detailed privacy policy, which complies with GLBA and is accessible from every page of our website. LendingClub maintains participants’ personal information securely, and does not sell, rent or share such information with third parties for marketing purposes. In addition, LendingClub takes a number of measures to safeguard the personal information of its members and protect against unauthorized access.

Servicemembers Civil Relief Act

The federal Servicemembers Civil Relief Act (“SCRA”) allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties. The SCRA requires LendingClub to adjust the interest rate of borrowers who qualify for and request relief. If a borrower member with an outstanding member loan is called to active military duty and can show that such military service has materially affected the member’s ability to make payments on the loan, LendingClub will reduce the interest rate on the loan to 6% for the duration of the borrower member’s active duty. During this period, the investors who have purchased Notes dependent on such member loan will not receive the difference between 6% and the loan’s original interest rate. For a borrower member to obtain an interest rate reduction on a member loan due to military service, we require the borrower member to send us a written request and a copy of the borrower member’s mobilization orders. As of May 1, 2009, we have received fewer than 10 such requests. We do not take military service into account in assigning loan grades to borrower member loan requests.

Other Regulations

Electronic Fund Transfer Act and NACHA Rules

The federal Electronic Fund Transfer Act (“EFTA”), and Regulation E, which implements it, provides guidelines and restrictions on the electronic transfer of funds from consumers’ bank accounts. In addition transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). Most transfers of funds in connection with the origination and repayment of the member loans are performed by ACH. LendingClub obtains necessary electronic authorization from members for such transfers in compliance with such rules. Transfers of funds through the platform are executed by Wells Fargo Bank, N.A. and conform to the EFTA, its regulations and NACHA guidelines.

Electronic Signatures in Global and National Commerce Act/Uniform Electronic Transactions Act

The federal Electronic Signatures in Global and National Commerce Act (“ESIGN”) and similar state laws, particularly the Uniform Electronic Transactions Act (“UETA”), authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures. ESIGN and UETA require businesses that want to use electronic records or signatures in consumer transactions to obtain the consumer’s consent to receive information electronically. When a borrower or investor registers on the platform, LendingClub obtains his or her consent to transact business electronically and maintains electronic records in compliance with ESIGN and UETA requirements.

Bank Secrecy Act

In cooperation with WebBank, LendingClub implements the various anti-money laundering and screening requirements of applicable federal law. With respect to new borrower members, LendingClub applies the customer verification program rules and screens names against the list of Specially Designated Nationals maintained by OFAC pursuant to the USA PATRIOT Act amendments to the Bank Secrecy Act (“BSA”) and its implementing regulation. LendingClub also has an anti-money laundering policy and procedures in place to voluntarily comply with the anti-money laundering requirements of the USA PATRIOT Act and the BSA.

New Laws and Regulations

From time to time, various types of federal and state legislation are proposed and new regulations are introduced that could result in additional regulation of, and restrictions on, the business of consumer lending. We cannot predict whether any such legislation or regulations will be adopted or how this would affect our business or our important relationships with third parties such as WebBank. In addition, the interpretation of existing legislation may change or may prove different than anticipated when applied to our novel business model. For example, if we identify any states in which licensing or registration is required, we intend to proceed with licensing or registration in the affected state. If any state asserts jurisdiction over our business in a manner that we did not expect, we will consider whether to challenge the assertion or proceed with licensing or registration in the affected state. Compliance with such requirements could involve additional costs, which could have a material adverse effect on our business. As a consequence of the extensive regulation of commercial lending in the United States, our business is particularly susceptible to being affected by federal and state legislation and regulations that may increase the cost of doing business.

In addition , see “Risk Factors — Financial regulatory reform could result in restrictions, oversight and costs that have an adverse effect on our business” regarding the risks of government financial regulatory reform plans.

Foreign Laws and Regulations

LendingClub does not permit non-U.S. residents to register as members on the platform and does not operate outside the United States. It is, therefore, not subject to foreign laws or regulations.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth information regarding our executive officers, directors and key employees as of May 31, 2009:

Name	Age	Position(s)

Executive Officers and Directors:
Renaud Laplanche	38	Director and Chief Executive Officer
John G. Donovan	44	Chief Operating Officer
Howard Solovei	47	Vice President, Finance and Administration
Jeffrey M. Crowe	52	Director
Daniel T. Ciporin	51	Director
Rebecca Lynn	35	Director
Key Employees:
Soulaiman Htite	36	Vice President, Engineering
Pamela Kramer	48	Chief Marketing Officer

Executive Officers and Directors

Renaud Laplanche

Mr. Laplanche has served as Chief Executive Officer, Founder and Director since January 2007. From September 1999 to June 2005, Mr. Laplanche served as the Founder & CEO of TripleHop Technologies, a VC-backed enterprise software company, whose assets were acquired by Oracle Corporation in June 2005. After the acquisition by Oracle, Mr. Laplanche served as Head of Product Management, Search Technologies, for Oracle Corporation from June 2005 to October 2006. From January 1995 to September 1999 Mr. Laplanche served as an associate at Cleary Gottlieb Steen & Hamilton in their New York and Paris offices. Mr. Laplanche was honored with the HEC “Entrepreneur of the Year” award in 2002 and won the French sailing championship twice, in 1988 and 1990. Mr. Laplanche received a post-graduate DESS-DJCE degree (Tax and Corporate Law) from Université de Montpellier, Montpellier, France and an M.B.A. degree from HEC Business School, Paris, France.

John G. Donovan

Mr. Donovan has served as Chief Operating Officer since January 2007. Mr. Donovan served as a member of our board of directors from August 2007 to March 2009. From January 1988 to February 2005, Mr. Donovan worked for MasterCard Worldwide serving in multiple Vice President positions including Global Marketing (March 1993 to April 1998), Debit Product Development (April 1998 to April 2003) and Credit Product Development (May 2003 to February 2005). From February 2005 to January 2007, Mr. Donovan served as Chief Product Officer and Chief Operating Officer at E4X Inc. He was a Financial Analyst of Corporate Finance at JP Morgan Chase from September 1987 to January 1988. Mr. Donovan received his undergraduate degree in Management and Economics from Long Island University.

Howard Solovei

Mr. Solovei has served as Vice President, Finance and Administration since December 2008. Mr. Solovei brings over 20 years of public and private finance experience, most recently as Chief Financial Officer of Intraop Medical Corporation, a publicly traded medical device manufacturer, from January 2003 to October 2008. Mr. Solovei was responsible for all accounting and finance functions including fundraising, investor relations, Intraop’s transition to a public company in February 2005, SEC reporting, SOX compliance and human resources. Prior to that, Mr. Solovei served as Chief Financial Officer of Phoenix American Inc., where he gained 14 years experience in leasing and equipment finance. At Phoenix, Mr. Solovei was responsible for the management of nearly $1 billion of leased assets, $600 million of bank agreements for the company’s more than 30 partnerships and corporate entities as well as securitized debt offerings of $280 million. Mr. Solovei holds a B.S. degree in Business Administration from the University of California, Berkeley.

Jeffrey M. Crowe

Mr. Crowe has been a member of our board of directors since August 2007. Mr. Crowe was CEO-in-residence with Norwest Venture Partners from January 2002 to December 2003, joined the firm as a Venture Partner in January 2004 and became a General Partner in January 2005. He focuses on seed and mid stage investments in software, internet and consumer arenas. Mr. Crowe also currently serves on the board of deCarta, Evincii, Jigsaw, Nano-Tex, Turn and Tuvox. Mr. Crowe is also actively involved with Cast Iron Systems. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, Inc., a privately held business auction firm. From May 1990 to November 1999, Mr. Crowe served as Chief Executive Officer of Edify Corporation, a publicly traded enterprise software company. Mr. Crowe holds an M.B.A. degree from Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and a B.A. degree in History from Dartmouth College.

Daniel T. Ciporin

Mr. Ciporin has been a member of our board of directors since August 2007. Mr. Ciporin joined Canaan Partners in March 2007 as a Venture Partner specializing in digital media and communications investments. From January 1999 to June 2005 Mr. Ciporin served as Chairman and Chief Executive Officer of Shopping.com, a publicly traded online comparison shopping service. From March 2006 to March 2007, Mr. Ciporin served as Chairman of the Internet Lab, a U.S.-Israeli incubator for early-stage consumer internet startups. From June 1997 to January 1999, Ciporin served as Senior Vice President of MasterCard International, where he managed global debit services. Mr. Ciporin is also a member of the board of directors of Corel Corporation, a computer software company, Primedia Inc., a target media company, and VistaPrint Limited, a graphic design and printed products company. Mr. Ciporin earned his A.B. degree from Princeton University’s Woodrow Wilson School of Public and International Affairs and his M.B.A. degree from Yale University.

Rebecca Lynn

Ms. Lynn has been a member of our board of directors since March 2009. Ms. Lynn joined Morgenthaler Ventures in 2007 and became a Principal of Morgenthaler Ventures in 2008. She focuses on early-stage investments in mobile, health 2.0, internet services and financial services companies. She also serves on the boards of OpinMind and Autonet. Ms. Lynn began her career at Procter and Gamble’s corporate headquarters where she worked in international new product market entry. She spent time in both Cincinnati and Mexico City developing new products for the market and launching a new category in Latin America. She then joined NextCard and spent four years at the company. At NextCard, she led product development efforts and later served as the Vice President of Marketing. After NextCard, from 2003 to 2007, she ran her own consulting business, Marengo Marketing, focusing on online marketing for financial services and affiliate marketing. Ms. Lynn holds a J.D./M.B.A. degree from the Haas School of Business and U.C. Berkeley School of Law at the University of California at Berkeley and a B.S. degree in chemical engineering from the University of Missouri.

Key Employees

Soulaiman Htite

Mr. Htite has served as our Vice President of Technology since February 2007. From September 2001 to February 2007, Mr. Htite served as Senior Development Manager for Oracle Corporation, a world leader in enterprise software systems, where he began in April 1997. Mr. Htite successfully completed various research and development projects for Oracle’s Server Technologies group centered on real-time collaboration, automated diagnosability, multi-tenancy and online services high availability. During his employment with Oracle, Mr. Htite also served as an architecture consultant for several high profile customers. Mr. Htite received both his Bachelors and Masters Degrees in Computer Networking and Software Engineering from the University of Montreal.

Pamela Kramer

Ms. Kramer has served as our Chief Marketing Officer since March 2009. Ms. Kramer previously served as Chief Marketing Officer of MarketTools, Inc. in San Francisco, CA, from September 2005 to March 2009. Ms. Kramer was responsible for all marketing functions, including corporate marketing, public relations, branding, advertising, and online presence. Prior to that, Ms. Kramer served as the Chief Marketing Officer of E*TRADE Financial Corporation where she gained nine years of experience in marketing and product management from September 1995 to June 2004. Ms Kramer holds a B.A .degree in English Literature from the University at Buffalo and an M.A. degree in East Asian Studies from Cornell University.

Board Composition and Election of Directors

Our board of directors currently consists of four members, all of whom were elected as directors pursuant to the terms of a voting rights agreement entered into among certain of our stockholders. The board composition provisions of our voting rights agreement will continue following the date hereof. Holders of the Notes offered through the LendingClub platform have no ability to elect or influence our directors or approve significant LendingClub corporate transactions, such as a merger or other sale of our company or its assets.

There are no family relationships among any of our directors or executive officers.

Director Independence

Because our common stock is not listed on a national securities exchange, we are not required to maintain a board consisting of a majority of independent directors or to maintain an audit committee, nominating committee or compensation committee consisting solely of independent directors. Our board of directors has not analyzed the independence of our directors under any applicable stock exchange listing standards. Holders of the Notes have no ability to elect or influence our directors.

Board Committees

Nominating Committee and Compensation Committee

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act. We are, therefore, not required to have a nominating or compensation committee comprised of independent directors. We currently do not have a standing nominating or compensation committee and accordingly, there are no charters for such committees. We believe that standing committees are not necessary and the directors collectively have the requisite background, experience, and knowledge to fulfill any limited duties and obligations that a nominating committee and a compensation committee may have.

Audit Committee and Audit Committee Financial Expert

We are not a “listed issuer” as defined under Section 10A-3 of the Exchange Act. We are, therefore, not required to have an audit committee comprised of independent directors. We currently do not have an audit committee and accordingly, there is no charter for such committee. The board of directors performs the functions of an audit committee. We believe that our directors collectively have the requisite financial background, experience, and knowledge to fulfill the duties and obligations that an audit committee would have, including overseeing our accounting and financial reporting practices. Therefore, we do not believe that it is necessary at this time to search for a person who would qualify as an audit committee financial expert.

Director Compensation

During the year ended March 31, 2009, none of our directors received any compensation for service as a member of our board of directors. Non-employee directors are reimbursed for reasonable travel and other expenses incurred in connection with attending our board meetings.

Limitations on Officers’ and Directors’ Liability and Indemnification Agreements

As permitted by Delaware and California law, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit or eliminate the personal liability of our directors for breaches of duty to the corporation. Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of directors to the fullest extent under applicable law. Delaware and California law provide that directors of a corporation will not be personally liable for monetary damages for breaches of their fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith, believed to be contrary to the interests of the corporation or its shareholders, involving reckless disregard for the director’s duty, for acts that involve an unexcused pattern of inattention that amounts to an abdication of duty, or that involves intentional misconduct or knowing or culpable violation of law;

•	any unlawful payments related to dividends, unlawful stock repurchases, redemptions, loans, guarantees or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies, including injunctive relief or rescission.

As permitted by Delaware and California law, our amended and restated certificate of incorporation and amended and restated bylaws also provide that:

•	we will indemnify our directors and officers to the fullest extent permitted by law;

•	we may indemnify our other employees and other agents to the same extent that we indemnify our officers and directors; and

•	we will advance expenses to our directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified.

The indemnification provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws are not exclusive.

In addition to the indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such persons for all direct costs of any type or nature, including attorneys’ fees, actually and reasonably incurred by such person in connection with the investigation, defense or appeal of: (1) any proceeding to which such person may be made a party by reason of (i) such person’s service as a director or officer of LendingClub, (ii) any action taken by such person while acting as director, officer, employee or agent of LendingClub, or (iii) such person’s actions while serving at the request of LendingClub as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (2) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, LendingClub is not obligated to provide indemnification: (1) on account of any proceeding with respect to (i) remuneration paid to such person in violation of law, (ii) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of LendingClub against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder, (iii) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination), or (iv) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (2) for any proceedings or claims initiated or brought by such person not by way of defense; (3) for any amounts paid in settlement without LendingClub’s written consent; or (4) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

In addition, we maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

EXECUTIVE COMPENSATION

See “Item 11. Executive Compensation” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, pages 65 to 69, which is incorporated by reference in this prospectus.

TRANSACTIONS WITH RELATED PERSONS

Since our inception, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates and immediate family members of our directors, executive officers and 5% stockholders. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

LendingClub Platform Participation

Our Chief Executive Officer, Renaud Laplanche, purchased $435,650 in member loans through the LendingClub platform during the period in which we allowed members to purchase assignments of member loans directly. Under our new structure, Mr. Laplanche has purchased $281,125 in Notes to provide full funding for the related member loan listings and improve the platform experience for our borrower members. In respect of these Notes, as of June 10, 2009 Mr. Laplanche had received principal payments of $12,982.48 and interest payments of $3,362.95. These Notes had an average nominal interest rate of 12.80%. Mr. Laplanche’s purchases were made on terms and conditions that were not more favorable than those obtained by other members.

To test the operation of the platform, our Chief Executive Officer and Chief Operations Officer both received member loans during the beta testing phase of our platform. Such member loans were on the same terms as the terms generally available to other borrower members, and these member loans have already been repaid. No director or officer of LendingClub has received a member loan since this time. Our corporate policies now prohibit directors and executive officers from receiving member loans through our platform.

Financing Arrangements with Directors or Executive Officers

Beginning in October 2006 through various dates during the year ended March 31, 2008, the Company received advances from Mr. Laplanche that provided a total of $240,712 in working capital at no interest. The Company borrowed the money in a series of draws, and the amount received from Mr. Laplanche was $35,774 as of March 31, 2007, and all subsequent advances were repaid as of March 31, 2008. Similarly, in February 2009 Mr. Laplanche advanced a total of $195,000 to the Company for working capital purposes at no interest. The balance was fully repaid in March 2009.

In the year ended March 31, 2009, we issued a series of promissory notes to accredited investors that are repayable over three years and bear interest at the rate of 12% per annum. One of our directors, Daniel T. Ciporin, purchased promissory notes in the aggregate amount of $250,000. In consideration of his purchase of those promissory notes, Mr. Ciporin also received warrants to purchase 28,168 shares of our convertible preferred stock.

Financing Arrangements with Significant Stockholders

In August 2007, we issued and sold to investors an aggregate of 9,637,401 shares of Series A convertible preferred stock at a purchase price of $1.065 per share, for aggregate consideration of $10,263,831. On September 29, 2008, we issued and sold 3,802,815 additional shares of Series A convertible preferred stock at a purchase price of $1.065 per share, for aggregate cash consideration of $4,050,000. In December 2008, we issued an additional 1,309,857 shares of Series A convertible preferred stock for aggregate cash consideration of $1,395,000.

In January 2008, we issued subordinated convertible promissory notes to Norwest Venture Partners X, LP (“Norwest”) and Canaan VII L.P. (“Canaan”), with principal sums of $500,000 each, under the terms of a note and warrant purchase agreement. The convertible notes were subordinate to our capital loan facility and our credit facility and bore interest at a rate of 8% per annum. Principal and interest were due in full on the maturity date of January 24, 2010, unless an equity financing with total proceeds of at least $3 million occurred prior to such date. If such an equity financing occurred, the principal balance and accrued interest of the notes would automatically convert into equity securities at the same price and under the same terms as those offered to the other equity investors. In connection with our issuance of additional shares of Series A convertible preferred stock on September 29, 2008, we issued 990,212 shares of Series A convertible preferred stock in connection with the conversion of these convertible notes, which had an outstanding principal balance of $1,000,000 and accrued interest of $54,575.

In connection with the convertible note issuances, we also issued warrants to purchase a number of shares of our convertible preferred stock. We issued a warrant to purchase 117,371 shares of our convertible preferred stock to each of Norwest and Canaan, each with an exercise price of $1.065 per share. The warrants will terminate in January 2015.

The warrants contain a net exercise provision under which its holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of our common stock at the time of exercise of the warrant after deduction of the aggregate exercise price. The warrants also provide for the same registration rights that holders of our Series A convertible preferred stock are entitled to receive pursuant to our amended and restated investor rights agreement, as amended. The warrants contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations.

In March 2009, we issued 16,036,346 shares of Series B convertible preferred stock for aggregate cash consideration of $11,999,998.

The participants in these convertible preferred stock financings included the following holders of more than 5% of our voting securities or entities affiliated with them. The following table presents the number of shares issued to these related parties in these financings:

	Series A	Series B
Participants	Preferred Stock	Preferred Stock

Norwest Venture Partners X, LP	6,955,200	3,091,663
Canaan VII L.P.	6,850,872	3,046,057	(1)
Morgenthaler Venture Partners IX, L.P.	—	9,354,536

(1)	Includes 45,691 shares of Series B convertible preferred stock purchased by Daniel T. Ciporin. Mr. Ciporin is a Venture Partner with Canaan Partners, which is affiliated with Canaan VII L.P.

In connection with our Series B convertible preferred stock financing, we entered into amended and restated investor rights, voting, and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock.

Under the voting rights agreement, the investors in our convertible preferred stock, including Norwest, Canaan and Morgenthaler Venture Partners IX, L.P. (“Morgenthaler”) have each agreed, subject to maintaining certain ownership levels, to exercise their voting rights so as to elect one designee of Norwest, one designee of Canaan and one designee of Morgenthaler to our board of directors, as well as our chief executive officer. Under the terms of the investor rights agreement, the holders of at least 55% of the shares issuable upon conversion of our Series A and Series B convertible preferred stock have the right to demand that we file up to two registration statements so long as the aggregate amount of securities to be sold under a registration statement is at least $10 million. These registration rights are subject to specified conditions and limitations. In addition, if we are eligible to file a registration statement on Form S-3, holders of the shares having registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate amount of securities to be sold under the registration statement on Form S-3 is at least $1,000,000, subject to specified exceptions and conditions and limitations. The investor rights agreement also provides that if we register any our shares for public sale, stockholders with registration rights will have the right to include their shares in the registration statement, subject to specified conditions and limitations

Indemnification Agreements

Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see “About LendingClub — Management — Limitations on Officers’ and Directors’ Liability and Indemnification Agreements.”

PRINCIPAL SECURITYHOLDERS

See “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, pages 69 to 71, which is incorporated by reference in this prospectus.

LEGAL MATTERS

The validity of the Notes we are offering has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The financial statements as of March 31, 2009 and 2008, and for the years ended March 31, 2009 and 2008 incorporated in this prospectus have been so included in reliance on the report of Armanino McKenna LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND
FINANCIAL STATEMENTS

See the following information included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009, pages F-1 to F-27, which is incorporated by reference in this prospectus:

•	Report of Independent Registered Public Accounting Firm;

•	Balance Sheets as of March 31, 2009 and 2008, and the related Statements of Operations, Preferred Stock and Stockholders’ Deficit and Cash Flows for each of the two years in the period ended March 31, 2009; and

•	Notes to Financial Statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table indicates the expenses to be incurred in connection with the offering described in this Registration Statement, all of which will be paid by LendingClub Corporation. All amounts are estimated except the Securities and Exchange Commission registration fee.

Amount

Securities and Exchange Commission registration fee	$23,580
Accountants’ fees and expenses	$477,334
Legal fees and expenses	$2,327,650
Blue Sky fees and expenses	$607,290
Miscellaneous	$100,000

Total Expenses	$3,535,854

Item 14.	Indemnification of Directors and Officers

Our amended and restated certificate of incorporation provides that the liability of the directors of LendingClub for monetary damages shall be eliminated to the fullest extent under applicable law.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 204 of the California General Corporation Law, to the extent it is applicable to LendingClub, permits a corporation to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, except that a provision may not eliminate or limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) for contracts or transactions between the director and the corporation or (vii) for approving a distribution, loan or guaranty in violation of California corporate law.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 317 of the California General Corporations Law likewise generally authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain similar exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation.

Our amended and restated certificate of incorporation provides that we are authorized to provide indemnification of directors, officers, employees or other agents of LendingClub, or persons who are or were serving at the request of LendingClub as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, for breach of duty to LendingClub and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject, at any time LendingClub is subject to the California General Corporation Law, to the limits on such excess indemnification set forth in Section 204 of the California General Corporation Law described above.

Our amended and restated bylaws provide that (i) LendingClub is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, (ii) LendingClub may, in its discretion, indemnify other employees or agents to the extent permitted by applicable law, (iii) LendingClub is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding, and may advance expenses to any employee or agent; provided, however, that such advancement of expenses shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person was not entitled to be indemnified, (iv) the rights conferred in LendingClub’s bylaws are not exclusive and (v) LendingClub may not retroactively amend the bylaws provisions relating to indemnity.

We have entered into indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such persons for all direct costs of any type or nature, including attorneys’ fees, actually and reasonably incurred by such person in connection with the investigation, defense or appeal of: (1) any proceeding to which such person may be made a party by reason of (i) such person’s service as a director or officer of LendingClub, (ii) any action taken by such person while acting as director, officer, employee or agent of LendingClub, or (iii) such person’s actions while serving at the request of LendingClub as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and in any such case described above, whether or not serving in any such capacity at the time any liability or expense is or was incurred; or (2) establishing or enforcing a right to indemnification under the agreement.

Under these agreements, LendingClub is not obligated to provide indemnification: (1) on account of any proceeding with respect to (i) remuneration paid to such person in violation of law, (ii) an accounting, disgorgement or repayment of profits made from the purchase or sale by such person of securities of LendingClub against such person pursuant to the provisions of Section 16(b) of the Exchange Act, or other provisions of any federal, state or local statute or rules and regulations thereunder, (iii) conduct that was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination), or (iv) conduct that constitutes a breach of such person’s duty of loyalty or resulting in any personal profit or advantage to which such person is not legally entitled; (2) for any proceedings or claims initiated or brought by such person not by way of defense; (3) for any amounts paid in settlement without LendingClub’s written consent; or (4) if such indemnification would be in violation of any undertaking appearing in and required by the rules and regulations promulgated under the Securities Act, or in any registration statement filed with the SEC.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities

Set forth below is information regarding shares of common and preferred stock issued, warrants exercisable for common and preferred stock issued, convertible notes issued and options granted by us since our inception. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	Issuances of Capital Stock, Warrants and Promissory Notes

On October 2, 2006, we issued and sold 335 shares of our common stock to our founder for a purchase price of $3.35 and in consideration of services rendered. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

Between October 15, 2006 and July 2, 2007, we issued and sold an aggregate of 231 shares of our common stock to 16 accredited investors for an aggregate purchase price of $2,209,268. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

Between May 30, 2007 and August 2, 2007, we issued warrants to purchase an aggregate of 25 shares of common stock to a corporate investor in consideration of the purchase of common stock and two non-employee individuals in consideration for services rendered, each at an exercise price of $0.01 per share. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

On August 20, 2007, we implemented a 13,000-for-1 stock split, which resulted in the Company having 7,358,000 shares of common stock issued and outstanding on such date. This stock split did not involve the offer or sale of a security.

Between August 21, 2007 and October 4, 2007, we issued and sold an aggregate of 9,637,401 shares of our convertible Series A preferred stock to six accredited investors for an aggregate purchase price of $10,263,831, and in connection with these issuances we issued an additional 832,000 shares of our common stock to our existing stockholders for no additional consideration. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

Between December 10, 2007 and March 6, 2008, we issued warrants to purchase an aggregate of 646,009 shares of Series A preferred stock to three existing stockholders and our lenders at an exercise price of $1.065 per share. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

On January 24, 2008, we issued convertible notes to two existing accredited investor stockholders for an aggregate purchase price of $1,000,000. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

Between April 25, 2008 and August 31, 2008, we issued and sold secured promissory notes and warrants to purchase an aggregate of 463,176 shares of our Series A convertible preferred stock to 20 accredited investors, including four existing securityholders, for an aggregate purchase price of $4,407,964. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

On September 29, 2008, we issued and sold 3,802,815 shares of our Series A convertible preferred stock to three accredited investors, including two existing securityholders, for aggregate cash consideration of $4,050,000, and the Company issued 990,212 shares of Series A convertible preferred stock to these two existing securityholders in connection with the conversion of $1,000,000 of convertible notes. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

On October 7, 2008, we issued warrants to purchase an aggregate of 37,558 shares of Series A convertible preferred stock to an existing lender at an exercise price of $1.065 per share. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

Between October 16, 2008 and November 12, 2008, we issued warrants to purchase 39,436 shares of Series A convertible preferred stock to an existing lender at an exercise price of $1.065 per share. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

Between October 22, 2008 and November 19, 2008, we issued and sold 276,995 shares of our Series A convertible preferred stock to four accredited investors, including one existing securityholder, for aggregate cash consideration of $295,000. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

Between October 27, 2008 and December 19,2008, the Company issued an additional 1,309,857 shares of Series A convertible preferred stock to six accredited investors, including two existing securityholders, for aggregate cash consideration of $1,395,000. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

In December 2008, the Company issued warrants to purchase 28,170 shares of Series A convertible preferred stock to an existing lender at an exercise price of $1.065 per share. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

In March 2009, the Company issued 16,036,346 shares of Series B convertible preferred stock to seven accredited investors, including five existing securityholders, for aggregate cash consideration of $11,999,998. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to sales by an issuer not involving any public offering.

On May 18, 2009, the Company issued warrants to purchase an aggregate of 374,180 shares of Series B convertible preferred stock to two existing lenders at an exercise price of $0.7483 per share. These securities were sold in reliance on the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act relative to sales by an issuer not involving any public offering.

No underwriters were involved in the foregoing sales of securities.

(b)	Stock Options and Restricted Stock

From January 22, 2007 through June 6, 2009, we have granted stock options to purchase an aggregate of 4,058,278 shares of our common stock (748,002 of which have either expired or been cancelled, and 42,060 of which have been exercised) with exercise prices ranging from $0.23 to $0.27 per share, as adjusted, to employees and consultants pursuant to our 2007 plan or other written compensatory plans or arrangements. From January 22, 2007 through June 6, 2009, an aggregate of 42,060 shares have been issued upon the exercise of stock options for an aggregate consideration of $11,356. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

The grants of stock options and the shares of common stock issuable upon the exercise of the options as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees and consultants, in reliance on the exemption provided by Section 3(b) of the Securities Act and Rule 701 promulgated thereunder.

Item 16.	Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Post-Effective Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, California, on the 23rd day of July 2009.

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche
Renaud Laplanche
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Rebecca Lynn, whose signature appears below, constitutes and appoints Renaud Laplanche and Howard Solovei, and each of them, her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for her and in her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Rebecca Lynn Rebecca Lynn	Director	July 23, 2009

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Renaud Laplanche Renaud Laplanche	Chief Executive Officer and Director (Principal Executive Officer)	July 23, 2009

/s/ Howard Solovei Howard Solovei	Vice President, Finance and Administration (Principal Financial Officer and Principal Accounting Officer)	July 23, 2009

* Jeffrey M. Crowe	Director	July 23, 2009

* Daniel Ciporin	Director	July 23, 2009

/s/ Rebecca Lynn Rebecca Lynn	Director	July 23, 2009

*By: /s/ Renaud Laplanche Renaud Laplanche Attorney-in-Fact

Exhibit Index

Exhibit
Number	Description

3.1	Amended and Restated Certificate of Incorporation of LendingClub Corporation, as amended
3.2	Amended and Restated Bylaws of LendingClub Corporation (incorporated by reference to Exhibit 3.2 of the Company’s Form 10-K, filed June 17, 2009)
4.1	Form of Member Payment Dependent Note (included as Exhibit A in Exhibit 4.2)
4.2	Form of Indenture between LendingClub Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 of the Company’s Form S-1/A, filed October 9, 2008)
4.3	First Supplemental Indenture, dated July 10, 2009, between LendingClub Corporation and Wells Fargo Bank, National Association
4.4	Form of Investor Agreement
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP (incorporated by reference to Exhibit 5.1 of the Company’s Form S-1/A, filed October 9, 2008)
8.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP (incorporated by reference to Exhibit 8.1 of the Company’s Form S-1/A, filed October 9, 2008)
10.1	Form of Loan Agreement
10.2	Form of Borrower Membership Agreement
10.3	Amended and Restated Loan and Security Agreement, dated as of October 7, 2008, between LendingClub Corporation and Silicon Valley Bank (incorporated by reference to Exhibit 10.3 of the Company’s Form S-1/A, filed October 9, 2008)
10.4	Second Amendment to Amended and Restated Loan and Security Agreement, dated May 18, 2009, by and among LendingClub Corporation and Silicon Valley Bank (incorporated by reference to Exhibit 10.4 of the Company’s Form 8-K, filed May 22, 2009)
10.5	Loan and Security Agreement, dated as of February 19, 2008, between LendingClub Corporation, the Gold Hill Lenders referenced on Exhibit A attached thereto, Gold Hill Venture Lending 03, LP, and Silicon Valley Bank, as amended on September 26, 2008 and October 7, 2008 (incorporated by reference to Exhibit 10.4 of the Company’s Form S-1/A, filed October 9, 2008)
10.6	Fourth Amendment to Loan and Security Agreement, dated May 18, 2009, by and among, LendingClub Corporation, Gold Hill Venture Lending 03, LP, and Silicon Valley Bank (incorporated by reference to Exhibit 10.5 of the Company’s Form 8-K, filed May 22, 2009)
10.7	LendingClub Corporation 2007 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.5 of the Company’s Form S-1, filed June 20, 2008)
10.8	Amendment No. 3 to LendingClub Corporation 2007 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 of the Company’s Form 10-K, filed June 17, 2009)
10.9	Form of Secured Promissory Note (incorporated by reference to Exhibit 10.6 of the Company’s Form S-1, filed June 20, 2008)
10.10	Form of Warrant (incorporated by reference to Exhibit 10.7 of the Company’s Form S-1, filed June 20, 2008)
10.11	Loan Account Program Agreement, dated as of December 10, 2007, by and between LendingClub Corporation and WebBank (incorporated by reference to Exhibit 10.11 of the Company’s Form 10-K, filed June 17, 2009)
10.12	Loan Sale Agreement, dated as of December 10, 2007, by and between LendingClub Corporation and WebBank (incorporated by reference to Exhibit 10.12 of the Company’s Form 10-K, filed June 17, 2009)
10.13	First Amendment to Loan Account Program Agreement, dated as of April 30, 2008, by and between LendingClub Corporation and WebBank (incorporated by reference to Exhibit 10.13 of the Company’s Form 10-K, filed June 17, 2009)
10.14	Second Amendment to Loan Account Program Agreement and First Amendment to Loan Sale Agreement, dated as of October 8, 2008, by and between LendingClub Corporation and WebBank (incorporated by reference to Exhibit 10.14 of the Company’s Form 10-K, filed June 17, 2009)
10.15	Hosting Services Agreement, dated as of October 6, 2008, between LendingClub Corporation and FOLIOfn Investments, Inc. (incorporated by reference to Exhibit 10.15 of the Company’s Form 10-K, filed June 17, 2009)

Exhibit
Number	Description

10.16	Services Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc. (incorporated by reference to Exhibit 10.16 of the Company’s Form 10-K, filed June 17, 2009)
10.17	License Agreement, dated as of October 6, 2008, by and between LendingClub Corporation and FOLIOfn Investments, Inc. (incorporated by reference to Exhibit 10.17 of the Company’s Form 10-K, filed June 17, 2009)
10.18	Series A Preferred Stock Purchase Agreement, dated as of August 21, 2007, by and among LendingClub Corporation, and each of those persons whose names are set forth on the Schedule of Purchasers attached thereto as Exhibit A (incorporated by reference to Exhibit 10.18 of the Company’s Form 10-K, filed June 17, 2009)
10.19	Series B Preferred Stock Purchase Agreement, dated as of March 13, 2009, by and among LendingClub Corporation, and each of those persons whose names are set forth on the Schedule of Purchasers attached thereto as Exhibit A (incorporated by reference to Exhibit 10.19 of the Company’s Form 10-K, filed June 17, 2009)
10.20	Amended and Restated Investor Rights Agreement, dated as of March 13, 2009, by and among LendingClub Corporation and the investors listed on Exhibit A thereto (incorporated by reference to Exhibit 10.20 of the Company’s Form 10-K, filed June 17, 2009)
10.21	Amended and Restated Voting Agreement, dated as of March 13, 2009, by and among LendingClub Corporation, those certain holders of the Company’s Common Stock listed on Exhibit A thereto, the persons and entities listed on Exhibit B thereto, and the persons and entities listed on Exhibit C thereto (incorporated by reference to Exhibit 10.21 of the Company’s Form 10-K, filed June 17, 2009)
10.22	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of March 13, 2009, by and among LendingClub Corporation, each of the persons and entities listed on Exhibit A thereto, and each of the persons listed on Exhibit B thereto (incorporated by reference to Exhibit 10.22 of the Company’s Form 10-K, filed June 17, 2009)
10.23	Loan and Security Agreement, dated as of May 18, 2009, by and among LendingClub Corporation, the Gold Hill Lenders referenced on Exhibit A attached thereto, and Silicon Valley Bank (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K, filed May 22, 2009)
10.24	Warrant to Purchase Stock, dated May 18, 2009, issued to Silicon Valley Bank (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K, filed May 22, 2009)
10.25	Warrant to Purchase Stock, dated May 18, 2009, issued to Gold Hill Venture Lending 03, LP (incorporated by reference to Exhibit 10.3 of the Company’s Form 8-K, filed May 22, 2009)
23.1	Consent of Armanino McKenna LLP
23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)